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                                                                   EXHIBIT 10.18
                       WEB SERVICES AND TRAVEL AGREEMENT

     This Agreement is made and entered into as of September 10, 1999 (the "Effective Date") by and between American Express Travel Related Services Company, Inc., a New York corporation with offices at American Express Tower, World Financial Center, 200 Vesey Street, New York, New York 10285 ("AXP") and GetThere.Com, Inc., a California corporation, with offices at 445 Sherman Avenue, Palo Alto, CA 94306 ("GT").

     THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE I
                                   ---------
                                  DEFINITIONS.
                                  ------------

     1.1 "Acceptance" shall have the meaning ascribed to it in Section 4.6 hereof.

     1.2 "Affiliate" means a business entity controlling, controlled by or under common control with a specified party to the Agreement. With regard to AXP only, "Affiliate" also includes travel-related joint ventures, franchisees and representative offices.

     1.3 "AXP Web Site(s)" shall mean the web sites to be used by AXP to provide branded and non-branded consumer online travel services accessible by the public through the public and private internet with restricted and unrestricted log-in. The AXP Web Site(s) include AXP Content hosted by AXP or other 3rd parties at AXP's discretion and the Consumer Site and all relevant links.

     1.4 "AXP Content" shall mean the proprietary text, pictures, graphics, artwork and other content delivered by AXP to GT for incorporation exclusively and solely in the Site(s).

     1.5 "All Work Orders" shall mean General Work Orders, AXP Unique Features Work Order and the AXP Restricted Features Work Order.

     1.6 "Domains" shall mean the "itn.net" and "itn.com" domain names (and extensions of itn.net that are currently associated with Current GT Consumer Site as of the Effective Date) and the associated InterNic registrations associated with GT's consumer web sites.

     1.7 "Corporate Sites" means both the Middle Market Sites and the Large Market Sites, bearing trade names and domain names determined by AXP in its sole discretion.

     1.8 "Consumer Site(s)" means a set of web pages designed in accordance with Section 2.2 and the Consumer/Small Business Site Specifications and hosted by GT pursuant to this Agreement through which an individual may access a private labeled version or non-AXP branded version of the Reservation System with Consumer Phase I, Phase II and Phase III Functionality via screens displaying the AXP Content and operated on behalf of AXP.

     1.9 "Small Business Site" means a set of web pages designed in accordance with Section 2.2 and the Consumer/Small Business Specifications and hosted by GT pursuant to this Agreement through which a Customer may access a private labeled version or non-AXP branded


[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATEMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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version of the Reservation System with Consumer Phase I, Phase II and Phase III
Functionality via screens displaying the AXP Content and Customer Content and operated on behalf of the small business.

     1.10 "Middle Market Sites" shall mean a set of web pages designed in accordance with the Corporate Phase I and Corporate Phase II Specifications and hosted by GT pursuant to this Agreement through which an individual may access a Customer private labeled version of the Reservation System with Corporate Phase I and Corporate Phase II Functionality via screens displaying the AXP Content, the Customer Content and operated on behalf of the Customer.

     1.11 "Large Market Sites" shall mean a set of web pages designed in accordance with the Corporate Phase I and Corporate Phase II Specifications and hosted by GT pursuant to this Agreement through which an individual may access a Customer private labeled version of the Reservation System with Corporate Phase I and Corporate Phase II Functionality via screens displaying the AXP Content, the Customer Content and operated on behalf of the Customer.

     1.12 "Consumer/Small Business Site Specifications" shall mean the specifications/template set forth in Exhibit "A".

     1.13 "Corporate Site Specifications" shall mean the specifications/template set forth in Exhibit "B".

     1.14 "International Market Sites" shall mean Corporate Sites and Consumer Sites which have been localized for operation on behalf of Customers located in jurisdictions outside of United States, including localization for currency, language, and applicable laws and twenty four hour customer support (at the same level as customer support in the United States) for such jurisdictions, and otherwise designed and operational in accordance with the terms hereof.

     1.15 "Current GT Consumer Site" means that website presently operated by GT at the Domain targeted at consumers which provides consumers access to the Reservation System.

     1.16 "Net Transactions" shall mean the total number of online PNR bookings minus total number of online PNR cancellations minus un-ticketed PNRs minus total number of off-line PNR cancellations minus total number of off-line ticket refunds. Net pricing per transaction is inclusive of charges for all changes/additions made to a PNR, subsequent to initial booking. Each passenger traveling will be considered a PNR.

     1.17 "Reservation System" shall mean GT's proprietary online booking engine that provides access to real time computer reservation systems ("CRS") in order to make air, car and hotel travel reservations via the world wide web and intranets or other private networks including all Upgrades, to the extent such Upgrades are acceptable and implemented by AXP. During the Term, Reservation System shall not include online booking engines that provide reservations for cruises, tours, membership miles redemption and packaged sales (a combination of more than one of the following: air, car and hotel reservations) even though such engines may permit booking of air, car or hotel reservations.

     1.18  "AXP Restricted Features" shall have the meaning ascribed to it in
Section 3.7 hereof.

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     1.19  "AXP Unique Features" shall have the meaning ascribed to it in
Section 3.4 hereof.

     1.20 "Force Majeure" shall mean causes that are beyond the reasonable control of the party claiming Force Majeure and that could not have been avoided or prevented by reasonable foresight, planning or implementation of the party claiming Force Majeure. Such causes shall include but not be limited to acts of God, war (declared or undeclared), insurrections, hostilities, strikes or lockouts (other than strikes by or lockouts of such party's employees, which strikes or lockouts shall be deemed not to be Force Majeure events), riots, fire, storm and interference or hindrance by any governmental authority. The failure of GT and/or any of its vendors or suppliers to achieve Year 2000 Compliance and (with respect to International Market Sites only) Euro Compliance as specified in Section 14.4 of this Agreement shall not be considered to be a Force Majeure event.

     1.21 "GT Features" means all current and future technology, tools, content and applications, including those developed or acquired by GT during the Term and pursuant to this Agreement, and further including all thereto to the Corporate Site. The term "GT Features" specifically excludes any and all GT Restricted Features.

     1.22 "GT Marks" means any trademark, trade name, service mark or logo of GT relating to any aspect of the Reservation System associated therewith.

     1.23 "GT Restricted Features" means any updates, upgrades, additions and revisions to GT Features developed by GT for third parties on a "work for hire" or an exclusive basis such that GT is contractually restricted from providing the same to AXP, so long as AXP is not the only customer excluded.

     1.24 "Hosting Services" mean the services described in Exhibit "E" and all collateral tasks associated with such services and as otherwise identified in the Agreement as being part of the Hosting Services.

     1.25 "Intellectual Property Rights" means, with respect to any data, device, or other asset of any kind, all copyright, patent, trade secret, moral, authorship and other proprietary rights relating to any such data, device, object code, source code or other asset including, without limitation, all rights necessary for the worldwide development, manufacture, modification, enhancement, sale, licensing, use, reproduction, publishing and display of such data, device, object code, source code or other asset.

     1.26 "Licensed New Features" means any new technology, tools, content and applications licensed by GT from a third party with the right to provide such Licensed New Feature through the Reservation System, or to GT's alliance partners such as AXP, or as an AXP Restricted Feature, together with all Updates thereto.

     1.27 "Service Location" means the location owned, leased, or under the control of GT, as identified in Exhibit "E" hereto, from which GT will provide the Hosting Services.

     1.28 "Work Order Specifications" means the description of the services to be performed and the version of the Reservation System to be developed and/or implemented by GT

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pursuant to any Work Order under the Agreement, including the requirements for the Site(s) as specified in an Implementation Schedule and the Features associated therewith.

     1.29 "International Phase I Functionality" means the functionality on Exhibit "J".

     1.30 "AXP User Information" means data regarding the user and/or their personal information and regarding their use or interaction with the Sites either received, used or stored by GT through the operation or customization of the Sites or provided to GT by AXP pertaining to each separate AXP user of the Sites and all GT Customer Data and the Customer itself.

     1.31 "Customer" means a third party that AXP contracts with to provide a Corporate Site or Consumer Site for such third party's use or, in the case of Consumer Sites, for use by its customers.

     1.32 "Customer Content" means that pictorial, editorial or graphic content provided by Customers to AXP or GT for the purpose of inclusion in the Corporate or Consumer Sites.

     1.33 "Consumer/Small Business Phase I Functionality" means the functionality on Exhibit "F".

     1.34 "Consumer/Small Business Phase II Functionality" means the functionality on Exhibit "G".

     1.35 "Consumer/Small Business Phase III Functionality" means the functionality on Exhibit "G".

     1.36 "Corporate Phase I Functionality" means the functionality on Exhibit "H".

     1.37 "Corporate Phase II Functionality" means the functionality on Exhibit "I".

     1.38  "Minimum Revenue" means the amounts specified on Exhibit "C".

     1.39 "GT Customer Data" means all user data under the control of GT prior to the Release Date pertaining to all registered consumers of the Current GT Consumer Site.

     1.40 "Release Date" means 12:01am on January 27, 2000 or the actual date on which the Current GT Consumer Site begins operation on behalf of AXP, whichever is later.

     1.41 "Sites" shall mean the Consumer Sites, Small Business Sites, Middle Market Sites, International Sites and Corporate Sites.

     1.42 "Initial Functionality" shall mean the functionality of the Reservation System delivered hereunder as described in the attached Exhibit "K".

     1.43 "Market Country" means a country in which GT has a Reservation System for an International Market Site. Notwithstanding the foregoing, France, Germany, Norway, Denmark, Belgium, Netherlands and Luxembourg will not be a "Market Country" until the Reservation System also has rail functionality and in the case of Sweden, rail and ferry functionality.

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     1.44  "Percentage" shall mean 30% for Year One, 37.5% for Year Two and 45%
for Year Three of the accessible Global 950. The Global 950 is defined as the 600 U.S. companies with the highest revenues as listed annually by Fortune Magazine plus the list of 320 global companies listed in Exhibit "M" (collectively, the "Global 950"). The "accessible Global 950" means the Global 950 less GT installed customers, less AXP installed online customers, less prospects in the GT Pipeline, less prospects in the AXP online travel customer Pipeline For the purposes of this Agreement, Pipeline shall mean the prospects who are 50% likely to close within 6 months, as defined in Exhibit "L".

     1.45 "Year" shall mean a twelve-month period measured from the Release Date (in the case of the Consumer Site) and acceptance of Phase I development by AXP (in the case of the Corporate and International Sites) pursuant to Section 4.6.

     1.46 "Middle Market" shall mean potential customers with annual air sales volume from $500,000 to $10 million for US Customers and annual air sales volume from $100,000 to $1 million for Customers outside of the US.

     1.47 "Large Market" shall mean potential customers with annual air sales volume in excess of $10 million for US Customers and annual air sales volume in excess of $1 million for Customers outside of the US.

     1.48 "GT Content" shall mean the content provided by GT or displayed pursuant to a license agreement with GT.

     1.49 "Upgrade" shall mean any modifications, enhancements, revisions, corrections or updates to the Reservation System that GT makes generally commercially available to its customers (whether or not on maintenance) with no additional fee.

     1.50 "New Product" shall mean any modifications, enhancements or revisions to the Reservation System that are sold by GT at a fee.

     1.51 "Implementation Schedule" shall mean a template in the form specified in Exhibit "N".

                                  ARTICLE II
                                  ----------
                                  DEVELOPMENT
                                  -----------

     2.1 Corporate Phase I. Within forty-five (45) days of the Effective Date, the Project Coordinators will jointly develop a detailed engineering specifications for the tasks involved in the integration and development of the Corporate Phase I Functionality ("Corporate Phase I Specifications"). Once completed, and in any event after such 45 day period, the Corporate Phase I Specifications shall remain unchanged. Unchanged implies that there will be no significant changes in the functionality. If the development for the Corporate Phase I Functionality is not completed within 90 days after the date the Corporate Phase I Specifications have been completed and agreed to by the parties (subject to extensions as provided in Section 2.6), then the penalties in Section 2.6 will apply.

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     2.2  Consumer/Small Business Phase I.  Within forty-five (45) days of the
Effective Date, the Project Coordinators will jointly develop a detailed engineering specifications for the tasks involved in the integration and development of the Consumer/Small Business Phase I Functionality ("Consumer/Small Business Phase I Specifications"). Once completed, and in any event after such forty-five (45) day period, the Consumer/Small Business Phase I Specifications shall remain unchanged. Unchanged implies that there will be no significant changes in the functionality. If the development for the Consumer/Small Business Phase I Functionality is not completed by January 27, 2000 provided the Consumer/Small Business Phase I Specifications have been completed and agreed to by the parties (subject to extensions as provided in Section 2.6) by such forty (45) day period, then AXP can terminate the Consumer/Small Business part of this Agreement and/or withhold transaction fees until such Consumer/Small Business Phase I Functionality has been Accepted at which point all transaction fees must be paid in full.

     2.3  Consumer/Small Business Phase II and Consumer/Small Business Phase
III. GT will notify AXP forty-five (45) days prior to the date by which complete engineering specifications are required in order to complete the tasks involved in the integration and development of the Consumer/Small Business Phase II Functionality ("Consumer/Small Business Phase II Specifications") and Consumer/Small Business Phase III Functionality ("Consumer/Small Business Phase III Specifications") as outlined in Exhibit "F". Once completed, and in any event after such forty-five (45) day period, the Consumer/Small Business Phase II Specifications or Consumer/Small Business Phase III Specifications will remain unchanged. Unchanged implies that there will be no significant changes in the functionality. Both parties will jointly develop the detailed engineering specifications together in good faith. GT will use diligent efforts to develop Consumer/Small Business Phase II Functionality and Consumer/Small Business Phase III Functionality. AXP will use diligent efforts to perform the Acceptance Tests as outlined in Section 4.6.

     2.4  Phase II

          (a)  Corporate Phase II.  Within 120 days of the Effective Date, the
               ------------------
     Project Coordinators will jointly coordinate the development of a task list and a detailed engineering specifications for the tasks involved in the integration and development of the Corporate Phase II Functionality ("Corporate Phase II Specifications") Once completed, and in any event after such 120 day period the detailed engineering specifications for such Corporate Phase II Specifications shall remain unchanged. Unchanged implies that there will be no significant changes in the Corporate Phase II Functionality. If the development for the Corporate Phase II Functionality is not completed and ready for AXP to commence its Acceptance Testing within ten (10) months from the Effective Date (subject to extensions as provided in Section 2.6), then the penalties in Section 2.6 will apply provided that Corporate Phase II Specifications have been completed and agreed to by the parties within such 120 day period.

          (b)  International Phase II.  Upon Acceptance of Corporate Phase II
               ----------------------
     Functionality, it shall be made available to the International Market Sites as International Phase II Functionality within six (6) months after the Acceptance of Corporate Phase II Functionality assuming this does not require any significant additional development for localization beyond local language support.

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          (c)  Subsequent Developments.  Additional functionality implemented
               -----------------------
     in the Corporate Site pursuant to this Agreement shall be made available to the International Market Sites within six (6) months after the acceptance of such new functionality assuming this does not require any significant additional development for localization beyond local language support.

     2.5 International Phase I. Within forty-five (45) days of the Effective Date, the project coordinators will jointly develop a detailed engineering specifications for the International Phase I Functionality ("International Phase I Specifications") as outlined in Exhibit "J". Once completed, and in any event after such forty-five (45) day period, the International Phase I Specifications will remain unchanged. Unchanged implies that there will be no significant changes in the International Phase I Functionality. If the development of the International Phase I Functionality is not delivered by GT and accepted by AXP for at least two (2) Market Countries from among Germany, United Kingdom, Sweden, France and Australia, in accordance with Section 4.6, by June 30, 2000, and then two (2) more Market Countries from among Germany, United Kingdom, Sweden, France and Australia by September 30, 2000, then, provided the International Phase I Specifications have been completed and agreed to by the parties (subject to extensions as provided in Section 2.6) by such forty (45) day period, the obligations applicable to AXP in Section 16.9 will cease to apply (subject to extensions as provided in Section 2.6). With respect to International Phase I Functionality, AXP acknowledges that GT shall not (unless otherwise agreed to by the parties) be required to exceed the functionality of competitive local products existing as of the date the parties agree on the International Phase I Specifications with regard to the specific Market Countries.

     2.6 Consequences for Delays in Development. To the extent that the Corporate Phase I or Corporate Phase II development is not Accepted pursuant to
Section 4.6 in accordance with the anticipated dates set forth above in Sections
2.1 and 2.4, respectively, for a delay to the extent attributable to the failure of GT and/or its sub-contractors, the Minimum Revenue will be decreased by an amount determined as stated below and applied to any year of the Minimum Revenue at AXP's discretion. Any delay in the parties mutually agreeing to specifications for a phase within the desired time-frame will result in a corresponding day for day change in GTs target date to deliver the corresponding functionality per specifications.

          (a) Any delay up to 2 months will result in reduction of Minimum Revenue by $2,055.00 per day of delay.

          (b) Any delay greater than 2 months but less than 4 months will result in reduction of Minimum Revenue by $4,110.00 per day of delay.

          (c) Any delay greater than 4 months will result in reduction of Minimum Revenue by $6,849.00 per day of delay.

     2.7 Bug Fixes. GT intends to perform its work in a first class, workmanlike manner, in accordance with high professional standards in the field of internet software development. In the event of any failure to meet this standard, GT will, as AXP's sole remedy, work to resolve bugs in accordance with GT's standard procedure attached as Exhibit "X" at no cost to AXP. GT agrees to promptly notify AXP of any material errors in the Reservation System that it is

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aware of.  AXP shall keep GT informed as to any problems encountered with the
Reservation System.

                                  ARTICLE III
                                  -----------
                            ADDITIONAL DEVELOPMENT.
                            ----------------------

     3.1 General Development beyond Phase I and II. It is expected that AXP will have significant input into the development of the Reservation System beyond both Corporate, Consumer/Small Business and International Phase I and II and Consumer/Small Business Phase III, the process and actual feature set of the Reservation System, subject to the provisions of this Agreement. AXP may make requests for additional features and functionality provided that such requests are delivered at least four (4) months prior to scheduled completion date. In GT's experience, four months is the minimum development cycle required to do proper development (other than for site implementation). Any feature request with a suggested completion date of less than four (4) months will be developed at GT's discretion.

     3.2 GT Annual Release Schedule. GT will use diligent efforts to release at least two (2) product upgrades of the Reservation System annually during the term of the Agreement for the purpose of maintaining the competitiveness of the Reservation System in the market. GT will provide AXP with approximately three
(3) months advance notice of all significant functional, platform, system and database changes related to the Reservation System. AXP has the right to refuse such changes. If AXP does not elect to effect release of an upgraded version of the Reservation System, then GT will only be required to support that prior version of the Reservation System for a period of one year from release of the upgraded version and will provide enhancements to the prior version only with respect to resolving critical (i.e. Level 1) bugs as defined in Exhibit "X". GT will continue to implement the functionality of the Reservation System that is dictated by the integration of AXP-specific functionality as long as there are no changes to the AXP-specific functionality.

     3.3 GT Commitment to Enhance. GT agrees that it will use commercially diligent efforts to commit at least fifteen (15) person year professional development resources, annually for development of the Reservation System. The fifteen person years does not include any customization done for a third party which does not benefit the generally available Reservation System.

     3.4 AXP Unique Features. AXP may, from time to time, provide GT with ideas and/or specifications for a new feature it desires to be implemented in the Sites; provided that (i) GT accepts such new feature development in writing (ii) AXP fully funds the development thereof (at GT's rates set forth in Exhibit "C") pursuant to an AXP Unique Feature Work Order, then such new feature will be considered a "AXP Unique Feature" and AXP shall own all right, title and interest in and to the AXP Unique Feature and all Intellectual Property Rights therein. Such AXP Unique Feature shall be considered a "work made for hire." Any such "work made for hire" shall belong exclusively to AXP, with AXP having the sole right to obtain, hold and renew, in its own name and/or for its own benefit, patents, copyrights, registrations and/or other appropriate protection. To the extent that exclusive title and/or ownership rights in the AXP Unique Feature may not originally vest in AXP as contemplated hereunder (e.g., may not be deemed works made for hire), GT hereby agrees to irrevocably assign, transfer and convey to

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AXP all right, title and interest therein. GT and its personnel shall give AXP, and/or any AXP designee, all reasonable assistance and execute all documents necessary to assist and/or enable AXP to perfect, preserve, register and/or record its rights in any such materials, products and/or modifications. GT shall, immediately upon request of AXP, or upon the termination, cancellation or expiration of each such AXP Unique Feature Work Order solely for the AXP Unique Feature, turn over to AXP all materials, information and deliverables comprising such AXP Unique Feature. GT agrees not to offer any AXP Unique Feature to any third party. Each AXP Unique Feature shall be developed pursuant to an AXP Unique Feature Work Order (the form of which is attached hereto as Exhibit "P") which clearly indicates the nature of the AXP Unique Features to be developed thereunder.

     3.5  Intentionally left blank.

     3.6 Disclosure of Deliverables. For the benefit of both parties, GT shall promptly make a complete written disclosure to AXP of each invention, technique, device, discovery or procedure, whether patentable or not (a "Disclosed Subject"), conceived or first actually reduced to practice, solely or jointly by GT and/or AXP and/or their respective employees and agents, that comprises the AXP Unique Features. As to each Disclosed Subject, GT shall use reasonable efforts to specifically point out the features or concepts that GT believes to be new or different.

     3.7 AXP Restricted Feature. AXP may, from time to time, provide GT with ideas and/or specifications for a new feature it desires to be implemented in the Sites; provided that (i) GT accepts such new feature development in writing, and (ii) the parties jointly fund the development thereof pursuant to an AXP Restricted Feature Work Order, then the such new feature will be considered an "AXP Restricted Feature." AXP Restricted Features and all Intellectual Property Rights therein shall be owned entirely by GT, provided however, GT shall and hereby does grant AXP a non-exclusive, irrevocable, worldwide, perpetual, royalty free and fully paid up license to use, copy, execute, sublicense, display, distribute, transmit, communicate, perform, store, reproduce, enhance, modify, update, maintain, adapt, and create and use new versions and derivative works (other than derivative works of such AXP Restricted Feature created by or for GT) of such AXP Restricted Feature and to have such acts done for it. Notwithstanding GT's ownership interest therein, GT agrees not to use the AXP Restricted Feature or provide it, directly or indirectly (except for consumer sites for airlines), to any third party until the earlier of the date a reasonably similar feature is available on a third party travel site or twelve
(12) months after development is complete. After such time, GT may make the AXP Restricted Feature (including derivatives and improvements thereof) generally available.

     3.8 Committed Development Resources. GT agrees to provide AXP with the option of acquiring one or two mutually agreeable full time development resources during the term hereof that will be employees of GT, in return for $250,000 from AXP per year each. Such resources shall reside at the GT site. For the avoidance of doubt, all work products, materials, code and other items developed by such employees shall be GT intellectual property, unless otherwise agreed in an AXP Unique Feature Work Order. Once during each year of the Agreement, AXP will have the right to request such employee(s) ninety (90) days prior to their needed availability. If after any such request, AXP deems such GT employee unnecessary (in its discretion), then it shall provide GT ninety (90) days prior notice in writing without relinquishing its right to exercise this option during the following year, and GT shall continue to pay the remaining annual salary for such employee. These development staff are separate and distinct from any Phase I and Phase II development resources and from the 15 person-years of resources for general product development. Although GT is not providing any code to AXP, except as otherwise provided in this Agreement, the specifications to the specific AXP interfaces developed by such employees will be provided to AXP and may be used by AXP for the sole purpose of integration into the Reservation System. AXP hereby grants to GT a non-exclusive, world-wide, license during the Term to any technology provided by AXP for inclusion in the Reservation System or any integration work solely for the purpose of joint operation of the AXP and GT technology. Other than as provided in the preceding sentence or in this Agreement or as agreed in writing between the parties, AXP is not granting a license to any other AXP Intellectual Property.

     3.9 Freedom to Develop. AXP is not obligated to request any development services of GT and except as otherwise provided herein, AXP shall have full freedom and flexibility to conduct or have a third party conduct development or purchase products and services of any type.

     3.10 General Work Orders. From time to time, GT agrees to provide the services that are mutually agreed upon and described on attachments to this Agreement, substantially in the form of the attached Exhibit "O" ("General Work Order"). Notwithstanding the foregoing, GT agrees that it shall use diligent efforts to carry out those integration efforts where the AXP materials include documented and structured data streams, consistent with the existing GT data base schema (even though GT may be required to create additional data fields) and do not require the use of any AXP Confidential Information and any information provided to GT in connection with such integration shall not be considered AXP Confidential Information except for AXP User Information. General Work Orders shall require the signature of AXP and both the CEO and COO of GT. Work Orders shall set forth the materials to be developed thereunder and must include the specifications for the services to be performed and the deliverables or other materials to be produced, the schedule for completion of each of the foregoing, the applicable fixed price or time and materials charges, as set forth on Exhibit "C", any additional terms the parties mutually agree to include. Each General Work Order shall be effective, incorporated into and form a part of this Agreement when duly executed by both parties. If there is a conflict between this Agreement and any General Work Order, the terms of the Work Order will govern the provision of the services involved. With respect to the initiation and evaluation of proposed General Work Orders hereunder, if GT accepts such General Work Order then the parties agree that: (a) within ten (10) business days after receipt of an AXP request, GT shall provide a written response containing an estimate of the number of hours required for modification, development or creation of the feature(s) or other deliverable, resulting total fees under any resulting General Work Order, and the total hardware, software and other costs; and (b) AXP and GT shall use good faith efforts to resolve any disagreements as to the terms of any proposed General Work Order and to obtain execution by both parties within ten (10) business days after receipt by AXP of the written response from GT.

     3.11 AXP Unique Features Work Orders. From time to time, GT agrees to provide the services that are mutually agreed upon and described on attachments to this Agreement, substantially in the form of the attached Exhibit "P" ("AXP Unique Features Work Order"). Any AXP Unique Features Work Order shall require the signature of AXP and both the CEO and

COO of GT. AXP Unique Features Work Orders shall set forth the materials to be developed thereunder and must include the specifications for the services to be performed and the deliverables, which shall include without limitation source and object code for any software developed or other materials to be produced, the schedule for completion of each of the foregoing, the applicable fixed price or time and materials charges, as set forth on Exhibit "C", and any additional terms the parties mutually agree to include. Each AXP Unique Features Work Order shall be effective, incorporated into and form a part of this Agreement when duly executed by both parties. If there is a conflict between this Agreement and any AXP Unique Features Work Order, the terms of the AXP Unique Features Work Order will govern the provision of the services involved. With respect to the initiation and evaluation of proposed AXP Unique Features Work Orders hereunder, if GT accepts such AXP Unique Features Work Order then the parties agree that:
(a) within ten (10) business days after receipt of an AXP request, GT shall provide a written response containing an estimate of the number of hours required for modification, development or creation of the feature(s) or other deliverable, resulting total fees under any resulting AXP Unique Features Work Order, and the total hardware, software and other costs; and (b) AXP and GT shall use good faith efforts to resolve any disagreements as to the terms of any proposed AXP Unique Features Work Order and to obtain execution by both parties within ten (10) business days after receipt by AXP of the written response from GT.

     3.12 AXP Restricted Features Work Orders. From time to time, GT agrees to provide the services that are mutually agreed upon and described on attachments to this Agreement, substantially in the form of the attached Exhibit "Q" ("AXP Restricted Features Work Order"). Any AXP Restricted Features Work Order shall require the signature of AXP and both the CEO and COO of GT. AXP Restricted Features Work Orders shall set forth the materials to be developed thereunder and must include the specifications for the services to be performed and the deliverables, which shall include without limitation source and object code for any software developed or other materials to be produced, the schedule for completion of each of the foregoing, the applicable fixed price or time and materials charges, as set forth on Exhibit "C", and any additional terms the parties mutually agree to include. Each AXP Restricted Features Work Order shall be effective, incorporated into and form a part of this Agreement when duly executed by both parties. If there is a conflict between this Agreement and any AXP Restricted Features Work Order, the terms of the AXP Restricted Features Work Order will govern the provision of the services involved. With respect to the initiation and evaluation of proposed AXP Restricted Features Work Orders hereunder, if GT accepts such AXP Restricted Features Work Order then the parties agree that: (a) within ten (10) business days after receipt of an AXP request, GT shall provide a written response containing an estimate of the number of hours required for modification, development or creation of the feature(s) or other deliverable, resulting total fees under any resulting AXP Restricted Features Work Order, and the total hardware, software and other costs; and (b) AXP and GT shall use good faith efforts to resolve any disagreements as to the terms of any proposed AXP Restricted Features Work Order and to obtain execution by both parties within ten (10) business days after receipt by AXP of the written response from GT.

     3.13 Policies. Any personnel of one party who are present at the other party's facility or facilities controlled by them shall be subject to the security and confidentiality policy applicable to personnel at such facility.

     3.14 Work Order Termination. AXP may terminate the development and implementation services of GT, for any reason whatsoever, with respect to All Work Orders of this Agreement by not less than ten (10) days written notice to GT specifying the date upon which termination becomes effective provided that GT will use diligent efforts to redeploy the resources (and if GT deploys such resources in fewer than ten (10) days then AXP payment obligation shall cease on the date such resources have been deployed or on the tenth day, whichever is sooner). In the event of any termination of All Work Order, GT shall be entitled to payment for services actually rendered by GT prior to the effective date of termination, in accordance with the provisions of this Agreement, and such payment shall constitute full settlement of any and all claims of GT for payment under the work order of every description, including without limitation, claims for lost profits. Notice of termination of All Work Order shall not be considered notice of termination of this Agreement unless specifically stated in the notice (pursuant to Article 10).

     3.15 Cross Site Access. During the Term, all features of the Reservation System shall be available for implementation on all Sites, provided that AXP pays any necessary costs of any implementation.

                                  ARTICLE IV
                                  ----------
                            DEVELOPMENT GUIDELINES
                            ----------------------

     4.1 Project Coordinators. _____________ from GT and _____________ from AXP will be the initial "Project Coordinators" under this Agreement. The Project Coordinators will be responsible for day-to-day communications between the parties regarding the subject matter of this Agreement. Either party may change its Project Coordinator at any time and from time to time by giving the other party written notice. Development hereunder and any additional development will be coordinated with AXP's Project Coordinator. GT will use its diligent efforts to ensure the continuity of GT's employees assigned to perform services hereunder or under All Work Orders. Each party shall provide the other with reasonable office space at its respective site.

     4.2 Steering Committee. "Steering Committee" means a committee made up of six (6) members, with three (3) members from each of AXP and GT (including at least one senior executive of each). GT and AXP shall participate in Steering Committee through its designated personnel. The parties intend that the Steering Committee shall meet at least once per calendar quarter to review the status and direction of the parties' relationship and other items requested by either party. All details regarding the time, manner, place, and agenda for such meetings shall be decided by the Steering Committee.

     4.3 Development Personnel. As part of the Hosting Services, GT shall make available a sufficient number of experienced GT employees (the "GT Development Team") to implement the specifications, to launch, maintain and update the Sites, and to provide the development and implementation services covered by All Work Orders entered into by the parties. The GT Development Team shall supervise the technical planning, implementation and maintenance of the Sites and serve as liaison with AXP personnel, vendors and representatives who have responsibilities in connection with the Sites.

     4.4 Development Guidelines. In connection with any development, and upon the reasonable request from AXP, GT will provide a report to AXP's Project Coordinator with respect to 1) functional, platform, system and database changes performed, 2) any foreseeable delay in development and estimates of time required for completion and action taken to resolve such delay and 3) indication of progress against prior plans with respect to such development.

     4.5 Bug Database. GT shall provide read only access to appropriate AXP personnel the bug data base for the entire Reservation System during the Term.

     4.6 Acceptance. Upon completion of the design and development of the Consumer/Small Business Phase I Functionality, Consumer/Small Business Phase II Functionality, Consumer/Small Business Phase III Functionality, Corporate Phase I Functionality, Corporate Phase II Functionality, and each International Market Site and any development completed under All Work Orders, GT shall certify in writing to AXP that such development and integration has been completed and is ready for AXP to commence its Acceptance Testing as set forth below ("Installation Certification"). After AXP's receipt of the Installation Certificate, AXP shall commence and complete testing and evaluation thereof within a thirty (30) day period or as otherwise specified in All Work Orders (the "Acceptance Test"). At no cost to AXP, GT personnel shall be reasonably available during such testing. The Acceptance Test shall be conducted to demonstrate to AXP that the applicable functionality functions and performs substantially in accordance with the applicable specifications and performance criteria as defined in the engineering specifications which are consistent with the Service Level Agreement as defined in Exhibit "D". AXP may only reject such functionality if the functionality or any portion thereof fails to substantially function and perform in accordance with the applicable Specifications for such development. Acceptance shall not be unreasonably withheld. Upon such rejection, AXP will notify GT, specifying the nature of such failure in reasonable detail, and GT shall have fifteen (15) days in which to correct the problem after which AXP will re-conduct the Acceptance Test within a fifteen (15) day period and the notification procedures will be repeated. Failure to accept or reject the functionality within the thirty (30) day period shall be deemed acceptance of the applicable functionality or site ("Acceptance").

                                   ARTICLE V
                                   ---------
           IMPLEMENTATION OF CONSUMER SITES AND SMALL BUSINESS SITES
           ---------------------------------------------------------

     5.1 Release of GT Current Consumer Site. It is contemplated by the parties that the GT Current Consumer Site will provide access to the Reservation System through the AXP Web Site at 12:01 AM on January 27, 2000. All Customers using the GT Current Consumer Site prior to such date shall be transferred in full to AXP on January 27, 2000 and GT shall have no further interest in or control over such Customers or related GT Customer Data which shall become AXP User Information as of the Release Date. On January 27, 2000, GT shall also provide AXP with at least one (1) copy of the GT Customer Data. From the Effective Date and until the Release Date, GT shall not transfer or attempt to transfer any interest in the GT Customer Data. GT further agrees, during and after the term hereof, not to solicit such Customers, directly or indirectly, on behalf of itself or others for any purpose competitive to the functionality provided by the Reservation System.

     5.2 Implementation of Additional Consumer Sites and Small Business Sites. The Consumer and Small Business Sites will not include external links, except as may be approved by AXP in writing. GT will provide the development and implementation services necessary to launch each Small Business Site and Consumer Site requested by AXP hereunder, including the Reservation System and the features associated with launch, all as identified or described in the Small Business Site Specifications or Consumer Site Specifications (as applicable) and set forth in a mutually agreeable Implementation Schedule. GT shall use diligent efforts to perform the services described in such Implementation Schedule within the time frames and milestones set forth therein. It is intended by the parties that Small Business Site and Consumer Site implementation shall not include any additional development costs or expenses beyond five (5) hours of work per AXP Consumer and Small Business Sites, GT shall notify AXP and AXP may choose whether to have the implementation completed and will pay the actual and reasonable costs and expenses associated therewith. For each Small Business Site and Consumer Site, AXP will provide GT with the necessary AXP Content, Customer Content and other information necessary to implement each Small Business Site and Consumer Site. Provided that the AXP Content and Customer Content is reasonable and consistent with GT's standard development requirements (set forth in Exhibit "R"), GT shall use diligent efforts to promptly develop such Small Business Site or Consumer Site in accordance with the Small Business Site Specification or Consumer Site Specifications (as applicable) and the milestones and timeframes set forth in an Implementation Schedule. The parties will work together in good faith to prioritize the foregoing implementation and GT will not be obligated to implement more than three (3) per month unless otherwise agreed to by the parties. For standard Small Business Site and Consumer Site implementations, setup period should be no longer than five (5) business days. For non-standard specialized setup, GT will use commercially diligent efforts to expedite process as soon as reasonably possible and AXP will charged at GT's standard rates as set forth on Exhibit "C". For the Consumer Site and the Small Business Sites, each party shall be responsible for the tasks set forth in Exhibit "S". Any delay by AXP in providing the information or tasks specified herein shall extend GT's set-up period on a day-for-day basis.

     5.3  Intentionally left blank.

                                  ARTICLE VI
                                  ----------
                       IMPLEMENTATION OF CORPORATE SITES
                       ---------------------------------

     6.1 Appointment. GT hereby appoints AXP, for the term of this Agreement, as a non-exclusive OEM of the Corporate Sites, subject to all of the terms and conditions of this Agreement. Being an OEM means that AXP may enter agreements with any Customer to provide access to a Corporate Site for each such Customer, provided that AXP obtains a signed, written agreement from the Customer on terms and conditions substantially similar to terms and conditions set forth in Exhibit "U", ("Customer Agreement"). Furthermore, GT agrees that for AXP Customers that use a travel agency other than AXP in any markets, GT will deliver Passenger Name Records ("PNRs") to said agency as a part of servicing the AXP Customer pursuant to this Agreement without additional charge to AXP. AXP shall have the unilateral right to appoint and utilize third party sales agents, joint venture partners (including international joint venture partners in which AXP has a minority ownership of at least 20%), franchisees, and representative offices for the purpose of distributing Corporate Sites, (AXP branded and private labeled) subject to the terms and conditions of this Agreement. Joint venture partners (including international joint venture partners in which AXP has a minority ownership of at least 20%), franchisees, and representative offices shall have the right to enter into agreements on their own behalf with customers for purposes of distributing Corporate Sites (AXP branded or private labeled) subject to the terms of this Agreement.

     6.2  Corporate Site Building.

          (a) The Corporate Site will not include external links, except as may be approved by AXP in writing. GT will provide the development and implementation services necessary to launch the Corporate Site, including the Reservation System and the features associated with launch, all as identified or described in a mutually agreeable Implementation Schedule. GT shall perform the services within the time frames and milestones specified in the Implementation Schedule. For each Corporate Site, AXP will provide GT with the necessary AXP Content, Customer Content and other information necessary to implement each Corporate Site. Provided that the AXP Content and Customer Content is reasonable and consistent with GT's standard development requirements, attached as Exhibit "R" hereto GT shall use diligent efforts to promptly develop such Corporate Site in accordance with the milestones and timeframes set forth in the Implementation Schedule. For standard Customer Site implementations, setup period should be no longer than five (5) business days. For non-standard specialized setup, GT will use commercially diligent efforts to expedite process as soon as reasonably possible and AXP will be charged at GT's then current standard rates as set forth in Exhibit "C". For the Corporate Sites, each party shall be responsible for the tasks set forth in Exhibit "S". Any delay by AXP in providing the information or tasks specified herein shall extend GT's set-up period on a day-for-day basis. The parties will work together in good faith to prioritize the foregoing implementation and GT will not be obligated to implement more than four (4) per week unless otherwise agreed to by the parties. If the parties cannot agree in good faith on a prioritization of implementations, the implementations will be performed on a first come, first serve basis.

          (b) If a Customer desires customization of a Corporate Site, (i) AXP or the Customer will provide the information to GT necessary for implementation, (ii) GT shall provide an estimate of the cost and schedule to AXP and (iii) if AXP approves the estimate the parties will enter into a General Work Order for completion of the implementation. The parties will work together in good faith to prioritize the foregoing implementation. If the parties cannot agree in good faith on a prioritization of implementations, the implementations will be performed on a first come, first serve basis.

          (c) Mass Enrollment. GT will provide schema for standard mass enrollment of users of the Corporate Sites as long as AXP provides the mass enrollment information according to GT's standard implementation process as set forth in Exhibit "T" which will include without limitation GT's standard schema and standard enrollment process.

Any work beyond GT's standard implementation process will be subject of a General Work Order or GT will evaluate the possibility of training AXP on performing such work.

     6.3 Exchange of Data. GT and AXP will mutually agree upon any necessary development that may be required to allow the accurate and complete exchange of data between the Sites and the AXP Web Site for use by users of the Sites.

     6.4 Access Control. AXP and GT will mutually agree upon a log-in procedure that may limit access to certain areas of the Small Business Site and Corporate Site to certain users. AXP may limit access to certain areas of the AXP Web Site to certain users.

     6.5 GT Customer Data Transfer. Upon the Release Date, GT shall provide AXP with the GT Customer Data. As of the Release Date and subject to the terms herein, AXP shall own such GT Customer Data in perpetuity.

     6.6 Domain Name. GT agrees that, as of the Release Date, it will no longer use the Domain except (i) as necessary to operate the Sites and (ii) except that AXP hereby grants GT a worldwide, royalty-free license to use the Domain with additional extensions (e.g., itn.net/_______) for only such time as is necessary for GT to transfer GT's current customers to the "GT" domain. AXP shall have unrestricted use of the Domain without extensions, but will not use the domain with any extensions, except as necessary to operate and market the Sites and as mutually agreed upon by AXP and GT. Within seven (7) days after the Release Date, GT shall reregister the Domain names in the name of AXP, subject to the license granted above. AXP shall have no responsibility nor liability to any other GT customer for usage of the itn.net and itn.com domain names. As of the Release Date, GT shall redirect the URLs ITN.net and ITN.com to the front door of AXP's US based travel web site on www.americanexpress.com (AXP's primary
                                          -----------------------
Consumer web site). GT agrees not to use the name "Internet Travel Network" or "ITN" in connection with providing an internet travel booking site.

     6.7 Limited Use License to AXP Marks. AXP hereby grants to GT a limited, worldwide, non-exclusive, non-transferable (except in the case of a permitted assignment), fully-paid license to use those portions of the trademarks, service marks, other indicia of origin, domain names, copyrighted material and art work owned or licensed by AXP and any additional technical information (the "AXP Content") which are delivered by AXP to GT (including without limitation, the AXP Content represented in any Specifications or Implementation Schedule) solely to the extent necessary for GT to develop, implement and operate the Sites hereunder. GT shall not use the AXP Content for any other purpose. All AXP Content shall remain and be exclusive AXP Property (as defined in Section 8.5) for purposes of this Agreement. In the event this Agreement is terminated GT's use shall cease within two (2) business days.

     6.8 Limited Use License to GT Marks. GT hereby grants to AXP a limited, worldwide, non-exclusive, non-transferable (except in the case of a permitted assignment), royalty-free licenses to use and reproduce the GT trademarks and tradenames ("GT Marks") only in its advertising and promotion of the Sites, however, if at anytime GT, in its sole discretion, determines that such use is not appropriate, AXP shall promptly cease such use. Unless or until any act, omission or misrepresentation on the part of GT or any of its officers, directors, agents or employees directly and negatively impacts upon the goodwill associated with any of AXP's trade names, trademarks and/or service marks, the parties will mutually agree to display a reasonably sized pixel "Powered by GT" or similar logo in the page footer on the home page of each Site and the parties will discuss in good faith the extension to other pages (but AXP shall not have any obligation to extend such branding) (except that a customer of AXP may request that the logo be removed ). Such logo shall link only to a static web page hosted within the corporate domain and AXP shall have the right to approve such content of the static web page. Other than the page footer reference, GT acknowledges that (i) the licenses granted pursuant to this Section 6.8 in no way, form or manner create or infer any obligation on the part of AXP to use any of the GT Marks, and (ii) AXP shall have sole discretion and control as to the size, location and position of its usage of the GT Marks.

     6.9 Use Restrictions Applicable to Both Parties. Except as provided above in Sections 6.7 and 6.8, neither party shall acquire a right to use, and shall not use without the other party's prior written consent, in each instance, the names, characters, artwork, designs, trade names, trademarks or service marks of the other party in any advertising, publicity, public announcement, press release or promotion, or in any manner tending to imply an endorsement of the other party's products or services and shall maintain all copyright, trademark, service mark or other proprietary notice on such party's products or services and otherwise comply with such party's reasonable quality control requirements.

     6.10 New Products. New Product shall be provided to AXP at the lowest price to a distributor or at thirty-five (35) percent off of GT's then current list price therefor whichever is lower. As soon as GT has ten (10) end user customers or six (6) months after general commercial availability of the New Product, whichever is earlier, then such thirty-five (35) percent discount will be deducted from the lowest price (excluding the lowest ten percent (10%) customers by Transaction volume) paid by GT's end user customers for such New Product.

     6.11 Right of Injunction. Each of the parties hereto acknowledges and agrees that, in the event of a breach of any of the foregoing provisions, the non-breaching party will have no adequate remedy in damages and, accordingly, shall be entitled to injunctive relief against such breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

                                  ARTICLE VII
                                  -----------
                                   SERVICES
                                   --------

     7.1 Operation of Corporate Site. GT will operate, host and maintain the Corporate Sites on behalf of AXP in accordance with the terms of this Agreement and the Service Level Agreement attached hereto as Exhibit "D", as well as the Hosting Services Location and Description in Exhibit "E".

     7.2 Hosting Services, Parallel Back-Up Hosting Services, Disaster Recovery, GT Primary Responsibility.

           (a)  Hosting Services.  Upon AXP's Acceptance of the Corporate
                ----------------
     Phase I Functionality, or such later date as the parties may mutually agree, and continuing throughout the remainder of the term of this Agreement, GT shall provide the Hosting Services to AXP. Except as may be necessary on an emergency basis to maintain the continuity of the Hosting Services, GT shall not, without AXP's consent, modify (i) the composition or nature of the Hosting Services, or (ii) the manner in which the Hosting Services are provided or delivered, if such modification(s) would have an adverse effect on AXP's operations or Customers. As part of the Hosting Services, GT shall provide the project management, installation, testing, training, documentation and related services described in Exhibit "D" and/or otherwise required by the terms of this Agreement. Also as part of the Hosting Services, GT shall make available, configure, maintain and act as host for the Reservation System.

          (b)  Parallel Back-Up Hosting Services.  If AXP requests a General
               ---------------------------------
     Work Order to perform a redundant fail over capability with data base synchronization or replication, on hardware and software located in the Northeastern U.S.A., GT will accept this specific General Work Order as long as AXP pays for all such development activities at GT's actual costs.

          (c)  Disaster Recovery and Back Up Services.  As part of the Hosting
               --------------------------------------
     Services, GT will (i) develop and submit to AXP for its approval and, upon AXP's approval, implement and manage, disaster recovery plans and backup plans, substantially in the form of Exhibit BB, for the computer equipment and operating environment on which the Hosting Services will be provided,
     (ii) within thirty (30) days of the execution of this Agreement, and at least once every quarter during the term of this Agreement, update and test the operability of the disaster recovery plan in effect at that time, (iii) upon AXP's request, certify to AXP that the disaster recovery plans are fully operational, and (iv) upon discovery by GT, promptly provide AXP with a notice of a disaster and implement the disaster recovery plans upon the occurrence of any such disaster affecting the provision or receipt of the Hosting Services. Whenever a disaster causes GT to allocate limited resources between or among GT's customers and Affiliates, AXP shall receive at least the same priority in respect of such allocation as GT's Affiliates and GT's other commercial customers.

          (d)  GT Primarily Liable for Hosting Services.  Pursuant to an
               ----------------------------------------
     Internet Data Center Services Agreement GT has entered into with Exodus Communications, Inc. ("Exodus"), GT has installed its Reservation System at Exodus' site and therefore is conducting its Hosting Services for itself, others and the Corporate Site from Exodus. GT agrees to and accepts primary responsibility and liability for providing the Hosting Services from Exodus and/or from any other third party.

     7.3 Service Level Agreement. In addition to the requirements set forth in this Agreement, GT agrees that its performance will meet or exceed each of the applicable terms of the Service Level Agreement set forth in Exhibit "D", as the same may be modified from time to time, subject to the limitations and in accordance with the provisions set forth in this Agreement. Once every month, GT shall provide to AXP reports that detail GT's performance for the previous month relative to the Service Level Agreement.

     7.4 Training & Support. GT agrees to provide in-depth training and support, at least as detailed as GT's internal training of GT's sales and support personnel, to a reasonable number of AXP personnel prior to any release on all GT product functionality in a timely and comprehensive manner and for all new releases, including on-site training at GT to ensure AXP has the requisite expertise to meet its Minimum Revenues hereunder. This training will include instruction, demonstration, and hands-on training in all aspects of system installation and configuration, servicing and support necessary to set-up a Corporate Site that will enable bookings, sell and provide support and customer service. It is the intent of both parties that AXP would be fully capable of independently selling, installing and providing customer service to the Corporate Sites (except for the obligations allocated to GT under this Agreement). Such support will include, but not be limited to, telephone support to AXP's designated support contact twenty-four (24) hours a day, seven (7) days a week. The Customer and AXP will be fully responsible for rendering sufficient 1st and 2nd level support, as defined in the SLA on Exhibit "D", to its Customers and users of the Corporate Site including, but not limited to, training such users on use of the Corporate Site and maintaining a service center with access to trained support contacts. If AXP requests a General Work Order to perform additional training and development of customer support tools, then GT will accept this specific General Work Order as long as AXP pays for all such development activities at GT's actual costs. These tools may include 1st level support tools, 2nd level support tools, client implementation packet, end-user training materials, program administrator training materials, FAQ's, and standard default customer set-up schemes. GT shall use diligent efforts to provide as soon as reasonably practicable a demonstration site ("Rexport Site") for use by AXP as a training and sales demonstrations tool.

     7.5  Intentionally left blank.

     7.6 Clearances and Fees for Features. To the extent that fees are required to be paid to third parties for the permissible use of any functionality, feature or aspect of the Sites obtained by GT from third parties (other than Customers), GT shall promptly use commercially reasonable efforts to secure such rights and, except for the fees payable by AXP hereunder, pay all necessary clearance fees without additional charge to AXP.

     7.7 Security Requirements for Hosting Services Processing. As part of the Hosting Services, GT shall maintain and enforce at each Service Location safety and physical security procedures that are (a) at least equal to industry standards for such types of service locations, (b) at least as rigorous as those procedures in effect at such Service Location as of the Effective Date and (c) which provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of AXP User Information and all other data owned by AXP and accessible by GT hereunder. AXP shall have the right to establish back up security for data and to keep back up data and data files in its possession if it chooses and AXP reimburses GT for the reasonable actual cost associated therewith. If additional safeguards for AXP User Information are requested by AXP, GT shall provide such additional safeguards and AXP shall reimburse GT for the reasonable expenses therefor. Without limiting the generality of the foregoing, GT shall take all reasonable measures to secure and defend the Sites against "hackers" and others who may seek, without authorization, to modify or access the Sites or information found therein without the consent of AXP, and to correct the Sites to their original form in the event that it is modified without the consent of AXP. GT shall periodically test the Sites, and cooperate with AXP in its or its agents' testing thereof, for potential areas where security could be breached. GT shall report to AXP in a timely fashion any breaches of security or unauthorized access to the Sites that GT is aware of. GT shall use its diligent efforts to remedy such breach of security or unauthorized access in a timely manner. GT shall develop a reasonably appropriate process, subject to AXP's approval (not to be unreasonably withheld), to restrict access in any such shared environment to AXP's Confidential Information.

     7.8 Usage Reporting. GT agrees to provide to AXP (in an email test format or AXP can download through online access) usage and tracking reports on a daily, weekly, and monthly basis by Sites and shall be segmented by type of Sites, when available, as specified in the Exhibit "V." Reports will include the specific types of reports identified in Exhibit "V." At all times during the Term, GT shall provide to AXP, at AXP's written request and expense, a recent copy of the AXP User Information in a mutually agreed format.

     7.9 Marketing. The Sites will be publicized and marketed in all respects as a service offered by and proprietary to AXP or as AXP otherwise elects. AXP will use diligent efforts to promote the AXP Consumer Site and to grow the traffic and sales for such site, but shall retain full freedom and flexibility in the manner it chooses to market, promote or support all of the Sites hereunder, except as otherwise provided in this Agreement.

     7.10 Advertising. As of the Release Date, in the event that AXP selects or selected Payment Option 2 in Exhibit "C," AXP shall have the exclusive right to approve the procurement, sale and placement of all advertising for the Consumer Site and GT shall be responsible for billing and collection for all such advertising it procures. Pursuant to Option 2 on Exhibit "C," AXP may elect to assume the procurement, sale and placement, billing and collections of all advertising to the Consumer Site on the same payment terms. Pursuant to Options 1 or 3 on Exhibit "C", AXP shall be solely responsible for the procurement, sale and placement, billing and collection, and shall retain all revenues from such advertising.

     7.11 Prohibited Activities. GT agrees that it shall provide the Hosting Services to AXP without undertaking any of the following activities as part of the Hosting Services:

           (a) GT shall not link or otherwise make available AXP Content to sites other than Site(s).

           (b) GT shall not transfer customers of the Current GT Consumer Site to AXP or any third party prior to the Release Date.

           (c) Reregistration of the Domains from GT to AXP shall not take place until the Release Date.

     7.12 Adjustments. The Minimum Revenues will be reduced by $3,125 in Year One, $6,250 in Year Two and $10,417 in Year Three on a monthly basis for each one percent 1% below the requisite Uptime level specified herein as measured monthly. The parties agree that the remedies specified in this Section are (except for the ability to terminate pursuant to the terms of this Agreement) the sole and exclusive remedy for failure to comply with the Uptime levels required under this Agreement and reflect fair and reasonable estimates of the compensation to AXP necessary for the damage sustained as a result of the loss of the use of the Corporate Site as warranted by GT. Each quarter during the Term, AXP shall provide GT with a six (6) month rolling forecast of the total transaction volumes by Sites ("Forecast"). If the actual transaction volume during any month is fifty percent (50%) greater than anticipated in the most recent Forecast, then the remedy specified in this Section 7.12 shall not apply.

     7.13 Fulfillment. If AXP elects Option 2 on Exhibit "C", GT will be responsible for printing and mailing airline tickets, sending the associated email confirmations and for weekly reporting to ARC.

                                 ARTICLE VIII
                                 ------------
                             INTELLECTUAL PROPERTY
                             ---------------------

     8.1 AXP User Information. GT will provide to AXP all AXP User Information in a format to be mutually agreed upon by GT and AXP. GT agrees not to use AXP User Information except in accordance with the instructions of AXP or as necessary to operate the Sites in accordance with the terms hereof.

     8.2 Ownership of AXP User Information. GT agrees that all data relating to the AXP User Information which are received, used or stored in connection with the Hosting Services provided hereunder or otherwise is, or will be and shall remain the exclusive property of AXP and shall be deemed Confidential Information of AXP. GT hereby waives any interest, title, lien or right to any such data. Subscriber records and data provided by AXP to GT shall not be (i) used by GT other than in connection with providing the Hosting Services, (ii) disclosed, sold, assigned, leased, or otherwise provided to third parties by GT, or (iii) commercially exploited by or on behalf of GT, its employees, subcontractors or agents. AXP User Information shall be furnished to AXP, in such format as AXP shall reasonably request, on a weekly basis and, in any event, immediately upon the termination or expiration of this Agreement for any reason whatsoever.

     8.3 Reservation of Rights. Nothing in this Agreement shall be deemed to imply that GT is assigning or transferring any right, title and interest in or to the Reservation System or General Work Orders or that any code or software related to the Reservation System or General Work Orders is to be provided to AXP under the terms of this Agreement, except as provided in Exhibit "W" (Escrow). Nothing in this Agreement shall be deemed to imply that AXP is assigning or transferring any right, title or interest in or to the AXP User Information, the AXP Content, the AXP Unique Features or AXP Confidential Information, or otherwise, except as expressly set forth herein.

     8.4 Ownership of GT Property. AXP acknowledges that except for AXP Unique Features, AXP User Information, AXP Confidential Information and the AXP Content as defined hereunder, GT owns all right, title and interest in and to all financial, technical, and business information, aggregate data not including personally identifiable information relating to AXP or its users, software and other technology, including, without limitation, source codes, object codes, operating instructions, writings, interfaces, information, data, formulas, algorithms, models, drawings, photographs, and design concepts, and all other documentation developed for or relating to the Reservation System, Sites, New Products or General Work Orders, together with all modifications, revisions, changes, copies, partial copies, translations, compilations, partial copies with modifications and derivative works related to the Reservation System, Sites, New Products or General Work Orders, but not including AXP Unique Features, AXP User

Information, AXP Content and AXP Confidential Information, shall all constitute the "GT Property". Except as expressly provided in this Agreement, AXP shall not sell, transfer, publish, disclose, display, license or otherwise make available to others any part of such GT Property or copies thereof. All Intellectual Property Rights and all other property rights of any nature in the GT Property are, shall be and shall remain in GT. GT shall have all authorship rights in the GT Property. The GT Property is and shall remain the sole and exclusive property of GT, with GT having the right to obtain and to hold in its name, patents, copyright registrations or trademark or service mark registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof.

     8.5 Ownership of AXP Property. GT acknowledges that except for GT Property, AXP owns all right, title and interest in and to all financial, technical, business and personally identifiable information, if any, previously existing, independently developed or obtained by AXP which is submitted by AXP for inclusion in the Site(s) (including, without limitation, the template specifying the look and feel of the Sites, Speedy LFS, PRDS), together with all AXP Content, AXP User Information, AXP Confidential Information and all materials products and modifications developed or prepared by GT pursuant to any AXP Unique Features Work Order (collectively, "AXP Property"). Except as expressly provided in this Agreement, GT shall not sell, transfer, publish, disclose, display, license or otherwise make available to others any part of such AXP Property or copies thereof. All Intellectual Property Rights and all other property rights of any nature in such AXP Property are, shall be and shall remain in AXP. AXP shall have all authorship rights in the AXP Property. The AXP Property is and shall remain the sole and exclusive property of AXP, with AXP having the right to obtain and to hold in its own name, patents, copyrights registrations or trademark or service registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. GT agrees, at AXP's expense, to execute such further documents, and perform such other reasonable acts, as necessary to evidence or perfect the rights of AXP defined in this Section 8.5.

     8.6 Functional Specifications. AXP may develop a high level functional specification of the Sites (without implementation information or engineering specifications), including existing and proposed functionality (the "Functionality Document"). AXP will own the Functionality Document and may disclose it to any third party and use it as the basis for product development by that third party, during the Term (and thereafter AXP's rights with respect to the Functional Document shall be unrestricted) and no person involved in the creation of the Functionality Document will be restricted hereunder with respect to future activity on account of such involvement; provided, however, that (i) GT is not by this paragraph assigning, licensing or granting any immunity under any patent right or copyright and (ii) if a person involved in the development of the Functionality Document accepts from GT a functionality suggestion identified in writing by GT as confidential or secret ("Confidential Functionality"), it will be held as Confidential Information until such time as the Confidential Functionality shall be made publicly available by GT or is otherwise available in the marketplace.

                                  ARTICLE IX
                                  ----------
                                 CONSIDERATION
                                 -------------

     9.1 AXP Consumer and Small Business Sites. AXP will pay GT in accordance with the payment schedule set forth in Exhibit "C".

     9.2 AXP Corporate, Middle Market and International Sites. AXP will pay GT in accordance with the payment schedule set forth in Exhibit "C".

     9.3 AXP Additional Development. AXP will pay GT in accordance with the time and materials rates set forth in Exhibit "C".

     9.4 Maintenance Payments. AXP shall make quarterly maintenance payments to GT in accordance with the payment schedule set forth in Exhibit "C".

     9.5 Payment Terms. Unless otherwise provided in this Agreement, AXP will pay GT within sixty (60) days following the end of each month for amounts accrued during such month unless notice is provided to GT of a dispute with respect to such invoice. All payments shall be made in U.S. dollars and any amount not paid on the date specified therefor shall bear a late fee equal to 1% per month or the maximum amount permitted by applicable law, whichever is less.

     9.6  Payment Terms and Records

          (a)  AXP Payments to GT: With respect to the operation of the
               ------------------
     Corporate, Small Business Site and International Sites and commencing upon the conclusion of the first quarter after launch of a Corporate Site, AXP shall make quarterly payments to GT in an amount equal to the Minimum Revenue for the applicable Year divided by four (4) within sixty (60) days following the end of each quarter. GT shall compute the number of Transactions each quarter and provide a report by the end of such quarter to AXP specifying the number of such Transactions for such quarter. Such report shall contain the following details: corporate ID, pseudo city code, dollar amount of air, car and hotel transaction, PNR locator, date of travel, traveler name, date booked, ticket number and any other details agreed to by the parties. AXP shall reconcile its records at the end of each quarter, or more frequently at AXP's option, to determine the Net Transaction fees actually payable to GT for such quarter. In the event Net Transaction fees payable to GT for such Year exceed the Minimum Revenue paid by AXP for such Year, AXP shall remit such excess amount within sixty
     (60) days of the close of such Year. GT and AXP shall maintain complete and accurate records in sufficient detail to enable the payments due hereunder to be substantiated. Late fees shall be due on disputed amounts only.

          (b)  Work Orders.  On a monthly basis, GT shall invoice AXP for
               -----------
     amounts due pursuant to All Work Orders or any other fees, if any, as well as any other amounts due from AXP hereunder, and AXP shall pay such invoice in accordance with Section 9.5.

          (c)  Consumer Site.  GT shall compute the number of Transactions each
               -------------
     quarter and provide a report by the end of each quarter to AXP specifying the number of such Transactions for the previous quarter. Such report shall contain the following details: corporate ID, pseudo city code, PNR locator, date of travel, traveler name, date booked, ticket number and any other details agreed to by the parties. AXP shall reconcile its records at the end of each quarter, or more frequently at AXP's option, to determine the Net Transaction fees actually due to GT for such quarter. AXP will remit to GT payment of the Net Transaction fees for the quarter reviewed within sixty (60) days after the close of the quarter (except for amounts disputed in good faith by AXP). GT and AXP shall maintain complete and accurate records in sufficient detail to enable the payments due hereunder to be substantiated. Late fees shall be due on disputed amounts if amounts disputed by AXP are in fact due GT.


          (d)  GT Payments to AXP. Under pricing Option 2 of Exhibit "C", GT
               ------------------
     shall compute the advertising and commission revenues each month and provide a report by the end of each calendar month to AXP specifying the gross amount of advertising and commission revenues for the previous calendar month and the total share due to AXP. GT will remit to AXP payment of the total undisputed amount due for the calendar month covered by the report within thirty (30) days after receipt of such report by AXP. GT shall maintain complete and accurate records in sufficient detail to enable the payments due hereunder to be substantiated. Late fees shall be due on disputed amounts.

     9.7 Audit. GT and AXP shall maintain accurate records in connection with the payment provisions under this Agreement. At a party's expense, a party may appoint an independent, nationally recognized, certified public accountant bound in confidence and reasonably acceptable to the other party to inspect and audit the other party's relevant records to ensure compliance with the payment terms of this Agreement. In the event that any such audit discloses an underpayment of five (5%) or more, the other party shall promptly remit payment for the difference and reimburse all of the costs of such audit. Such inspection and audit shall be at the other party's office during normal business hours upon at least forty-five (45) days prior notice and shall not interfere unreasonably with the other party's business activities. Each party agrees to cooperate with such accountants in conducting such audit. Inspections and audits shall be made no more frequently than twice a year. AXP shall also have the right to audit GT's operations and related records, in accordance with the foregoing notice and procedural and frequency provisions, to ensure compliance with its data protection obligations under this Agreement.

     9.8 Service Location Audit. GT shall procure for AXP the right to enter the Service Location(s) in order for AXP to audit the Hosting Services no more frequently than twice a year. AXP shall be entitled to conduct one (1) such audit on an unannounced basis and the other may be conducted upon seven (7) days' notice to GT. In the event AXP discovers any substantial noncompliance with its security, redundancy, and disaster recovery policies then in effect, GT shall reimburse AXP for the reasonable costs of such audit.

     9.9  Compensation Adjustment.

          (a) Corporate, International, Small Business. In recognition of AXP's distribution and marketing investment and efforts, AXP shall be entitled to the compensation and development cost structure which is the lowest of the following:

               (i)    as set forth in Exhibit "C";

               (ii) as set forth in any agreement entered into after the Effective Date with another distributor providing for substantially similar scope, volume, terms and conditions; or

               (iii) 17.5% less than that set forth in any agreement entered after the Effective Date with an end user providing for substantially similar transaction volume and Site features in the end user agreement.

GT shall promptly notify AXP of the relevant terms and conditions of any agreements entered after the Effective Date that might give rise to AXP's rights to a reduced compensation and development cost structure as described above, and such notice shall be deemed an offer to AXP to accept such terms. Within thirty
(30) days after AXP's receipt of such notice, AXP may elect to modify the compensation and development cost structure as described above.

For any Renewal Period hereunder through the period ending 10 years after the Initial Term, the compensation and development cost structure will be capped by the lowest fee structure AXP could have elected to receive under this paragraph based on any agreement entered by GT in the preceding 12 month period, provided that for such Renewal Period AXP agrees to similar terms and conditions (including, without limitation, scope, volumes, and features), AXP shall be entitled to receive the same distributor compensation and development cost structure or end user (less 17.5%) compensation and development cost structure.

          (b) Consumer. In recognition of AXP's distribution and marketing investment and efforts, AXP shall be entitled to the compensation and development cost structure which is the lower of the following:

               (i)   As set forth in Exhibit "C"; or

               (ii) As set forth in GT's generally available programs for consumer partners, excluding airlines, entered after the Effective Date, provided AXP agrees to substantially similar terms and conditions (when all relevant terms of both agreements are considered as a whole).

     9.10 For any Renewal Period hereunder through the period ending 10 years after the Initial Term, the compensation and development cost structure will be capped by the lowest fee structure AXP could have elected to receive under this paragraph based on any agreement entered by GT in the preceding 12 month period, provided that for such Renewal Period AXP agrees to similar terms and conditions (including, without limitation, scope, volumes, and features).

     9.11 Transaction Fee Only. GT provides the Hosting Services and the Upgrades at no extra charge to AXP. GT will not receive any share of any other amounts whatsoever received by AXP from Customers with respect to the Corporate, Middle Market and International Sites.

                                   ARTICLE X
                                   ---------
                             TERM AND TERMINATION
                             --------------------

     10.1 The initial term (the "Initial Term") of this Agreement with respect to the following markets shall be as follows:

           (a) With respect to the Corporate Site(s) for the Middle Market and Large Market, shall be three (3) years after the Acceptance of the Corporate Phase I Functionality, unless sooner terminated as provided herein.

           (b) With respect to the Small Business Site(s), shall be three (3) years after the Acceptance of the Consumer/Small Business Phase I Functionality, unless sooner terminated as provided herein.

           (c) With respect to the International Site(s), shall be three (3) years after the Acceptance in the first Market Country of the International Phase I Functionality, unless sooner terminated as provided herein.

           (d) With respect to the Consumer Site(s), shall be two (2) years after the Release Date, unless sooner terminated as provided herein.

With respect to each of the foregoing markets, the following shall apply. AXP shall notify GT at least ninety (90) days prior to the end of the Initial Term or any renewal term if it wants to renew this Agreement and if GT agrees to such renewal then this Agreement shall continue for successive renewal periods (each a "Renewal Period") each for a term of one year until terminated in accordance with the terms hereof. Any Initial Term and any Renewal Periods are referred to in this Agreement as the "Term." AXP may terminate this Agreement at the end of the then current term by providing GT written notice at least ninety (90) days prior to the expiration of such term. GT may terminate this Agreement at the end of the then current term by providing AXP written notice at least ninety (90) days prior to the expiration of such term.

     10.2  Intentionally left blank.

     10.3 Termination Prior to the End of the Term. Either party may terminate this Agreement prior to the end of any terms set forth in Section 10.1 by written notice to the other for the following reasons:

           (a) if either party materially fails to perform or comply with this Agreement or any provision hereof and such failure continues for a period of ninety (90) days after receipt of notice from the other party, then the non-breaching party shall have the right to terminate this Agreement as to the market (e.g. Corporate, Consumer, Small Business, International) with respect to which such breach or noncompliance has occurred. By way of illustration only and not limitation, failure to pass Acceptance Testing within ninety (90) days after delivery of Corporate, Consumer/Small Business, or International Phase I Functionality in accordance with the terms of this Agreement and within the time specified, or failure of AXP to abide by its marketing obligations as set forth in Article 16, shall be deemed material.

           (b) Failure to receive approval with respect to the Hart-Scott-Rodino filing made in connection with the Purchase Agreement, as defined in
     Section 10.3 (h) below;

           (c) if either party fails to strictly comply with the provisions of Article_12 relating to Confidentiality or makes an assignment in violation of Section 17.1;

           (d) if either party admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors;

           (e) if a petition under any foreign state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by either party;

           (f) if such a petition is filed by any third party, or an application for a receiver of either party is made by anyone and such petition or application is not resolved favorably within 120 days; or

           (g) if there shall be any act or occurrence with respect to one party that shall materially and adversely affect the general image, quality or goodwill associated with the Marks of the other party.

           (h) if GT fails for any reason to close the Sale of Series D-3 Preferred Stock and the Series E Preferred Stock and Warrants pursuant to Series D-3 and Series E Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), between GT and the Investors as defined in the Purchase, Agreement after receipt of the HSR Act Notification (as defined in the Purchase Agreement).

     10.4 Additional Termination Rights of AXP. In addition to AXP's rights to terminate this Agreement set forth herein, AXP shall have the right to terminate this Agreement in whole or in part within ninety (90) days of an acquisition by a Competitor of Control pursuant to a Change of Control Transaction. If GT informs AXP of a potential Change of Control Transaction, AXP will inform GT within ten (10) business days as to whether and to what extent it will exercise its termination rights, in such case AXP can terminate in part or in whole, under this Section 10.4 in the event such transaction is consummated. If GT informs AXP of a potential Change of Control Transaction, GT will provide adequate information, which will be considered to be Confidential Information, to AXP including but not limited to name, operating changes, extraordinary conditions and form of the Transaction (asset or stock). For purposes of this
Section 10.4 the following shall apply:

           (a) "Control" of GT shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of GT (whether through ownership of securities or other ownership interests, by contract or otherwise), whether pursuant to a Change of Control Transaction or otherwise.

           (b) "Competitor" shall mean any individual or entity listed on Exhibit "AA" which list may be amended from time to time to change the competitors but not the categories or number of Competitors per category during the Term by written notice to GT.

           (c) A "Change of Control Transaction" with respect to GT for the purposes of this section 10.4 means the happening of any of the following:

                (i) Any individual, entity or group (not currently a five percent (5%) or greater shareholder or AXP) (a "Person")) within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of Voting Securities of GT representing forty-five percent (45%)or more of the Actual Voting Power of GT, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or

                (ii) Individuals who, as of the date of this Agreement, constitute the Board of GT (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by GT's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a third party other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

                (iii) GT shareholders approve a reorganization, merger or consolidation with any other third party in which all Voting Securities of GT outstanding immediately prior thereto represent (either by remaining outstanding or being converted into Voting Securities of the surviving corporation) less than 50% of the Actual Voting Power of such corporation or the surviving entity outstanding immediately after such merger, reorganization or consolidation; or

                (iv) GT shareholders approve the sale, lease, exchange or other disposition of all or substantially all of the assets of GT in one transaction of a series of transactions; or

                (v) GT shareholders approve a complete liquidation or dissolution of GT; or

                (vi) There shall occur any share exchange, extraordinary dividend, acquisition, disposition or recapitalization (or series of related transactions of such nature) (other than a merger or consolidation), in which the holders of Voting Securities of GT immediately prior thereto continue to own beneficially Voting Securities representing less than 50% of the actual Voting power of GT immediately thereafter.

           (d) "Voting Securities" of GT shall mean any securities of GT entitled to vote generally in the election of directors (for this purpose this shall include all Preferred Stock which is entitled to vote for any directors and Common Stock) (and any other securities including rights, warrants and option convertible into, exchangeable for or exercisable for any such securities and shall include the Preferred Stock of GT.

           (e) "Actual Voting Power" with respect to GT means the total number of votes that may be cast in the election of directors of GT at any meeting of stockholders of GT assuming all shares of common stock and other securities of GT entitled to vote generally in the election of directors of GT were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than common stock) or upon the happening of a contingency. In determining the percentage of Actual Voting Power of a corporation beneficially owned by any Person, shares of common stock and such other securities issuable upon conversion or exercise of any securities beneficially owned by such Person that are subject to any rights of conversion or any options, warrants or rights beneficially owned by such person shall be deemed to be outstanding, but shall not be deemed to be outstanding for the purpose of computing the percentage of Actual Voting Power of such corporation owned by any other Person.

     10.5 Continuation of Rights Pursuant to the United States Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by GT to AXP shall be deemed, for purposes of Article 265(n) of the United States Bankruptcy Code ("the Code"), to be licenses to rights to "intellectual property" as defined under Article 101(35A) of the Code. GT agrees that AXP, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. GT further agrees that in the event of commencement of bankruptcy proceedings by or against GT, AXP shall be entitled to retain all of its rights under this license.

     10.6 Additional Rights Upon Termination. If GT files Chapter 11 or Chapter 7 bankruptcy or ceases its business operations without a successor, then GT shall grant AXP an irrevocable (until GT emerges from Chapter 11 bankruptcy), perpetual (until GT emerges from Chapter 11 bankruptcy), worldwide license to use only internally in furtherance of the purposes of this Agreement the Escrow Materials (until GT emerges from Chapter 11 bankruptcy) to the Reservation System and would thereby authorize any Escrow Agent under this Agreement to release such Escrow Materials (until GT emerges from Chapter 11 bankruptcy at which time AXP will return all Escrow Materials to the Escrow Agent) pursuant to the Escrow Agreement set forth in Exhibit "W". Except for a release pursuant to a Chapter 7 bankruptcy or for ceasing business operations without a successor, the obligations to continue to pay the fees specified hereunder shall continue.

     10.7 Effect of Termination. In the event of termination or expiration of this Agreement with respect to a particular market (e.g., Consumer, Corporate, International or Small Business) the effectiveness of the terms and conditions of this Agreement applicable to such market shall cease (except for Articles 8, 12, 13, 14, 15 and Sections 10.7, 10.8 and 10.9) and the remainder of this Agreement shall continue in full and effect.

     10.8 Effect of Termination - Payments. Upon termination of this Agreement, all accrued fees shall become immediately due and payable, and the obligation to make Minimum Revenue payments shall cease as of the effective date of termination. Payment by AXP of the Sixteen Quarterly Payments, as defined on Exhibit C, shall continue in accordance with the Schedule therefor set forth on Exhibit C.

     10.9 Transition Services After Expiration or Termination. Upon the expiration of this Agreement or termination of this Agreement with respect to a particular market, GT shall, (i) continue to provide the Corporate Site and Hosting Services to the extent requested by AXP for a period at least one (1) year, in the event of expiration or termination of this Agreement due to a breach by GT, or for at least ninety (90) days, in the case of termination of this Agreement due to a breach by AXP (except if for payment), at fees under this Agreement and performance standards in effect under this Agreement immediately prior to such expiration or termination (the "Transition Assistance Period") and (ii) provide such assistance as required by AXP to transfer the Hosting Service (not including the Reservation System) to another vendor or to AXP itself as set forth herein (the "Transition Assistance Services") with respect to such market. GT shall be compensated for its efforts in the transition of AXP Hosting Service to another vendor. Upon expiration or termination of this Agreement for any reason, GT shall, at AXP's direction, use its diligent efforts to transfer or assign the Hosting Service to another vendor selected by AXP or to AXP itself. After the expiration of the Transition Assistance Period or upon termination by AXP, or termination by GT for AXP non-payment, GT shall (1) answer questions regarding the Hosting Service on an as needed basis for ninety (90) days, (2) deliver to AXP all AXP User Information and any remaining AXP-owned reports and documentation still in GT's possession and (3) at AXP's direction, destroy all AXP data and information in its possession. In addition to the foregoing, upon AXP's request, GT will transfer all records, files, reports and other data relating to AXP and/or its customers which are received, used or stored in connection with the Hosting Services as of the date of such expiration or termination. GT shall provide a redirect of the URL and extensions to an AXP designated site and a copy of AXP User Information at no cost to AXP. With AXP's approval, which may not be unreasonably withheld, GT may negotiate transfer expenses on behalf of AXP with another entity to insure the reasonableness of the expenses. With AXP's approval, which may not be unreasonably withheld, GT may provide components of the transfer. Any such Transition Services shall be described and attached hereto as Exhibit "CC".

                                  ARTICLE XI
                                  ----------
                                    ESCROW
                                    ------

     11.1 Escrow Materials. GT agrees to put object code and source code and the documentation thereto, which shall include all relevant commentary, including, but not limited to, explanation, flow charts, algorithm and subroutine descriptions, memory and overlap maps, designs, architecture and other similar materials, for the Reservation System in escrow with an independent third party escrow agent located in the United States, acceptable to AXP, which acceptance shall not be unreasonably withheld ("Escrow Materials"). The parties shall enter into an escrow agreement substantially in the form attached hereto as Exhibit "W", within thirty (30) days of the Effective Date.

     11.2  Release of Escrow. Escrow Materials will be released as described in
Section 10.6.

                                  ARTICLE XII
                                  -----------
                                CONFIDENTIALITY
                                ---------------

     12.1 Confidentiality. Each party (the "Receiving Party") shall and shall require its subcontractors, agents, and employees to regard and preserve as confidential all financial, technical and business information of the other party and all information that is identifiable to a particular individual related to the other party (the "Disclosing Party"), and each of their respective Affiliates, clients, suppliers and other entities with whom they do business that is disclosed to the Receiving Party ("Confidential Information"). Without limitation of the foregoing, the AXP User Information shall be considered AXP's "Confidential Information". The Receiving Party agrees to hold such Confidential Information in trust and confidence for the Disclosing Party and not to disclose such Confidential Information to any person, firm or enterprise, or use (directly or indirectly) any such Confidential Information for its own benefit or the benefit of any other party, unless authorized by the Disclosing Party in writing, and even then, to limit access to and disclosure of such Confidential Information to its employees on a "need to know" basis only. Information shall not be considered "Confidential Information" to the extent, but only to the extent, that such information is: (i) already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party; (ii) subsequently learned from an independent third party free of any restriction and without breach of this Agreement or any agreement with such third party; (iii) is or becomes publicly available through no wrongful act of the Receiving Party; or (iv) is independently developed by the Receiving Party without reference to any Confidential Information. Notwithstanding the foregoing the Receiving Party may make any disclosure required to be made by such Receiving Party under applicable law or an order, judgment, decree or subpoena of a court of competent jurisdiction if it determines in good faith that it is necessary to do so provided, however, that the Receiving Party shall give prior written notice to the Disclosing Party so that the Disclosing Party may seek an appropriate protective order or other remedy and/or waive the provisions of this Agreement, and the Receiving Party will cooperate with the Disclosing Party to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives, in writing, compliance with the relevant provisions of this Agreement, the Receiving Party will furnish only that portion of the Confidential Information which, in the written opinion of the Receiving Party's counsel, is legally required to be disclosed and, upon the Disclosing Party's request use good faith reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

     12.2 Injunctive Relief. The Receiving Party acknowledges and agrees that, in the event of a breach of any of the foregoing provisions, the Disclosing Party will have no adequate remedy in damages and, accordingly, shall be entitled to injunctive relief against such breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

                                 ARTICLE XIII
                                 ------------
                            LIMITATION OF LIABILITY
                            -----------------------

     13.1 PRIOR ACTS AND WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTY OR REPRESENTATION TO THE OTHER (EITHER EXPRESS OR IMPLIED), INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     13.2 GT'S LIMITATION OF LIABILITY. EXCEPT FOR (i) GT'S LIABILITY WITH REGARD TO ANY CLAIMS FROM ANY GT CUSTOMERS ARISING OUT OF ANY ACTS OR OMISSIONS PRIOR TO AND UP TO THE RELEASE DATE WHICH LIABILITY SHALL BE UNLIMITED AS TO AXP, (ii) GT'S INDEMNITY OBLIGATIONS HEREUNDER, (iii) GT'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, OR (iv) DAMAGES ARISING OUT OF GT'S INTENTIONAL MISRPRESENTATION, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, BOTH PARTIES AGREE THAT GT'S LIABILITY (UNDER BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), IF ANY, FOR ANY DAMAGES RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE ACTUAL AMOUNTS RECEIVED BY GT DURING THE TERM OF THIS AGREEMENT PRECEDING THE EVENT CAUSING SUCH DAMAGES.

     13.3 AXP'S LIMITATION OF LIABILITY. EXCEPT FOR AXP'S INDEMNITY OBLIGATION, BREACH OF ITS CONFIDENTIALITY OBLIGATION, OR DAMAGES ARISING OUT OF AXP'S INTENTIONAL MISREPRESENTATION, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, BOTH PARTIES AGREE THAT AXP'S LIABILITY (UNDER BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), IF ANY, FOR ANY DAMAGES RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL FEES OR OTHER AMOUNTS PAID OR OWED BY AXP TO GT PURSUANT TO THIS AGREEMENT.

     13.4 LIMITATON ON CONSEQUENTIAL DAMAGES AND COVER. IN ADDITION TO THE FOREGOING NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR OTHER DAMAGES OF ANY KIND INCLUDING LOSS OF PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE LIKELIHOOD OF THE OCCURRENCE OF SUCH DAMAGES. ANY LIABILITY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES WILL BE LIMITED TO $3.75 MILLION.

                                  ARTICLE XIV
                                  -----------
                      WARRANTIES AND WARRANTY DISCLAIMER
                      ----------------------------------

     14.1 GT's Travel Management Software. GT warrants and represents that the Reservation System will function and perform in material accordance with Exhibit "K", and the deliverables resulting from the Phases will function and perform in substantial accordance with specifications for the applicable Phase Functionality, and All Work Orders. GT further represents and warrants that:

           (a) As of the Effective Date, it has agreements in place with the CRS systems listed in Exhibit "DD" showing expiration dates in each case.

     14.2 General Warranties. GT represents and warrants that (i) it has all necessary rights, licenses and approvals required to provide the Hosting Services at the Service Location and its Reservation System and believes it will have and/or will use diligent efforts to obtain such rights with respect to the functionality of each phase to be developed hereunder (collectively, the "Functionality") to AXP in accordance with this Agreement; (ii) neither such provision of the Site(s) by GT in accordance with this Agreement, nor, GT believes, any of the Functionality, will infringe upon or violate any patent, copyright, trade secret or other proprietary right; (iii) AXP shall receive free and clear title to all AXP Unique Features and the rights to the AXP Restricted Features provided in this agreement;(iv) (v) the Site(s) and Functionality shall substantially perform the functions and operate in accordance with this Agreement and the applicable specifications; (vi) the Hosting Services hereunder will be rendered using sound, professional practices and in a competent and professional manner by knowledgeable, trained and qualified personnel; (vii) all obligations owed to the third parties with respect to the activities contemplated to be undertaken by GT pursuant to this Agreement are or will be fully satisfied by GT so that AXP will not have any obligations (other than obligations set forth in this Agreement) with respect thereto; (vii) GT's obligations hereunder are not in conflict with any other GT obligations; (ix) GT will comply with all applicable foreign (as to Market Countries), federal, state and local laws, rules and regulations in the performance of its obligations hereunder; including but not limited to all applicable national and international data protection laws and regulations; (x) provided they are in accordance with applicable law, GT will comply with the AXP Privacy Policy, Internet Customer Privacy Statement and Web Site Rules and Regulations, as the same are posted from time to time on the AXP website in the provision of the Sites and in the performance of its other obligations hereunder provided that for any changes to such policies not required by law, GT's obligation will be to use its diligent efforts to implement such policies within a reasonable time and at a reasonable cost;(xi) GT will not otherwise commit any act of willful or grossly negligent misconduct that results in a breach of a Customer's right of privacy; and (xiii) at all times during the term of this Agreement, GT will comply with the AXP Security Protocol set forth in Exhibit "Y" in the performance of its obligations hereunder; (xiv) where required by applicable local law, it is duly registered and in full compliance with legislation and regulations regarding data protection; (xv) the physical location of the Service Location(s) currently substantially conforms to the diagrams and descriptions thereof previously provided by GT to AXP; and (xvi) GTs arrangements with its subcontractors and agents who provide services to GT in connection with the performance of GTs obligations hereunder shall be in compliance with the terms and conditions of this Agreement.

     14.3 Data Warranty. GT agrees that such GT Customer Data consists of at least approximately 3.5 million names (including approximately 570,000 email addresses associated with such names) and approximately 1.1 million names of users who have accessed the Current GT Consumer Site from June 1998 through June 1999 (including approximately 122,000 addresses, 113,000 phone number and 280,000 email addresses associated with such names).

     14.4  Millennium and Euro Compliance.

           (a) Millennium. GT further represents and warrants that the Site(s)
               ----------
     (including without limitation, the Reservation System utilized to provide the Site(s), and the Functionality associated therewith) provide accurate results using data having date ranges spanning the twentieth (20th) and twenty-first (21st) centuries (e.g., years 1900-2100). Without limiting the generality of the foregoing, GT warrants that the Site(s) provided by GT shall (a) manage and manipulate data involving all dates from the 20th and 21st centuries without functional or data abnormality related to such dates; (b) manage and manipulate data involving all dates from the 20th and 21st centuries without inaccurate results related to such dates; (c) have user interfaces and data fields formatted to distinguish between dates from the 20th and 21st centuries; and (d) represent all data related to include indications of the millennium, century, and decade as well as the actual year. Notwithstanding the foregoing, the preceding warranty is conditional upon CRS, any other third party content provider designated by AXP and AXP systems used in combination with the Reservation System properly exchanging date data with the Reservation System and being 2000 compliant.

           (b) Euro Compliance. "Euro Compliance" means with respect to an
               ---------------
     Accepted International Market Site (i) is capable of performing all its intended functions for the currency of the country for the International Market Site, United States dollar and the Euro, where applicable, (ii) will comply with the legal requirements applicable to the Euro in any jurisdiction in for the International Market Site, and (iii) is capable of displaying and printing, and will incorporate in all relevant screen layouts, all Euro symbols and codes adopted for the International Market Site. AXP will be responsible for identifying AXP's business requirements with respect to Euro Compliance during the business requirements gathering phase or within a mutually agreed to time frame, and for timely review and approval, where appropriate, of specifications that will provide these needs.

     14.5 Content Warranty. Each party represents and warrants that its own or any 3rd party content that such party provides to the Sites, with AXP's permission(a) shall not contain libelous, defamatory, obscene, pornographic or profane material or any instructions that may cause harm to any individuals; (b) may be reproduced, used, converted into digital or other electronic media, displayed, and distributed as contemplated by this Agreement without violating or infringing the rights of any other person or entity, including, without limitation, infringing any copyright, trademark or right of privacy, or any other intellectual or industrial property right, title or interest of any party, and without obligating AXP to pay any fees to third parties; (c) each party will obtain all rights, permissions and approvals from any third party (including but not limited to electronic reproduction rights necessary for use of the Content in connection with the Site(s)); (d) is accurate to the best of the party's knowledge; and (e) each party will pay or cause to be paid all royalties, fees or other compensation due to third parties in connection with the exploitation of the Content provided by such party in the manner contemplated by this Agreement.

     14.6 Warranty Exception. In addition to any other limitations, AXP acknowledges and agrees that GT shall not be responsible for Site unavailability due to (i) outages caused by the failure of public network or communications components, (ii) errors in the HTML coding in, or any other aspect of, the electronic files containing the AXP Content or Customer Content (unless such content is coded by GT) or (iii) unauthorized use or misuse by users of the Site(s), unless due to GT's failure to comply with the security standards, procedures and obligations provided pursuit to this Agreement.

                                  ARTICLE XV
                                  ----------
                                   INDEMNITY
                                   ---------

     15.1  Indemnification.

           (a) Except as provided in subsection (b) below, GT agrees to defend, indemnify and hold AXP and its Affiliates, and each of their respective directors, officers, employees and agents harmless from and against any and all third party claims, demands, liabilities, losses, costs, damages or expenses, including reasonable attorneys' fees and costs of settlement, resulting from or arising out of: (i) the Reservation System, Functionality, Hosting Services, GT Content, or any work product pursuant to a Work Order, or the use thereof, actually or allegedly infringing or violating any patents, copyrights, trade secrets, licenses, or other property rights of any third party, or (ii) any third party claims arising out of GT's representations and warranties hereunder.

           (b) AXP agrees to defend, indemnify and hold GT and its Affiliates, and each of their respective directors, officers, employees and agents harmless from and against any and all third party claims, demands, liabilities, losses, costs, damages or expenses, including reasonable attorneys' fees and costs of settlement, resulting from or arising out of:
     (i) AXP Content, or any specifications provided by AXP for work pursuant to All Work Orders, or the use thereof, actually or allegedly infringing or violating any patents, copyrights, trade secrets, licenses, or other property rights of any third party, or (ii) any third party claims arising out of AXP's representations and warranties hereunder.

           (c) If the Reservation System, Hosting Services, or GT Content ("Service and/or Material"), or any part thereof, becomes, or in GT's opinion is likely to become, the subject of any claim or action covered by
     Section 15.1, then, GT may at its expense either: (i) procure the right to continue using same as contemplated hereunder; (ii) modify same to render same non-infringing (provided such modification does not adversely affect the Sites); or (iii) replace same with or an equally suitable, functionally equivalent, compatible, non-infringing Service and/or Material. If none of the foregoing are commercially practicable, GT having used all reasonable efforts, then , AXP shall have the right to terminate this Agreement in whole or in part. Further, if AXP in its sole discretion believes that it may suffer liability or damages of any nature as a result of infringing or allegedly infringing Service and/or Material, AXP may require that GT remove such Service and/or Material from the Corporate Site upon five (5) days' written notice to GT.

     15.2 Publicity. The parties will agree upon a press release announcing this relationship. Any publicity or press release relating to this Agreement must be received in writing for review and approval of the other party and shall not be released unless or until written approval is received from the other party. In the event, any such disclosure is legally necessary, pursuant to the contemplated Initial Public Offering by GT, GT must give notice in writing to

AXP of such requirement, providing the date of disclosure and attaching a copy of any such disclosure, for review and approval by AXP. Notwithstanding any contrary provisions in this Agreement, GT has the right to disclose aggregate transaction data, without any disclosure of information about individual users of the Sites and without reference to AXP.

                                  ARTICLE XVI
                                  -----------
                                   MARKETING
                                   ---------

     16.1 AXP and GT's Current On-Line Customers. As of the Effective Date and during the Term of the Agreement, each party has or will have customer relationships pursuant to which GT provides the Reservation System or AXP provides on-line travel booking services ("Existing Customers"). The parties agree that, during the term of this Agreement, and for six months thereafter, neither will actively solicit the Existing Customers of the other party to sell an online booking service. Nothing in the foregoing sentence will prevent either party from responding to a request from an Existing Customer of the other party. Notwithstanding the foregoing, AXP may sell functionality not provided by the Reservation System to GT's Existing Customers.

     16.2 Corporate Site Marketing. AXP agrees to diligently promote and vigorously market solely the Corporate Site to the Percentages of the Global 950 (Fortune 600 and International 350) until such time as the prospect is disinterested in the Corporate Site, after which time AXP will be free to market and promote any available product to such Prospect and will make such Prospect aware that the Reservation System is an alternative option. Nothing precludes discussion of competitive products as part of such promotion of the Corporate Site. The specific prospects are to be selected by AXP in its sole discretion ("Prospects") and AXP will provide the names of Prospects to GT. The above provisions do not prohibit un-targeted, general market promotions including but not limited to press releases, trade shows etc. AXP agrees to use commercially reasonable efforts to promote and market the Corporate Sites to the Large Market.

     16.3 Middle Market Site Marketing. If AXP actively promotes and markets an online booking system to the Middle Market, then AXP agrees to diligently promote and vigorously market solely the Corporate Site to the Middle Market until such time as the prospect is disinterested in the Corporate Site, after which time AXP will be free to market and promote any available product to such Prospect, and will make such Prospect aware that the Reservation System is an alternative option. Nothing precludes discussion of competitive products as part of such promotion of the Middle Market Site.. The above provisions do not prohibit un-targeted, general market promotions including but not limited to press releases, trade shows etc.

     16.4  Intentionally left blank.

     16.5 Marketing and Phase I Functionality. GT acknowledges that Acceptance of Corporate Phase I Functionality is a condition precedent to the commencement of AXP's obligation to vigorously market solely the Corporate Site. In addition, GT acknowledges that Acceptance of International Functionality for each Market Country is a condition precedent to the commencement of AXP's obligation to vigorously market solely International Sites in such country.

     16.6 Marketing Prior to Acceptance. AXP reserves the right to market the Corporate Site(s) and International Site(s) to more than the Percentages and may commence promoting and marketing of the Corporate Site(s) and International Site(s) at an earlier date than Acceptance of either Corporate Phase I Functionality or International Phase I Functionality, as applicable, without prejudice to AXPs rights under Section 4.6. In no event, however, will AXP implement a production version of a Corporate Site or International Site prior to such Acceptance.

     16.7 Consumer Exclusivity. As of the Release Date, and until January 27, 2002, AXP agrees not to promote, market or sell anything competitive to the Reservation System portion of the Consumer Site(s). From the Release Date until January 27, 2002, if GT shall participate in the operation of a consumer site under a name or mark controlled by GT, then, the exclusivity provisions of this
Section 16.7 applicable to AXP shall terminate; provided, however, GT shall provide ninety (90) days' written notice to AXP in advance of the launch of a consumer site under a name or mark controlled by GT. In such event, GT agrees to redirect the current URL and its extensions for AXP Consumer Site for up to one
(1) year and provide current copy to AXP of the Consumer Site User database at no charge. Notwithstanding the foregoing, GT shall at all times be able to state "Powered by GetThere.com" or similar designation in conjunction with the operation of other consumer sites without consequence. This Section 16.7 applies to the US market only.

     16.8 Small Business Exclusivity. For the Initial Term, AXP agrees not to promote, market or sell anything competitive to Reservation System portion of the Small Business Site(s). During the Initial Term, if GT shall participate in the operation of a small business site generally publicly available on the worldwide web under a name or mark controlled by GT then, the exclusivity provisions of this Section 16.8 applicable to AXP shall terminate. In such event, GT agrees to redirect the current URL(s) and its extensions for AXP Small Business Site(s) for up to one (1) year and GT shall provide AXP with a current copy of the Small Business User database at no charge. Notwithstanding the foregoing, GT shall at all times be able to state "Powered by GetThere.com" or similar designation in conjunction with the operation of other small business sites without consequence. This Section 16.8 applies to the US market only.

     16.9 International Marketing. AXP agrees to diligently promote and vigorously market solely the International Market Site to Market Countries until such time as the prospect is disinterested in the International Market Site, after which time AXP will be free to market and promote any available product to such Prospect and will make such Prospect aware that the Reservation System is an alternative option. Nothing precludes discussion of competitive products as part of such promotion of the International Market Site. The above provisions do not prohibit un-targeted, general market promotions including but not limited to press releases, trade shows etc. Notwithstanding the foregoing, AXP may sell a competitive solution in the UK for a period of one year from the release date of AXI TRAVEL 4.0 and in Germany for a period of one year from the release date of AXI TRAVEL 5.0

     16.10 Applicability to AXP. The parties acknowledge that Travel Impressions Inc. and Golden Bear Travel Inc. shall not be subject to this Agreement provided that they do not use, market, promote or sell a product or service competitive with the Reservation System marketed under the "American Express" or "AMEX" brand. Additionally, in the event that AXP shall in the future acquire any other entity or entities or enter a joint venture in which AXP has at least twenty percent (20%) ownership that have online booking capabilities in operation or development or have existing relationships with other parties that involve the provision of online booking services, such acquired entities or joint venture shall not be subject to this Agreement provided that the acquired company or joint venture does not use, market, promote or sell a product or service competitive with the Reservation System marketed under the "American Express" or "AMEX" brand.

     16.11 Competitive Reservation System. During the Term GT shall use diligent efforts to insure that the Reservation System is developed and operated so as to be positioned to compete aggressively in the business of providing online travel reservation capability.

                                 ARTICLE XVII
                                 ------------
                                 MISCELLANEOUS
                                 -------------

     17.1 Assignment. Neither party may assign any of its rights or duties under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld, except that, subject to Section 10.4 in the case of GT, either party may assign to a successor entity in the event of its dissolution, acquisition, sale of substantially all of its assets, merger or other change in legal status. AXP may also assign this Agreement to any of its Affiliates, provided that any such assignment shall not release AXP from its obligations under this Agreement. The Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns.

     17.2 Relationship of the Parties. Nothing in this Agreement shall be construed to create any franchise, joint venture, trust or commercial partnership or any other partnership relationship for any purpose whatsoever. GT agrees and represents that it is an independent contractor and its personnel, including but not limited to the committed development resources, are not AXP's agents or employees for federal tax purposes or any other purposes whatsoever, and are not entitled to any AXP employee benefits. GT assumes sole and full responsibility for their acts and GT and its personnel have no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate AXP in any manner whatsoever. GT, and not AXP, is solely responsible for the compensation of personnel assigned to perform services hereunder, and payment of worker's compensation, disability and other income and other similar benefits, unemployment and other similar insurance and for withholding income and other taxes and social security.

     17.3 Waiver. The forbearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder. No waiver of any right or privilege of a party arising from any default or failure hereunder shall affect such party's rights or privileges in the event of a further default or failure of performance.

     17.4 Severability. If any term, provision or part of this Agreement is to any extent held void unenforceable or invalid by a court of competent jurisdiction, the remainder of this Agreement shall not be impaired or affected thereby, and each term, provision and part shall continue in full force and effect, and shall be valid and enforceable to the fullest extent permitted by law.

     17.5 Choice of Law. This Agreement and the resolution of any dispute hereunder, whether such dispute is in the nature of contract, tort, or otherwise, shall be governed by and construed in accordance with the laws of the State of New York (without regard to New York's principles of conflicts of laws) and of the United States of America.

     17.6 Entire Agreement; Modifications. This Agreement and the Purchase Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, consents and understandings between them relating to such subject matter. The parties agree that there is no oral or other agreement between the parties which has not been incorporated into this Agreement. This Agreement may be modified or amended only by a duly authorized written instrument executed by the parties hereto.

     17.7 Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which together will constitute one instrument.

     17.8 Notices. Except as otherwise expressly provided herein, any notice, request, consent, demand or other communication required or permitted to be given by this Agreement shall be in writing and shall be personally served or sent by telecopy (with a copy by prepaid registered or certified mail sent on that same day), commercial courier service or prepaid registered or certified mail. Any written notice delivered by telecopy shall be deemed to have been given on the day telecopied to the other party. Any written notice given by commercial courier service or registered or certified mail shall be deemed communicated as of actual receipt. For purposes of this Agreement, the addresses of the parties, until notice of a change thereof, shall be as set forth below:

     If to GT:

     GetThere.com (formerly Internet Travel Network)
     445 Sherman Avenue
     Palo Alto, CA 94306
     Attention:  General Counsel
     Telecopier No. _________________


     If to AXP:

     American Express Travel Related Services Company, Inc.
     American Express Tower
     World Financial Center
     New York, New York 10285
     Attention: General Counsel's Office
     Telecopy No.: (212) 640-5423

     17.9 Insurance. Throughout the term of this Agreement, GT must maintain adequate workers compensation, liability, disability, unemployment and automobile insurance as required under law for GT and each of its employees performing services under this Agreement and any Work Orders hereunder. GT must also maintain throughout the term of this Agreement, the following types of insurance coverage, at or above the minimum policy amounts set out below. All insurance companies must have and maintain an AM Best rating of A- or better.

-----------------------------------------------------------------------------------------
                                                                               AXP as
                                                                               Additional
Type of coverage         Coverage as broad as           Policy Minimums        insured
-----------------------------------------------------------------------------------------
Workers                  Statutory Requirements      Statutory requirements        No
Compensation and         Combined with workers       Each accident, $1,000,000     No
Employers'               compensation policy
Liability
                                                     Disease policy limit,
                                                     $1,000,000
                                                     Disease each employee,
                                                     $1,000,000
-----------------------------------------------------------------------------------------
Commercial               ISO Form CG0001             General aggregate,           Yes
General                                              $2,000,000
Liability and                                        Completed ops products,
Personal                                             $2,000,000
Injury                                               Each occurrence,
                                                     $2,000,000
                                                     Personal injury,
                                                     $2,000,000
-----------------------------------------------------------------------------------------
Commercial Auto,         ISO Form CA0001             Combined single limit,        No
                                                     $2,000,000
Including Employer's
Non-Owned auto
-----------------------------------------------------------------------------------------
Commercial Umbrella      Underlying EL, GL and       May, if necessary, be used   Yes
Liability                                            in any combination with the
                         Auto                        primary policy limit to
                                                     fulfill the above limit
                                                     requirements.
-----------------------------------------------------------------------------------------
Professional              N/A                        Minimum policy limits of     Yes
Liability covering                                   $1,000,000. Increased
services under this                                  amounts subject to AXP
agreement                                            discretion
-----------------------------------------------------------------------------------------

GT shall provide verification of its insurance coverage by providing a valid certificate of insurance to AXP upon request. All certificates of insurance must provide that AXP will be notified thirty (30) days before cancellation. GT's insurance shall be primary and non-contributory with any insurance maintained by AXP.

     17.10 Intentionally left blank

     17.11 Dispute Resolution Process; Mediation.

           (a) In the event there shall arise any issue or dispute with respect to the creation of specifications, development work, or the ongoing, day-to-day operations of the Sites, the parties agree to utilize the following procedure to resolve such issues or disputes: (i) the Project Coordinators shall meet and discuss in detail the issues identified to them for resolution. These meetings shall take place as often as is necessary;
     (ii) if the Project Coordinators are unable to resolve a particular issue, that issue shall be considered at the next regularly scheduled quarterly meeting of the Steering Committee; provided, however, each party retains the right unilaterally to demand a meeting of the Steering Committee, which meeting may be conducted in person or telephonically, within five (5) business days of a written demand issued to the other party's Project Coordinator; (iii) issues that are not resolved by the Steering Committee shall be resolved by the Chief Executive Officer of GT, subject to the right of either party to utilize the procedural rights and resort to the remedies described in Sections 17.11(b) - (f) below, or any other remedy available to them in law or in equity.

           (b) Except as expressly provided in this Section 17.11, prior to the institution of any legal action by one party against the other relating to any dispute between the parties to this Agreement arising out of or in connection with this Agreement or any breach, such dispute may be submitted to a disinterested mediator having substantial experience and recognized expertise in the field or fields of the matter(s) in dispute. A party may initiate mediation proceedings by notifying the other party in writing that it is requesting that a dispute be mediated in accordance with this Agreement. The mediator shall be agreeable to both parties. The mediation shall be conducted in New York, New York in accordance with the Commercial Mediation Rules of the American Arbitration Association. The fee charged by the mediator shall be borne equally by the parties. The fact that mediation is or may be allowed will not impair the exercise of any termination rights under this Agreement. Any mediation and the enforcement of any settlement entered into by the parties pursuant to such mediation shall be governed by and construed in accordance with the laws of the State of New York (without regard to New York's principles of conflicts of laws) and of the United States of America.

           (c) No provision of, nor the exercise of any rights under, this
     Section 17.11 shall limit the right of any party to obtain injunctive relief as provided in this Agreement, during, or after the pendency of any mediation, and any such action shall not be deemed an election of remedies. Such injunctive rights can be exercised at any time except to the extent such action is contrary to a final settlement entered into by the parties pursuant to a mediation proceeding. The institution and maintenance of an action for judicial injunctive relief shall not constitute a waiver of the right of any party, including without limitation the plaintiff, to request mediation of any dispute.

           (d) Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to and may be claimed by any such party in any mediation proceeding. No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Section 17.11. Each party agrees to keep all disputes and mediation proceedings strictly confidential, except for disclosures of information to the parties' legal counsel or auditors or those required by applicable law. The parties agree to treat all mediation proceedings as settlement negotiations and agree that such settlement discussions shall be inadmissible in a court of law. The mediator shall be bound to maintain the confidentiality of all matters made known to the mediator, as well as notes or writings prepared by the mediator. The parties agree not to subpoena or otherwise require the mediator to testify or to produce records, notes or work product in any further proceedings. Only persons having a direct interest in the mediation are entitled to attend.

           (e) The parties agree to cooperate with each other and with the mediator in a good faith effort to negotiate a prompt and reasonable resolution of any dispute mediated.

           (f) The mediator is to serve as an impartial third party in assisting the parties toward settlement of their dispute but may not compel or coerce the parties to enter into a settlement agreement. The mediator will not render any decision on the merits of the dispute.

     17.12 Binding Effect. Except as provided herein, this Agreement shall be binding on and inure to the benefit of the parties' respective successors and permitted assigns.

     17.13 Exhibits. The Exhibits attached hereto are incorporated by reference. The parties acknowledge that certain Exhibits have not been completed as of the Effective Date. The parties shall negotiate in good faith and use diligent efforts to complete all such Exhibits within sixty (60) days after the Effective Date. Nonetheless, the effectiveness of this Agreement shall not be contingent on the foregoing.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GETTHERE.COM, INC.                AMERICAN EXPRESS TRAVEL RELATED
                                  SERVICES COMPANY, INC.

By: /s/ Ken Pelowski           By: /s/ Brian Fraelich
    ---------------------------       ------------------------------------------

Print Name: Ken Pelowski          Print Name: Brian Fraelich
            -------------------               ----------------------------------

Title: COO & CFO                  Title: Senior Vice President & General Manager
       ------------------------          ---------------------------------------

Date: 9/10/99                     Date: 9/10/99
      -------------------------         ----------------------------------------


                                  AMERICAN EXPRESS TRAVEL RELATED
                                  SERVICES COMPANY, INC.

                                  By: /s/ Brigitte Baumann
                                      ------------------------------------------

                                  Print Name: Brigitte Baumann
                                              ----------------------------------

                                  Title: Senior Vice President & General Manager
                                         ---------------------------------------

                                  Date: 9/10/99
                                        ----------------------------------------

                                  EXHIBIT C

                                   PAYMENT

Corporate, Middle Market, Small Business and International Site Fees shall be $[*] per Net Transaction. Site Fees shall be applicable for a period of 3 years from the Acceptance Date of each Corporate, Middle Market, Small Business and International Site.

Consumer Site Fees:
------------------
*  Option 1

$50,000 design and set-up fee
$36,000 annual maintenance fee
$[*] per gross PNR

*  Option 2

80% of standard commission shared with GT
100% of overrides to GT
100% of segment fee to GT
50% of advertising gross revenue to GT
$50,000 design and set-up fee payable to GT as of the Effective Date

*  Option 3

$[*] per gross PNR plus the following annual payments:
Year 1 - $450,000
Year 2 - $800,000
Year 3 - $1,250,000
Year 4 - $1,750,000


From the Effective Date until the Release Date, AXP will receive no revenues from GT in connection with the operation of the itn.net consumer site After the Release Date, AXP shall be entitled to share revenues from the Consumer Site in the event AXP selects Option 2 above. On or before November 30, 1999, AXP shall inform GT of the payment option selected by AXP beginning upon the Release Date. Between the Release Date and April 30, 2000, AXP will have a one-time option to choose another payment option to apply for the remainder of the Term, the election of which shall become effective ninety (90) days after the date of AXP's notice of such election to GT. If AXP fails to notify GT of its election of a payment option hereunder, Option 2 shall apply.

After July 30, 2000, and for the remainder of the Term, AXP may, at its discretion change from Option 2 to Option 1 provided that (a) AXP shall reimburse GT the actual costs.

If AXP chooses Options 1 or 3, GT will utilize the CRS system of AXP's choosing. For Option 2, GT shall choose the CRS system. AXP will assist GT in obtaining high-speed lines from the

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

AXP designated CRS for use in this Agreement. In the event AXP shall select Options 1 or 3 during the Term as provided above, all CRS payments shall be retained by AXP.

Professional/Consulting Services:

AXP will pay GT's time and materials rates, plus expenses, no less favorable than that offered to any other party for any professional or consulting services. As of the Effective Date, these services will be provided at the following rates:

Programming Hourly Fee            $[*]
HTML Coding Hourly Fee            $[*]
Graphic Design Hourly Fee         $[*]
Special Consulting Hourly Fee     $[*]

Notwithstanding the foregoing, such time and materials rates shall remain unchanged for a 12-month period and may not be increased by more than [*]% per annum. GT shall give notice to AXP at least 6 months in advance of any change in rates.

"Minimum Revenue" AXP agrees to pay the following revenue guarantees against Net
-----------------
Transaction Fees from the Small Business, Corporate, International and Middle Market Sites on an annual basis during the Initial Term as follows:

  Year 1    $  750,000
  Year 2    $1,500,000
  Year 3    $2,500,000


"Sixteen Quarterly Payments"
----------------------------
In addition AXP shall pay fixed fees to GT in sixteen quarterly payments, in the following order, beginning on the Effective Date:


Fees for Integration and Development for Hosting Corporate Sites
$270,000 Quarter 1
 324,000 Quarter 2

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Fees for Ongoing Maintenance and Support for Consumer and Small Business Sites (commencing during the first quarter after the Release Date)

      389,000  Quarter 3
      467,000  Quarter 4

      560,000  Quarter 5
      672,000  Quarter 6
      806,000  Quarter 7
      967,000  Quarter 8

    1,113,000  Quarter 9
    1,279,000  Quarter 10
    1,471,000  Quarter 11
    1,692,000  Quarter 12

    1,692,000  Quarter 13
    1,777,000  Quarter 14
    1,866,000  Quarter 15
    1,866,000  Quarter 16

If the number of unique registered users delivered by GT to AXP, in addition to those described in Section 14.3, coming from itn.net and itn.com do not exceed 897,400 -("Targeted Registered User Number") within 36 months from the Effective Date, and AXP believes that the registered users coming from itn.net and itn.com by the end of the proceeding 12 months will in aggregate not exceed Targeted Registered User Number, then GT will reimburse AXP at fifteen dollars ($15) per registered user for any shortage of Targeted Register User Number. If GT is unable or unwilling to so reimburse AXP, then AXP may choose to deduct the payment from the remaining Sixteen Quarterly Payments. If AXP changes the process, location or level of information for obtaining a registered user which would negatively impact GT's ability to achieve the Targeted Registered User Number, then GT may at its sole discretion change to a targeted visitor model. The targeted visitor model will look at the previous three months visitor to registered user ratio ("Visitor Ratio"). Going forward, registered users will equal the number of visitors divided by the Visitor Ratio.

GT has the right to generate visitors to itn.net, itn.com and AXP's consumer travel site home page through traditional customer acquisition methods such as advertising and direct mail and such customer acquisition is subject to prior written approval by AXP (which will not be unreasonably withheld). Additionally, GT shall not engage in any activities intended to result in registered users that would not have a bona fide intent to use a travel web site including direct monetary compensation for registration.

The total registered users delivered to AXP by GT (until such time that GT meets or exceeds the Targeted Registered User Number) shall not exceed seventeen and a half percent (17.5%) of Bogus Registered Users. "Bogus Registered Users" are registered users which (i) are duplications of another registered user, (ii) do not have an active email addresses, (iii) have not provided name, password and email address and (iv) the user did not individually and personally register (no bulk or computer generated enrollments). If the Bogus Registered Users exceed the seventeen and a half percent (17.5%) in any quarter, then the number of total registered users will be reduced by the difference between (the actual percentage of Bogus Registered Users and seventeen and a half percentage (17.5%)) times the total number of registered users in the quarter. If GT intentionally creates a bulk registration or computer generated registration of registered users to itn.net or itn.com, then the Sixteen Quarterly Payment shall cease.

All the proceeding criteria will be subject to periodic third party audit.

                                   EXHIBITS

A.     Consumer/Small Business Site Specifications - To be jointly developed.    1
B.     Corporate Site Specifications - To be jointly developed.                  2
C.     Payment                                                                   3
D.     Service Level Agreement                                                   4
E.     Hosting Services Location and Description                                21
F.     Consumer/Small Business Phase I Functionality                            24
G.     Consumer/Small Business Phase II and III Functionality                   28
H.     Corporate Phase I Functionality                                          33
I.     Corporate Phase II Functionality                                         35
J.     International Phase I Functionality                                      38
K.     Initial Functionality                                                    40
L.     GT Pipeline Definitions                                                  60
M.     The "International 350" and "US Fortune 600"                             62
N.     Implementation Schedule Template                                         73
O.     Work Order Template (General)                                            77
P.     Work Order Template (Unique)                                             82
Q.     Work Order Template (Restricted)                                         86
R.     GT Standard Development Requirements                                     88
S.     Obligations of the Parties in Implementation                            133
T.     GT Standard Implementation Process                                      136
U.     AXP Customer Agreement - To be mutually agreed.                         142
V.     Usage Report Types                                                      144
W.     Escrow Agreement                                                        146
X.     Bug Classification Protocol                                             147
Y.     AXP Security Protocols                                                  149
Z.     Press Release                                                           153
AA.    Competition                                                             157
BB.    Disaster Recovery Plan                                                  159
CC.    Transition Services                                                     168
DD.    Current CRS Systems                                                     169

                                   EXHIBIT A


                  Consumer/Small Business Site Specifications

                                   EXHIBIT B


                         Corporate Site Specifications

                                   EXHIBIT C


                                    Payment

                 (See pages 45-48 of Web Services Agreement)

                                   EXHIBIT D


                            Service Level Agreement

                                   Exhibit D


                                  GetThere.com

                                       &

    American Express Corporate Services, Consumer and Small Business Travel


                            Service Level Agreement

August 31, 1999

Introduction
------------

Objective

The purpose of this document is to detail the services that will be provided by GetThere.com in support of the AXI Travel, Consumer Travel, and Small Business Travel site applications for American Express and our customers that use these products. The basis of this document will be used to define service level expectations and support escalation paths.

The Specifications herein apply to Consumer and Small Business Travel sites where applicable.

The key areas defined are:

 .  Architectural Overview
 .  Services Provided
 .  Performance Objectives
 .  Contacts

Definitions and Terminology
 .  American Express AXI Travel Tech Support Level 2 -American Express operated centralized operational support team in Houston (domestically).
 .  American Express AXI Travel ITT Support -American Express technology team responsible for 24x7 problem escalation in Phoenix.
 .  Customer Help Desk - Customer Corporate IT Help Desk
 .  MCI - Frame relay provider
 .  Exodus -  Web Hosting provider
 .  GetThere.Com Support Desk - Operational support for the product.

-------------------                                         --------------------------
Geo Engine Mapping                                            Private IP Connections       WWW
     Server                                                 --------------------------
-------------------
-------------------
   Ad Server                                                -------------------------------------------
-------------------                                                    ITN Network - Firewall
-------------------                                         --------------------------------------------
  Weather Server
-------------------

  --------------                                            ---------------------------------------------
                                                                                ==========================
  --------------                                                                Netscape Enterprise Server
                                                                                ==========================
  --------------                                                                        NSAPI Proxy
                                                                                ==========================
  --------------
                                                                                ==============
                                                                                   Arbiter
                                                                                ==============


                                                              -------------------------------------------
                                                                 Air     Hotel     Auto     Login CGI
                                                                                            Logic
                                                              -------------------------------------------

                                                              Report Logic
                                                              -------------------------------------------
                                                              Admin. Access  QuarterMaster  Mileage Booking
          Caching Servers                                        Logic        HTML Engine      Logic
                                                              -------------------------------------------
                                                              Travel Policy                Air, Car, Hotel
                                                                 Logic                   Private Fares Logic
                                                              -------------------------------------------
  Report Servers                                                             TIS API Layer
                                                              -------------------------------------------

------------------------------                                -------------------------------------------
        Event/Auction                                                        CRS Serve
           Servers                                            -------------------------------------------
    ----------------------                                       AM         AP       GA     SA      WS
                                                                Parser   Parser    Parser  Parser  Parser
        Data Stream                                           -------------------------------------------

        Send Mail                                                                      Web Servers
                                                              ---------------------------------------------
     Wireless Gateway                                         ---------------------------------------------
                                                                           TA MX Servers
------------------------------                                ---------------------------------------------

                                                               ----------------           ----------------
          ----------------                                         W9600d                       IP
              Speedy/                                          ----------------           ----------------
           PRDS I'face                                          Worldspan                  Galileo
         ----------------                                        SABRE                      Apollo
         ----------------                                        Amadeus
             Tuxedo
             Broker
         ----------------
 System Application Architecture
--------------------------------

Services Provided
-----------------

System Availability

AXI system availability objective: 7 X 24 days a week except as noted below

Goal: For American Express and GetThere.com to maintain a high degree of operational availability and quick response times to ensure maximum system availability

We are in agreement that the complete (total) operational objective should be at least 99.0% up time, 24 hours/day, and 7 days/week, as measured on a monthly basis. The operation up time objective for peak or off-peak time should be measured as follows:

     Peak Time        3AM (EST) - 9PM (EST)     99.2% up time
     Off-Peak Time    9PM (EST) - 3AM (EST)      98.8% up time

This time will allow for peak time availability during standard business hours for our European based customers through peak time availability for our customers which operate during standard business hour for US Pacific time zones.

Downtime Notification

Scheduled outages require ten (10) business days notification to American Express and should be scheduled during lower impact hours. Lower impact hours should be either one of the following; (a) during off peak hours as describe above, or (b) during minimum usage time frames as measured and presented through operational usage reports.

All efforts to consolidate changes should be made to reduce the frequency of system downtime. Update to products and/or content as well as normal maintenance activities should be performed together in order to reduce downtime whenever possible. Impacts, and potential impacts should be clearly outlined and agreed to by both American Express and GetThere.com prior to scheduling a system downtime/update.

GetThere.com will notify designated American Express personnel when a system outage has occurred via the appropriate means:
     .  Voice Mail
     .  E Mail
     .  Pager Notification


Notification should give status of outage, updates to system availability expectations and notifications of system back on-line on an hourly basis during downtime.

Maintenance Window

Periodically GetThere.com will need to apply "hot fixes" or apply new releases to improve the application or system performance. These functions (maintenance windows) must be scheduled and performed during off peak (see above) and at a time that will inconvenience the fewest end users.

There should be mutually agreed upon monthly maintenance window so that normal system maintenance can be performed. This window should be scheduled on a Saturday/Sunday. All monthly archives, backups and system configuration updates that require system outages are to be performed during this timeframe.

Emergency updates, maintenance, changes and other system management procedures will be scheduled on a case-by-case basis.

A reminder message (see above) confirming system outage is sent on a daily basis beginning 5 days in advance of the scheduled outage.

The duration of all system outages will vary depending on complexity of changes and other unforeseen circumstances. In all cases it will be kept to a minimum with the goal of having the complete system available as soon as possible.

Support Model


The support infrastructure is broken down into three tiers. From an end user perspective, Tier 1 and Tier 2 levels of support will be their only contact. All Tier 3 level support calls will be escalated from American Express support staff.

Support - 1st, 2nd, & 3rd level
The Customer provides all level 1 support to end-users. Amex will provide level 2 help desk support and will coordinate level 3 support with GetThere.com.

  It is intended that the Customer will provide all Level 1 Help Desk support for Customer's end-users. The Customer will provide and communicate to all end-users instructions and procedures specifying 1) that all help desk requests are to be directed to the Customer's trained staff and 2) the schedule under which this support will be provided.

  The Customer's help desk staff may refer Level 2 support requests to Amex. The Customer will provide to Amex and maintain a list of individuals comprising this help desk staff who shall be authorized to contact the Amex Level 2 support staff.

  When necessary, the Amex level 2 help desk will coordinate level 3 support with GetThere.com's help desk and/or other personnel.

GetThere.com agrees to provide the following level 3 help desk support:
-----------------------------------------------------------------------

  GetThere.com agrees to provide Amex with comprehensive support for timely resolution to all inquires associated with the use of GetThere.com software and for all new releases, including, at GetThere.com's facility, training to ensure Amex has the requisite expertise to implement and operate the System. If requested by Amex, the training can be provided instead at an Amex site or other facility, provided that Amex pays applicable travel and entertainment expenses for the GetThere.com training personnel. This support will include, but not be limited to:

  . One or more dedicated, full-time GetThere.com support manager(s) for the Amex System staff;

 .    Telephone support for Amex's designated support contact(s) twenty-four (24)
     hours a day, seven (7) days a week with immediate access to GetThere.com support staff by phone and/or pager, as well as e-mail;

 .    GetThere.com collaboration with representatives of Amex Technologies as required to diagnose and resolve issues;

 .    Maintenance releases and bug fix releases of the System;

 .    Status updates via email or phone on the specified regular schedule from receipt of call to answer/fix; and

 .    Guaranteed GetThere.com response times and lead times for answers, temporary fixes, permanent fixes and status updates, as specified below:

                              Temporary  Long Term
     Issue Level    Response     Fix     Resolution        Updates
     -----------    --------     ---     ----------        -------
     Critical       2 hours    12 hours  7 Business Days   Hourly
     Serious        6 hours    24 hours  21 Business Days  Every 2 hours
     Moderate       24 hours   48 hours  next release      Weekly
     Questions      2 hours              48 hours


     *Questions submitted by 4 p.m. ET should be responded to within 2 hours and answered with 48 hours; questions submitted after 4 p.m. should be responded to by 9 a.m. the next day and answered within 48 hours.

     "Issue Level" (Critical, Serious, and Moderate) shall be as jointly designated by Amex and GetThere.com

     "Response," as used in this section, shall include, at a minimum:

           Identity of GetThere.com staff working the issue, Estimated time to respond with fix, and Preliminary/confirmed diagnosis of the issues/problem.

     "Temporary Fix," as used in this section shall be defined as immediate restoration of, to the maximum extent practicable, any lost functionality and access for the affected user(s) of the System.

     GetThere.com will provide Amex with online access at all times to the bug/fix/support log and/or corresponding email trail, which notes the issue tracking number. From these logs, GetThere.com will provide monthly reports which show issue, category, response time, time it took to install temporary fix, and time it took to install permanent fix.

     When determined necessary by Amex to answer or resolve an issue or question not answered or resolved within the time frames defined above in this section, Amex shall, in its discretion, escalate the issue and GetThere.com management shall use its best efforts to provide an answer/resolution in accordance with the following schedule:

          Escalation                                Timeframe for
          Level          GetThere.com Contact       Answer/Resolution
          -----          --------------------       -----------------
          First          Head of Support Services        4 hours
          Second         VP, Professional Services       4 hours
          Third          Executive VP                    4 hours
          Final          CEO                             4 hours

     In addition, GetThere.com shall provide Amex with consultation access to senior GetThere.com staff, as determined necessary by Amex, including, but not limited to, senior development staff, the head of development, and head of software engineering each of whom shall devote at least their time as needed to resolve the problem or issue referred by Amex.

Tier Definition and Escalation Procedures

------------------------------------------------------------------------------------------------------------------------------------
   Support Group     Support               Typical Request              Escalation Path         Reasons for        Escalation
                       Tier                                                                      Escalation          Method
------------------------------------------------------------------------------------------------------------------------------------
Corporate Help Desk     1          .  Browser Questions              AXI Support Desk       .  Unable to          Create Log in
                                   .  Access                                                   resolve issue      problem tracking
                                   .  Client Configuration                                                        system, then
                                   .  Password Reset                                                              escalate via phone
------------------------------------------------------------------------------------------------------------------------------------
AXI Support             2          .  AXI Use Questions              AXI Technical Support  .  System             Open and track
                                   .  New Client Setups              GetThere.com              Unavailable        trouble tickets
                                   .  Implementation Support                                .  Reported &
                                   .  Problem Tracking                                         Verified Bug
                                                                                            .  Enhancement
                                                                                               Request
                                                                                            .  Unable to
                                                                                               resolve issue
------------------------------------------------------------------------------------------------------------------------------------
American Express        2          .  Travel Itinerary               AXI Support            .  Problem            Open and track
Travel Office                      .  Ticketing Assistance                                     Determination      trouble ticket
                                   .  Ticket Printing                                       .  System
                                                                                               Unavailable
------------------------------------------------------------------------------------------------------------------------------------
AXI Technical           2          .  Infrastructure Issues          MCI GetThere.com       .  System Down        Open and track
Support                            .  Feeds/Links                                           .  Network Down       trouble ticket
                                   .  Change Control
                                   .  Problem Determination
------------------------------------------------------------------------------------------------------------------------------------
Exodus                  3          .  Monitor the servers and the
                                      network (web hosting)
                                   .  Outages - server hardware &
                                      network
------------------------------------------------------------------------------------------------------------------------------------
GetThere.com            3          .  Application Hot fixes          Exodus
                                   .  Application releases
                                   .  Monitoring of travel
                                      application servers
------------------------------------------------------------------------------------------------------------------------------------

Hours of Coverage - by Tier

-------------------------------------------------------------------------------------------------------------------
   Tier                        Function                                        Hours of Coverage
-------------------------------------------------------------------------------------------------------------------
    1       Corporate Helpdesk                              7 X 24 (recommended)
-------------------------------------------------------------------------------------------------------------------
    1       AXI Support Desk                                8AM -8PM EST M-F
-------------------------------------------------------------------------------------------------------------------
    2       American Express Travel Office                  7 days X 24hours
                                                            Utilizing Emergency Travel Services
-------------------------------------------------------------------------------------------------------------------
    2       AXI Technical Support                           7 days X 24hours
-------------------------------------------------------------------------------------------------------------------
    3       MCI                                             7 days X 24hours
-------------------------------------------------------------------------------------------------------------------
    3       Exodus                                          7 days X 24hours
-------------------------------------------------------------------------------------------------------------------
    3       GetThere.com                                    7 days X 24 hours
-------------------------------------------------------------------------------------------------------------------


Priorities & Response Times


Response time for support requests will be based on priority of the support request and will be measured from the time a support request is received

--------------------------------------------------------------------------------------------------------------------------------
                                                                       Tier 1                  Tier 2               Tier 3
                                                                         Resolve/
Priority            Description/Examples                       Response  Escalate (*)   Response  Update       Response  Update
--------------------------------------------------------------------------------------------------------------------------------
1 - Critical        Production System Down                     * 1 hour                 * 1 hour  * 1 hour     2 hours   1 hour
                    .  Site unavailable. These issues are
                       immediately escalated to Tier 2 for
                       resolution
                    .  Loss of services,
--------------------------------------------------------------------------------------------------------------------------------
2- Serious          Serious Business Impact                    * 1 hour  * 1 hour       * 1 hour  * 2 hour     6 hours   2 hours
                    .  core portion of systems fails to
                       function and effects users system-wide
                    .  degrading system
                       performance/response time
--------------------------------------------------------------------------------------------------------------------------------
3 - Moderate        Moderate Business Impact                   * 4 hour  * 1 workday    * 4 hour  * 1 workday  24 hours  weekly
                    .  Individual User unable to utilize the
                       tool due to configuration issue
                    .  Tool usability questions
                    .  Unable to log in
                    .
                    .  Tool response time delay
--------------------------------------------------------------------------------------------------------------------------------

*  Less than.

--------------------------------------------------------------------------------------------------------------------------------
3 - Questions      Questions                                * 1 workday  * 1 workday  * 1 workday  Immediate  * 2 workday
                   .
                   .  PNR creation problems
                   .  Pricing questions/issues regarding
                      obtaining the correct price
                   .  Missing hotel property or airline
                      flight
----------------------------------------------------------------------------------------------------------------------------

*  Less than.

** If a support request is not resolved within the Tier 1 RESOLVE timeframe, the customer will be notified. If necessary, the request will be escalated to the appropriate Tier 2 group. Status updates to be given in the RESOLVE timeframes.

Tier 1 Resolution - The customer has been notified with a resolution to the problem. In the case of new feature requests or noted bug - send a response back noting that Tier 1 has escalated their request to Tier 2 and will be tracked and worked through the monthly status meeting for prioritization.

Tier 2/Tier 3 Updates - These Tiers are responsible for updating Tier 1 on the progress of the situation if the site is not available, loss of service or significant business impact has occurred. Tier 1 is responsible for keeping the customer informed of the progress being made to resolve the situation.

Site Setup and Maintenance


For standard Customer Site implementations, setup period should be no longer than five (5) business days. For non-standard specialized setup, GetThere.Com will use diligent efforts to expedite process as soon as reasonably possible.

For routine site maintenance a period should be no longer than five (5) business days.

Product Testing

GetThere.com should perform a specified, and Amex approved, schedule of ongoing testing of the system to detect and avoid problems.


GetThere.com agrees to develop and provide a detailed, and Amex approved, schedule of ongoing testing of the system that can be conducted by Amex to detect and avoid problems.


Pre Release Support & Training


All subsequent releases, GetThere.com will coordinate the training of all American Express designated personnel (support, Product Management,
Implementation, etc....).   These updates and training sessions will be provided
on a schedule no worse than provided to GetThere.com's internal equivalent personnel.

Training should consist of the following:

 .  Documented procedure changes
 .  Documented tool enhancements
 .  Hands-on Tool Training (user and administrator)

Standard Training & Support Services


GT will provide the following training services:

For the end user

 .  On-line help menus & content displayed on the booking sites
 .  On-line, fully customizable tutorial (including default text) for all sites built in the striker V or primo styles
 . Soft copies of all previously produced "Quick Reference" guides, FAQ sheets, and training materials or manuals previously produced for GT corporate customers and updated for new release versions.
 .  Soft copies of user orientation presentations previously produced for GT corporate customer training sessions and updated for new release versions.
 . Assistance in updating and revising the above mentioned soft copies to address features and functionality on the Amex site.


For the system administrator

 .  On-line help menus & content displayed on the booking sites
 .  On-line, fully customizable tutorial (including default text) for all sites built in the striker V or primo styles
 . Soft copies of all previously produced "Quick Reference" guides, FAQ sheets, and training materials or manuals previously produced for GT corporate customers and updated for new release versions.
 . Assistance in updating and revising the above mentioned soft copies to address features and functionality on the Amex site.


For the APX Implementation Team

 . Up to 80 hours of hands-on implementation and system configuration training to be conducted classroom style at GetThere.com's facility for up to 24 participants. If requested by Amex, the training can be provided instead at an Amex site or other facility, provided that Amex pays applicable travel and entertainment expenses for the GetThere.com training personnel. Additional training hours can be made available on a mutually-agreeable time frame at a billable hourly rate of [$190].
 . Access to the GT "PSO Guidelines" for system configuration & implementation . "Update training" concurrent with each feature release cycle to review new system features, functionality, and enabling instructions

Platform Compatibility

Define operational (web hosting, application, database, etc...) platforms, network/security definitions and solutions.

(need further definition)

AXI System Performance

In the event that American Express or its customers experiences a degradation of the AXI tool usage response time, GetThere.com will immediately escalate the issue to Exodus to perform network troubleshooting and follow the defined support response time for "Significant Business Impact". The exception to this will be any degradation caused by GetThere.com corporate network, client configuration issues which would result in poor workstation performance.

AXI Status Meetings

GetThere.com will schedule monthly meetings with American Express to provide an update of AXI and general issues surrounding the tool usage by American Express or its clients. Refer to the Performance Objective section of this document, for a more detailed description of what will be covered during these status meetings and the deliverables for both parties prior to the meeting.

Performance Objective

Monthly Status Report Contents

GetThere.com will provide the following detailed information to be presented at the monthly status meeting.

 .  AXI Uptime by month
 .  AXI # of Transactions by month by site
   .  Domestic
   .  International
   .  Air/Hotel/Car Transaction profiles
      .  Air/Hotel/Car
      .  Air/Hotel
      .  Air only
 .  AXI System Response time by month
   .  Peak
   .  Off Peak
 .  # of registered AXI users by site
   .
 .  Change Request
 .  Issue Tracking reports
 .  Bugs reported by severity
 .  New bugs identified - post release
 .  SLA Changes/Updates

Application Metrics
-------------------

Uptime Percentage

Measures the overall system availability and accounts for planned outages


---------------------------------------------------------------------------------------------------
                         Month
---------------------------------------------------------------------------------------------------
Uptime Percentage         9/99  10/99  11/99  12/99  1/00  2/00  3/00  4/00  5/00  6/00  7/00  8/00
---------------------------------------------------------------------------------------------------
Planned Downtime
---------------------------------------------------------------------------------------------------
     AXI
---------------------------------------------------------------------------------------------------
     Server
---------------------------------------------------------------------------------------------------
     Network
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Actual Downtime
---------------------------------------------------------------------------------------------------
     AXI Planned
---------------------------------------------------------------------------------------------------
     AXI Unplanned
---------------------------------------------------------------------------------------------------
     Server Planned
---------------------------------------------------------------------------------------------------
     Server Unplanned
---------------------------------------------------------------------------------------------------
     Network Planned
---------------------------------------------------------------------------------------------------
     Network Un Planned
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Actual Uptime Hours
---------------------------------------------------------------------------------------------------
Planned Uptime Hours
---------------------------------------------------------------------------------------------------
Uptime Percentage
---------------------------------------------------------------------------------------------------

Support Request

Break out the support calls by type of request for services. These numbers are also used to assist in determining the percent of unassisted transactions.


--------------------------------------------------------------------------------------------------------
                              Month
--------------------------------------------------------------------------------------------------------
Support Inquiry by Type        9/99  10/99  11/99  12/99  1/00  2/00  3/00  4/00  5/00  6/00  7/00  8/00
--------------------------------------------------------------------------------------------------------
     Password Resets
--------------------------------------------------------------------------------------------------------
     AXI Use Questions
--------------------------------------------------------------------------------------------------------
     Bugs
--------------------------------------------------------------------------------------------------------
     Change Requests
--------------------------------------------------------------------------------------------------------
     New Client Setup
--------------------------------------------------------------------------------------------------------
     FAQ Answerable
--------------------------------------------------------------------------------------------------------
     Implementation  Support
--------------------------------------------------------------------------------------------------------
     System Failure
--------------------------------------------------------------------------------------------------------
Total Support Questions
--------------------------------------------------------------------------------------------------------

Transaction Volume

This graphic should represent the number of travel transactions broken out by specified criteria.

------------------------------------------------------------------------------------------------------------
                                  Month
------------------------------------------------------------------------------------------------------------
Transaction Volume                 9/99  10/99  11/99  12/99  1/00  2/00  3/00  4/00  5/00  6/00  7/00  8/00
------------------------------------------------------------------------------------------------------------
     Domestic
------------------------------------------------------------------------------------------------------------
     International
------------------------------------------------------------------------------------------------------------
     Air/Hotel/Car Profile Total
------------------------------------------------------------------------------------------------------------
     Air/Hotel/Car
------------------------------------------------------------------------------------------------------------
     Air/Hotel
------------------------------------------------------------------------------------------------------------
     Air Only
------------------------------------------------------------------------------------------------------------
Total Transactions
------------------------------------------------------------------------------------------------------------
# Requiring Assistance
------------------------------------------------------------------------------------------------------------
Unassisted Transaction %
------------------------------------------------------------------------------------------------------------

Contacts
--------



GetThere.Com


American Express

                                   EXHIBIT E


                   Hosting Services Location and Description

                                   EXHIBIT E
                                   ---------


                   Hosting Services Location and Description

Description

GT provides a state of the art online travel booking system on its data center(s) to its customers as a service. The company offers its product as a service in order to ensure the highest reliability, service and support. Depending upon customer requirements GT offers to host the entire site of its clients or just the booking portion of their web sites, depending upon the customer requirements. As part of its services GT provides its customers with the following:

1.  Data Center Hosting

    GT currently owns and maintains all equipment located within the confines of its Data Centers. GT is responsible for all hardware and software purchases and maintenance.

2.  Monitoring

    GT monitors the performance and availability of its network, servers and telecommunications infrastructure on a 7 day x 24 hour x 52 week per year basis. GT maintains a "round the clock" customer service center that reports problems as they occur. Engineering staff remains on "standby call basis" to assist in remedying any problem as it occurs.

3.  Engineering Support and Problem fixing

    GT's operations support staff remains on full standby with a documented escalation process in place. Should a problem be reported the responsible operations staff is alerted, logs into the system and identifies the nature of the problem. If the problem requires the involvement of one of the development engineers, they are called in to address the problem until the source is identified and a resolution determined.

4.  Connectivity

    GT provides all connectivity into the general internet "cloud" on behalf of its customer base. Any special leased lines needed to or from a facility owned by one of its customers can be provided at a charge to be determined by GT and its customers.

5.  Software Updates

    GT retains sole rights to determine how and when to do software updates to its system. In the event a full or interim software release GT notifies its customers 48 hours in advance of the update and the nature of the update. If impact of any major consequence is expected on a given customers site, then the dates are coordinated with the customer. These updates and notifications apply to system re-architecture, if applicable.


Location

GetThere.com currently contracts with Exodus Communications Corporation for co-hosting services at both its Santa Clara, CA and Sterling, VA facilities.
Under the existing contract, Exodus provides the following services to GT on a complete 7x24x52 around the clock schedule:

 . Security - complete physical security of the facilities, . Power - redundant electric power coming from separate local power grids, using battery backup along with power generator backup sufficient to keep the facility operational for at least six hours,
 . Connectivity - redundant fast ethernet connections between the GT routers and the centralized BFR routers permitting connections up to 100Mbps up to the internet cloud,
 .  Space - sufficient space within a caged facility (under lock and key) in the building for currently 65 19" standard racks, . Building - the California facility was constructed to withstand a 7.0 earthquake and
 . Equipment Installation - for remote locations (e.g. Virginia facility) Exodus provides GT staff to install equipment on site.

At the current time, GT retains all web, application and database production servers at its Santa Clara facility. The Virginia facility only hosts a router and networking equipment at this time (9/99). GT plans on deploying a set of production servers in VA at a later time, once capacity is reached at its CA facility. GT retains the sole right to determine when and under what conditions to bring the east coast facility up to full operation. The two centers are connected by a "tunneled" connection through Exodus' OC-3 coast to coast fiber trunk. Redundant circuits are maintained by GT where appropriate.

The Santa Clara, CA facility currently hosts more than 45 web/application Sun Solaris AXMP servers that are divided into separate consumer and corporate "pools". Traffic is directed at each server through both a Cisco Global and Local Director so that traffic can be properly balanced. Database servers are run on both Sun AXMP as well as HP N4000 class machines. RAID disk drives operate on both Sun and EMC equipment, with the load switching, over time, to the EMC based equipment. Redundancy is built throughout the entire network, including routers, switches, firewalls, servers and raid systems. Veritas software running on Sun AXMP servers provide automated backup systems onto tape systems running on StorageTek tape jukeboxes. Currently two of these backup systems operate at Exodus CA and one at GT Corporate HQ.

Monitoring of the network is currently done through online modified tools maintained internally by GT. GT anticipates ordering commercial monitoring tools later in CY 1999.

GT hosts a small data center at its corporate headquarters which serves the following purposes:

 . Test - a separate mini version of the complete data center for testing, . Monitoring - overseeing traffic, performance, uptime, etc. of the production systems and
 . Development - staging servers for the development of new functionality, architectures, etc.

                                   EXHIBIT F

                 Consumer/Small Business Phase I Functionality

        Schedule A/Release I/Phase 1 - Consumer/Small Business Release
                                 Functionality
                                (Draft 8/31/99)

------------------------------------------------------------------------------------------------------------------
Function                     Feature                                                             Cons  SBT  Jan 27
------------------------------------------------------------------------------------------------------------------
Site Design                  Implement American Express Page Template:                            X     X    X
                             Incorporate Amex site design and navigation into ITN
                             reservation pages
------------------------------------------------------------------------------------------------------------------
DK#/ID#                      DK#/ID# Captured in Profile:                                         X     X    X
                             Passed on to reservation for management reporting
------------------------------------------------------------------------------------------------------------------
Site Versioning              Support multiple site versions, with transaction tracking,           X     X    X
                             including private sites

                             (Longer term ability to include DK# by site address, not
                             included with Schedule A deliverables.)
------------------------------------------------------------------------------------------------------------------
Air                          Online Booking:                                                      X     X    X
                             All standard reservations functionality, low fare search,
                             and reporting displayed on current ITN.net sites.
------------------------------------------------------------------------------------------------------------------
                             Policy Enforcement linked to DK#:                                          X    X
                             Travel Administrator or AXP Selects From one of 4-5
                             predetermined simple policies which are linked to a
                             specific DK# which is input in the profile by the traveler and then automatically implemented upon sign in.
------------------------------------------------------------------------------------------------------------------
                             Negotiated Rates:                                                    X     X    X
                             Negotiated airfares are automatically factored into online display.
------------------------------------------------------------------------------------------------------------------
                                                                                                  X     X    X
                             Share Shifting, incl. City pair specials, preferred carriers:
                             Display selected order of carriers by city pair

------------------------------------------------------------------------------------------------------------------
                                                                                                  X     X    X
                             City Pair Specific Ads:
                             Display city-pair specific ads/deals on selection/results
                             page
------------------------------------------------------------------------------------------------------------------
                                                                                                  X          X
                             Child, Infant, Senior Fares:
                             Implement ability to book these fares
------------------------------------------------------------------------------------------------------------------
                             Contextualized reservation pre-fill - search terms                   X          X
                             embedded in link URL:
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Hotel                        Online Booking:                                                      X     X    X
                             All standard reservations functionality, low rate search and reporting displayed on current ITN.net sites.

------------------------------------------------------------------------------------------------------------------
                             Negotiated Rates:                                                    X     X    X
                             Negotiated hotels are automatically factored into online
                             display.

------------------------------------------------------------------------------------------------------------------
                             Share Shifting by chain:                                             X     X    X
                             Display selected order of hotels by city
------------------------------------------------------------------------------------------------------------------
                             City Specific Ads:                                                   X     X    X
                             Display city-pair specific ads/deals on selection/results
                             page
------------------------------------------------------------------------------------------------------------------

        Schedule A/Release I/Phase 1 - Consumer/Small Business Release
                                 Functionality
                                  (Continued)

------------------------------------------------------------------------------------------------------------------
Hotel                           Policy Enforcement:                                                      X      X

                                Currently supported policy enforcement to be
                                delivered P1.
------------------------------------------------------------------------------------------------------------------
                                Data integration from Master Itinerary:                           X      X      X
------------------------------------------------------------------------------------------------------------------
                                Enhanced Hotel Search:                                            X      X      X
                                By Zip Code, City, Address, Landmark, Hotel Name,
                                Downtown/City Center, Minimum Rate, by airport code
------------------------------------------------------------------------------------------------------------------
                                Multiple Rooms per Booking:                                       X      X      X
                                Ability to book more than one room per PNR
------------------------------------------------------------------------------------------------------------------
                                Select Hotel Rates:                                               X      X      X
                                List select AXP negotiated hotel rates in list
------------------------------------------------------------------------------------------------------------------
                                Provide Hotel Special Requests in "SI" field in PNR               X      X      X
------------------------------------------------------------------------------------------------------------------
Car Rental                      Online Booking:                                                   X      X      X
                                All standard reservations functionality, low rate search and reporting displayed on current ITN net sites.
------------------------------------------------------------------------------------------------------------------
                                Negotiated Rates:                                                 X      X      X

                                Negotiated car rates are automatically factored into the
                                online display.
------------------------------------------------------------------------------------------------------------------
                                Policy Enforcement:                                                      X      X

                                1. DK# gives ability to limit to specific car companies
                                displayed by city
------------------------------------------------------------------------------------------------------------------
Car Rental                      Data Integration from Master Itinerary:                           X      X      X
(continued)                     Integrate destination and other available database driven
                                content on "Ref" page
------------------------------------------------------------------------------------------------------------------
                                Share Shifting:                                                   X      X      X
                                Dynamically price car companies - automatically price
                                cars by dollar or % lower than lowest price displayed
------------------------------------------------------------------------------------------------------------------
                                City Specific Ads:                                                X      X      X
                                Display city specific ads/deals on selection/results page
------------------------------------------------------------------------------------------------------------------
                                Display lowest current rate for selected city                     X      X      X
------------------------------------------------------------------------------------------------------------------
                                Quote Extra Day Rate When Available - Fix Bug                     X      X      X
                                #2692
------------------------------------------------------------------------------------------------------------------
                                Advise User When Weekend Rate Ends and Extra Day                  X      X      X
                                Rate Begins
------------------------------------------------------------------------------------------------------------------
 Airline Seat Maps              Seat Map Tool - Fix Bug #2338.  Alternatively, provide            X      X      X
                                HTML version of seat map tool
------------------------------------------------------------------------------------------------------------------

     Schedule A/ Release I / Phase 1 - Consumer / Small Business Release
                                 Functionality
                                  (Continued)

-----------------------------------------------------------------------------------------------------------------------
Transaction               Email Confirmation of transaction:                              X            X            X
Confirmation              Email includes time, date, nature of transaction, price,
                          items purchased, conditions, contact information,
                          confirmation number, 800# for changes not supported
                          online, ads.
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Low Fare Ticket                                                                           X            X            X
                          Low Fare Ticker:
                          Incorporate all existing low fare ticker type functionality including HTML display of top citypair fares (like CNN
                          site)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
AmEx Rep Network          Sites for AmEx Representative offices:                          X            X          TBD
Support                   Basic AmEx functionality and negotiated rates                                          (may
                          Individual sites. Clones. Booking goes to Rep.                                          our-
                          Low implementation fee.                                                               source)
-----------------------------------------------------------------------------------------------------------------------
                          Sending bookings directly to Reps From Single Site              X                     Summer
                          Bookings on Amex site can be sent to approved Reps.                                    2000
                          Charged standard fee. ITN bills Reps directly for
                          individual transactions. (Bridge CSR's)
-----------------------------------------------------------------------------------------------------------------------
Other                     Define Clear and Specific Error Messages                        X            X           X
-----------------------------------------------------------------------------------------------------------------------
                          Clearly Identify Pending Reservations for Car and Hotel         X            X           X
-----------------------------------------------------------------------------------------------------------------------
                          Customize Booking to Request Only Appropriate                   X            X           X
                          Information for Type of Booking Transaction, e.g. do not
                          ask for Meal on Hotel only bookings
-----------------------------------------------------------------------------------------------------------------------
                          Seat Map Tool - Fix Bug #2338. Alternatively, provide           X            X           X
                          HTML version of seat map tool
-----------------------------------------------------------------------------------------------------------------------
                          No Charge for Database/Customer Profile Access                  X            X           X
-----------------------------------------------------------------------------------------------------------------------
Pre-Phase 1 Launch        Implement 6 AXP Current SBT sites to Current GT                              X         On or
SBT Sites Transition      Customer Functionality (no vacation links) plus existing                               before
to Current GT             AXP functionality: DK#, Email copy to, Credit card store                              10/31/99
Functionality             Trip Templates, AXP current branding. AXP to contact
                          transaction fee. No additional charges. Fulfillment by
                          AXP. SABRE functionality.
-----------------------------------------------------------------------------------------------------------------------
Meeting Site              Implement Current GT Meeting Site Functionality With                         X           X
                          AXP branding.
-----------------------------------------------------------------------------------------------------------------------
GT on SABRE               All sites will be implemented on SABRE. AXP to provide          X            X           X
                          SABRE high-speed lines for GT.
-----------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT G


             Consumer/Small Business Phase II and II Functionality

Schedule B/Phase 2 and Phase 3 - Consumer / Small Business Release Functionality
                                (Draft 8/31/99)

            Release II/Phase 2 - Initial Release Date Plus 4 Months

-----------------------------------------------------------------------------------------------------------------------------
Function                     Feature                                                              Cons           SBT
-----------------------------------------------------------------------------------------------------------------------------
DK#/ID#                      DK# cues local office ticketing Pseudo City                           X              X

                             DK sends booking to office pseudo city for ticketing if
                             office is open. If office is closed send to central
                             ticketing. Bridge to other CRS if necessary.
-----------------------------------------------------------------------------------------------------------------------------
Site Versioning              Support multiple site versions, with transaction tracking,            X              X
                             including private sites

                             (Longer term ability to include DK# by site address, not
                             included with Schedule A deliverables.)
-----------------------------------------------------------------------------------------------------------------------------
Air                          Automatic upgrades                                                    X              X
                             Automatically request airline frequent flyer upgrades
-----------------------------------------------------------------------------------------------------------------------------
                             Purchase upgrades                                                     X              X
                             Purchase Frequent Flyer upgrades on line
-----------------------------------------------------------------------------------------------------------------------------
                             Share Shifting, incl. City pair specials, preferred                   X              X
                             carriers:
                             [*]
-----------------------------------------------------------------------------------------------------------------------------
Hotel                        Automatic upgrades                                                    X              X
                             Automatically request hotel upgrades using frequent flyer
                             programs
-----------------------------------------------------------------------------------------------------------------------------
                             Book rewards programs                                                 X              X
                             Book hotels online using applicable frequent traveler
                             programs
-----------------------------------------------------------------------------------------------------------------------------
                             Integrate hotel content from hotel web sites:                         X              X

                             Incorporate (scrape/repurpose) graphics/photos and info
                             from hotel sites to create more enhanced information.
                             Incorporate IPIX, if available
-----------------------------------------------------------------------------------------------------------------------------
                             Policy Enforcement:                                                   X              X

                             1. DK # gives ability to limit to specific hotel chains
                             displayed by city.

                             DK# limits maximum cost per room to book.
-----------------------------------------------------------------------------------------------------------------------------
                             Negotiated Rates:                                                     X              X

                             Also, ability to incorporate consolidator and bulk hotel buys in display.
-----------------------------------------------------------------------------------------------------------------------------
                             Share Shifting by chain:                                              X              X
                             [*]
-----------------------------------------------------------------------------------------------------------------------------
                             Display current lowest fare for selected city pair:                   X              X
                             User selects up to 5 city pairs in profile. Whenever they
                             sign in site automatically displays the current lowest fares currently booked for those fares. Fares will be cached
                             locally using previous queries to CRS and will not require active accesses to CRS. Ability to click on fare and pre-
                             populate reservation request with corresponding
                             dates/time.
-----------------------------------------------------------------------------------------------------------------------------

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

-----------------------------------------------------------------------------------------------------------------------------
                                              Purchase upgrades online                               X              X
                                              Hotel upgrades purchased on-line
-----------------------------------------------------------------------------------------------------------------------------

      Release II/Phase 2 - Initial Release Date Plus 4 Months (continued)

-----------------------------------------------------------------------------------------------------------------------------
Car Rental                                    Automatic upgrades                                     X              X
                                              Automatically request car upgrades using frequent
                                              traveler programs
-----------------------------------------------------------------------------------------------------------------------------
                                              Access Corporate Discount Rates:                       X
                                              Let users book car using corporate discount rates
                                              on AXP public sites (i.e. non corporate). Can be
                                              done at time of booking.
-----------------------------------------------------------------------------------------------------------------------------
                                              Post Ticket Lower Fare Notification:                   X              X
                                              Provide user, via email, notification if lower fare
                                              has become available on applicable itinerary after
                                              ticketing
-----------------------------------------------------------------------------------------------------------------------------
                                              DK# limits maximum cost per car to book.               X              X
-----------------------------------------------------------------------------------------------------------------------------
                                              Share Shifting:                                        X              X

                                              Display selected order of car companies by city.
                                              (100 locations possible)
-----------------------------------------------------------------------------------------------------------------------------
                                              Book rewards programs                                  X              X
                                              [*]
-----------------------------------------------------------------------------------------------------------------------------
Transaction                                   Include dynamic travel offers/links to content in      X              X
Confirmation                                  email confirmations
                                              Email links in confirmation link to destination-
                                              specific offers
-----------------------------------------------------------------------------------------------------------------------------

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

-----------------------------------------------------------------------------------------------------------------------------
                             Email Confirmation of transaction:                                      X             X

                             Provide HTML Layout for email: Ability to incorporate
                             advertising banners
-----------------------------------------------------------------------------------------------------------------------------
                             Publish Trip Templates:                                                 X             X
                             Permit user to allow another user to access trip itinerary details so that companion can book similar itin
-----------------------------------------------------------------------------------------------------------------------------
T&E Profile                  Capture T&E Master Profile:                                             X             X
                             Master profile resides on Amex server
-----------------------------------------------------------------------------------------------------------------------------
                             Update All Profiles through Master:                                     X             X
                             Update on master changes field on ITN profile
-----------------------------------------------------------------------------------------------------------------------------
                             Prefill forms with Master Profile Data                                  X             X
-----------------------------------------------------------------------------------------------------------------------------
                             Synchronize with AmEx Hosted Profile Data                               X             X
                             Updates on master profile are automatically updated
-----------------------------------------------------------------------------------------------------------------------------
                             Single Sign On with AmEx Single Sign On Utility:                        X             X
                             (May be phase 1 if possible)
-----------------------------------------------------------------------------------------------------------------------------
Platinum Travel              Book International Airline Program                                      X             X
Functionality                Book 2 for 1 airline program online (D. Whalley reviewed)
-----------------------------------------------------------------------------------------------------------------------------
                             Fine Hotels and Resorts Booking                                         X             X

                             Book program on-line and incorporate links to specific
                             hotel sites
-----------------------------------------------------------------------------------------------------------------------------
Itinerary                    Integrate links into itinerary:                                         X             X
                             Based on geography, local entertainment, etc.
-----------------------------------------------------------------------------------------------------------------------------
Payment                      (*)                                                                     X             X
-----------------------------------------------------------------------------------------------------------------------------
                             One-click ordering                                                      X             X
-----------------------------------------------------------------------------------------------------------------------------

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

------------------------------------------------------------------------------------------------------------
PDA Link                  Download Itinerary to PDA                                      X            X
------------------------------------------------------------------------------------------------------------
Calendar Integration      Integration of booking dates from calendar (software           X            X
                          and web-based)
------------------------------------------------------------------------------------------------------------
Access                    Provide phone/PDA/other wireless access to Reservation         X            X
                          System
------------------------------------------------------------------------------------------------------------
                          Companion Fares                                                X            X
------------------------------------------------------------------------------------------------------------
Paging Service            Basic paging X hours before flights                            X            X
------------------------------------------------------------------------------------------------------------


  Release III/Phase 3 - Initial Release Date Plus 8 Months

------------------------------------------------------------------------------------------------------------
Function            Feature                                                             Cons          SBT
------------------------------------------------------------------------------------------------------------
Air                 (*)                                                                  X            X
------------------------------------------------------------------------------------------------------------
                    Integrate with vacation package engine - book air                    X            X
                    based on ground-only package parameters
------------------------------------------------------------------------------------------------------------
Hotel               Purchase with Membership Rewards points, including                   X            X
                    purchasing upgrades
------------------------------------------------------------------------------------------------------------
                    Integrate with vacation package engine - book air
                    based on ground-only package parameters
------------------------------------------------------------------------------------------------------------
Rail                Provide Booking Access to AmTrak                                     X            X
------------------------------------------------------------------------------------------------------------
Car Rental          Purchase with Membership Rewards points, including                   X            X
                    purchasing upgrades
------------------------------------------------------------------------------------------------------------

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT H


                        Corporate Phase I Functionality

                        Corporate Phase I Functionality

All specifications will be jointly developed by AXP and GT. Anything to be determined or required by AXP as provided below will be reviewed by GT for approval, which shall not be unreasonably held.

1. Create private label version of GetThere.com in accordance with American Express specifications. This includes branding, UI, default implementation templates, mass enrollment of users per GT schema, basic client information necessary to setup customer site. To comply with AXP operating standards only one passenger will be allowed per PNR.

2. Utilize American Express Preferred Rate Database Services (PRDS) as data feed for negotiated hotel and air (if required) rates. This proprietary database houses client and American Express negotiated air and hotel contracts. The information is utilized by traditional and automated travel servicing platforms along with internal technology solutions. Physically resides in Parsippany, NJ, but connectivity provided through Phoenix.

3. Hook up to "Speedy" as primary domestic negotiated air pricing engine and respective CRS negotiated pricing engines as backup. "Speedy" is American Express' proprietary low fare search engine that includes published and company negotiated airfares. The system is developed and hosted in Phoenix. (US only)

4. Add "best priced flights" path for air bookings. This additional means of booking air travel provides an option to the user to get best-priced itineraries for their travel parameters without having to select individual flights.

5. Structure Air policy model to match "Speedy" capabilities and other American Express requirements. These will be defined by American Express and communicated to GetThere.com.

6. Streamline overall policy model to cut down on implementation time frame and eliminate unnecessary parameters. Create logical policy groupings and multiple policy groups within single company setup. Requirements will be defined by American Express and communicated to GetThere.com.

7. Create default American Express policy setups. Requirements will be defined by American Express and communicated to GetThere.com.

8. Differentiate between American Express Select and Client Negotiated rates. The product needs to visually differentiate between Client Negotiated and American Express Select rates so that it is clear to the user what they are selecting. Negotiated amenities associated with respective rates also need to be displayed.

9. Support policy, form of payment, data collection and output requirements per policy group. This will allow multiple policies, based upon traveler policy group, within a single company setup.

                                   EXHIBIT I


                       Corporate Phase II Functionality

                       Corporate Phase II Functionality

All specifications will be jointly developed by AXP and GT. Anything to be determined or required by AXP as provided below will be reviewed by GT for approval, which shall not be unreasonably held.

1. Eliminate [*] and utilize [*] from ALL CRS' i.e. SABRE, Worldspan, Apollo, Amadeus and Galileo. American Express will make commercially diligent efforts to get the necessary technology and resources to GetThere.com. Assumption is that the product currently exists on all the above mentioned CRS'.

2. Clean up/enhance user interface and navigation to present a more streamlined and intuitive product. Requirements will be defined by American Express and communicated to GetThere.com.

3.   Incorporate CRS negotiated air fare pricing as backup to Speedy.

4. Ability to designate Travel Manager by traveler policy group. Only designated travel managers will have the ability to maintain users and policy for the travel group.

5. Display and list all hotels irrespective of availability, as opposed to current limit of 32 available hotels. The list of hotels displayed will be dependent upon a separate hotel database created across multiple CRS'. Requirements will be defined by American Express and communicated to GetThere.com.

6. Directly "blind" sell cars. The system will pull in the parameters from the air itinerary whenever possible and the user will simply select an in policy vendor. This allows users to reserve cars with minimal input and decision making.

7. Complete PNR documentation capabilities as per American Express standards. Requirements will be defined by American Express and communicated to GetThere.com.

8. Enhance Queuing module per American Express requirements. These will be defined by American Express and communicated to GetThere.com.

9. Section for "Agent-Assisted" air, car and hotel bookings. This will allow users to request air, car and hotel bookings that cannot be made online either because they are not available online or because they are missing from the respective databases.

10. Limousine booking capabilities. Currently missing from the product. Requirements will be defined by American Express and communicated to GetThere.com.

11. Create online policy enforcement, documentation and approval process. This module is currently missing from the product. Requirements will be defined by American Express and communicated to GetThere.com.

12. Reduce [*] utilization requirements (increase efficiency). Utilize structured messaging provided by [*]. American Express will make every attempt to provide the required technology to GetThere.com.

13.  [*] language.

14. Intergrate current [*]. This page provides users and travel managers with value added content to embellish the core travel booking engine. There is a [*] offered to existing AXI Travel Clients. Gateway content is customized

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     per client. Requirements will be defined by American Express and communicated to GetThere.com.

15. Align online content offering and advertisements with American Express requirements. As mentioned above, content and advertising offered to clients is customized per client. A module to manage such offering will have to be created within the product.

16. Multiple hotel mapping on single map. This feature will allow users to plot multiple hotels on a single map so that they can see the respective locations on a relative basis.

17. Display [*] agency rates. There are [*] agencies within the overall [*]. This feature will allow rates specific to the different agencies to be displayed to their respective clients.

18. Facilitate communication between travel counselor and traveler. Currently there is only limited one-way communication between the traveler and the travel counselor. We need to add the ability for the travel counselor to communicate with the traveler via information entered in specific fields of the PNR.

19. [*] capabilities tied in to current American Express Travel Information Management System (TIMS). TIMS is an American Express proprietary user profile information management and synchronization tool. The product will align with existing standards to facilitate profile management and synchronization between CRS and online booking tool profiles.

20.  [*], [*] and [*].

21.  PDA and Wireless development.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT J


                      International Phase I Functionality

      International Phase I Functionality and Market Acceptance Criteria

With respect to each Market Country, the International Site shall have the following functionality in addition to Corporate Phase I functionality:

1. Integrated CRS based Negotiated Fares, Pricing and Low Fare Search functionality, e.g. SNAP for SABAE, for each Market Country.

2.   Local language for the market in which the product will be promoted.

3. Euro pricing and Local currency pricing for the market in which the product will be promoted.

4.   Compliance of local laws as applicable to [*] Product, including privacy.

5. [*] booking capability for Germany, France, Norway, Denmark, Belgium, Netherlands and Luxembourg and Sweden.

6.   [*] booking capability for Sweden.

AXP will make diligent efforts to get GT access to the necessary technology.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT K


                             Initial Functionality

1.   EXECUTIVE SUMMARY

Internet Travel Network (ITN) is a technology services company that develops web-based applications for the travel industry. This is ITN's only business and ITN is the original and only developer of its online booking engine. As the first web-based provider of live, real time travel reservation services, ITN set the industry standard for online booking engines. Through the innovative use of technology, ITN has rapidly automated many inefficient, expensive and labor-intensive travel functions. In the process, we have changed the way travel companies and corporations do business today.

We are also the market leader in the corporate travel market with ITN Global Manager, having developed a strong client base of Fortune 500 companies. ITN has maintained its leadership position in a very competitive marketplace by continuing to provide our customers with the best technology available to assist in travel cost reduction. As a result, ITN has experienced steady growth and developed a solid industry reputation.

ITN Global Manager has been fully implemented in over 35 major corporations, including Texas Instruments, Credit Suisse First Boston, Chevron, Procter & Gamble, Schering Plough, United Technologies and Verifone/Hewlett-Packard. Today, ITN Global Manager can be accessed by more than 350,000 corporate travelers.

ITN has developed a very compelling business case for Company to consider. ITN interfaces with all major CRS systems and our technology is not "bundled" with other products. We are an independent company focused solely on meeting customer needs through the development of online booking solutions. Since ITN is not owned or controlled by a travel agency, CRS, card payment system, software company or airline, we have no hidden agenda. ITN Global Manager is designed to work with any travel partner our customers choose.

ITN is separate from the traditional travel management relationship in place today between most corporations and their travel agencies. This independence allows Company to freely make decisions regarding its choice of travel agency apart from the online booking solution. ITN customers are free to choose or to change their travel partners without pressure from ITN and without disrupting online service. This flexibility also extends to your choice of online booking provider, since ITN customers own their own data.

ITN can offer Company the greatest level of experience of any online booking provider. We have a formal software development and engineering implementation process that is customer focused and customer driven.

ITN continually develops new functionality based on market conditions, market demands and customer requirements. We take advantage of the flexibility and rapidly developing e-commerce model to deliver as many as four major new releases of our core product every year. We provide superior technical and account management support, reflected in our organizational model, by assigning program and adoption consultants to customers to define and address specific and ongoing needs. ITN will work closely with Company through every stage of site configuration, implementation, site administration, IT infrastructure considerations, vendor programs, ongoing support, and traveler adoption strategies.

Like Company, many leading firms want to take advantage of emerging technologies to reduce escalating travel costs. This has always been ITN's primary focus and the reason we are the travel partner of the future.

The ITN Solution--ITN Global Manager

Our proposal will discuss the features and benefits of ITN Global Manager as the best online booking solution for Company. Our solution excels in the following areas:

 .    ITN Global Manager is compatible with all CRS systems.

 .    ITN Global Manager offers accurate faring and brings logical alternative itineraries to the traveler's attention.

 .    ITN has a strong track record in implementing and maintaining large multinational corporate accounts.

 .    Our system uses fewer screens than competitors and is designed to be intuitive and user-friendly--which encourages a rapid rate of adoption.

 .    Many national and international partners have cited our reputation for quality and innovation as a key factor in selecting ITN to operate their public web sites.

 .    Since our product is built entirely web-based, customers do not have to purchase or maintain hardware or software.

 .    ITN Global Manager can be customized to your company's specifications.

1.1    ITN experience

1.1.1  ITN contact information

To reach Internet Travel Network (ITN) in our Palo Alto headquarters, please use the following contact information:

     Internet Travel Network
     445 Sherman Avenue
     Palo Alto, California 94306
     Tel:  650.614.6300
     Fax:  650.614.6390

If Company needs more information concerning ITN products and pricing, the following sales executives are available to answer questions:

     Jeri Epstein
     Senior Director of
     Sales
     Mid-Atlantic Region
     Tel:   301.365.6804
     Email: jepstein@itn.net

     Steve Soto
     Senior Director of Sales
     Southeast Region
     Tel:   404.897.1348
     Email: ssoto@itn.net

     Tony D'Astolfo
     Executive Director of Sales
     Tel:   718.747.6355
     Email: tdastolfo@itn.net

1.1.2  ITN account team

ITN will assign a named account team to provide consistent and ongoing support for Company. This team will consist of a sales executive and a program consultant. The sales executive will own the Company account for the entirety of its relationship with ITN and will manage the sales and contract process. After implementation, the sales executive will act as a consistent point of communication and be available to escalate issue and problem resolution. The program consultant will be an experienced technical account manager assigned to manage the Company implementation and adoption program. This program consultant will remain with the account for the duration of Company's relationship with ITN.

The account team will be backed by support personnel with specific technical or support skills, including pre-sales consulting, implementation consultants, trainers and adoption consultants. The pre-sales consultant will assist in product information, demo and pilot projects, and define implementation and customization requirements. The implementation consultant will assist the program manager with specific tasks such as data imports and exports to populate databases. ITN will also develop a plan to train Company's site administrators and end users. Finally, the adoption consultant will assist Company in designing and implementing a well-planned adoption strategy.

According to these job roles and definitions, ITN will develop a very detailed program plan for Company to assign resources to the Company project team at appropriate points in the program timeline. The named account team will develop and execute this program plan jointly with Company management.

Staffing by ITN will peak during the periods of product implementation, when the maximum technical resources will be assigned to the project. Following the implementation phase, the program consultant will continue to support Company during the adoption and general usage phase of the program plan. The consultant will be assisted by specialists in adoption consulting strategies, if required, on a fee basis. ITN's customer and technical support staff will continue to assist end users and system administrators throughout the life of the relationship.

ITN has successfully used this account management methodology with over 50 corporate customers in the past two years. The application of specific skill sets ensures maximum efficiency in the implementation process and accelerates adoption of the product by our customers. The account team is dedicated at all times to attaining the customer's business and financial objectives as determined at the outset of the project. ITN recognizes that this dual management plays a key part of the success of the program, and will establish acceptable performance measurements for both groups of management.

1.2      FINANCIAL STATEMENT

Because ITN is privately held, the company does not provide financial statements to potential customers. However, we would be happy to present financial information in person regarding the company in the event that ITN's bid is seriously considered by COMPANY.

1.3      REFERENCES

The following customers have given ITN permission to include them in a public client list:

 .  American Management Systems

 .  Chevron Corporation

 .  Credit Suisse First Boston United States

 .  Credit Suisse First Boston Switzerland

 .  Credit Suisse First Boston United Kingdom

 .  Lawrence Berkeley Laboratories

 .  Maritz Travel @ Sun Microsystems

 .  Medaphis Corporation (formerly Per Se Technologies)

 .  Nabisco

 .  NationsBank

 .  Nike

 .  PeopleSoft

 .  Procter & Gamble

 .  Schering Plough Corporation

 .  Silicon Graphics

 .  Texas Instruments United States

 .  Texas Instruments France

 .  Texas Instruments Germany

 .  Texas Instruments United Kingdom

 .  Toyota

 .  United Technologies

 .  University of Iowa

 .  Iowa State University

 .  Verifone/Hewlett-Packard

 .  Xerox.

ITN has approximately 50 corporate customers in various stages of implementation with ITN Global Manager. All of ITN Global Manager customers have come online within the past two years. None of ITN's corporate clients have stopped using our service.

2.       PRODUCT EVALUATION CRITERIA

2.1      REAL TIME BOOKING/RESERVATIONS CAPABILITY

ITN Global Manager can display both U.S. and international, preferred and non-preferred air, car rental and hotel availability and rates. The system's ability to offer "live" availability, pricing and confirmation of a complete itinerary-- air, car rental and hotel--is limited only by the functionality of Company's chosen CRS.

2.1.1    User entry and response times

The ITN Global Manager user interface is continually being enhanced to make navigation faster and highly intuitive for the user. A simple trip booked on ITN Global Manager is quite easy, whether it is a brand new booking or a repeatable trip from a template.

2.1.1.1  Completing a new booking

The following user steps are required to complete a brand new booking:

 .    The user inserts air destination and submits departure and return dates/times.

 .    The system returns flight options, incorporating Company's preferred suppliers and contracts. Timing: 15-30 seconds, depending on number of flight legs requested and connection speed.

 .    The user selects outbound and return choices after reviewing options.
     Timing: Decision speed variable by user.

 .    The system invokes Low Fare Search feature and return any lower alternatives that are within Company's travel policy.

     Timing: 15-40 seconds depending on connection speed and routing complexity. If no lower fares are found, the system goes straight to Itinerary Plan to add hotel and/or car.

 .    The user chooses original flights or chooses a lower fare. This assumes the user can select the lowest fare, as ITN Global Manager can be configured several ways to handle out-of-policy selections. The selection is then added to the Itinerary Plan.

 .    The user clicks the hotel icon from the Itinerary Plan, which pre-populates dates and destination from the profile and air booking. If no changes are required, the user simply hits submit and hotel options are displayed.
     Timing: 5-40 seconds depending on number of properties requested and connection speed.

 .    The user reviews list of hotel options, with Company's preferred properties listed first. This assumes that the user does not need mapping, driving directions or hotel information--all available from this page.

 .    The user selects a Company preferred hotel from the list. Timing: Decision speed variable by user. This assumes Company's rate is the lowest available at the hotel. The system adds the hotel to the Itinerary Plan. Timing: 5-20 seconds depending on connection speed.

 .    The user clicks the car icon which pre-populates dates, destination and arrival/departure times from the profile, air booking, and corporate preferences. If there are no changes, the user simply hits submit.

 .    The system presents car supplier options to the user. Timing: 5-20 seconds depending on connection speed.

 .    The user chooses the preferred car option and the system adds this to the itinerary. Timing: 5-20 seconds depending on connection speed.

 .    The system pre-formats all preferences and specific ticketing information with the exception of ad-hoc special requests and/or needs for agent assisted handling. The system then submits the itinerary for final confirmations. Timing: 15-45 seconds depending on connection speed.

 .    The user receives web-based confirmations, email messages, and queue placement at Company's agency. Timing: Available immediately.

Total elapsed booking time: Four minutes for a serious travel professional comfortable with a computer/Internet environment; six minutes for an average user; and 10 minutes for a novice.

2.1.1.2  Booking a previous itinerary

The following user steps are required to complete a booking from a repeat trip itinerary:

 .    The user selects a repeatable trip template from the system's home page.
     Timing: 5-20 seconds depending on connection speed.

 .    The user modifies the departure and return dates and hits submit.

 .    The system returns the completed itinerary plan with booked air, car, and hotel. Timing: Approximately 30-45 seconds.

 .    The user modifies delivery information/ special needs, if required, and hits submit. Timing: 15-45 seconds.

 .    The user receives web-based confirmations, email messages, and queue placement at the agency. Timing: Available immediately.

Total elapsed booking time: 45 seconds to 2 minutes, regardless of user expertise level.

2.1.1.3 Seat map/seat selector (applies to booking options in both 2.1.1.1 and 2.1.1.2)

Once air selections have been booked into the Itinerary Plan, a Java- or HTML-based seat selector can be invoked to choose specific seats instead of the seating preferences stored in the profile. This step adds approximately 30-60 seconds to the process depending on connection speed.

2.1.2    Online cost savings

ITN customers who have fully implemented ITN Global Manager report savings ranging from 15 percent up to 50 percent over existing booking methods. The level of savings a company experiences depends on many factors, including the strictness of existing travel policy, cost of managing travel and rate of adoption for online booking.

2.1.3    Browser requirements

Company's system administrators and travelers can access the system from anywhere in the world using a JavaScript-enabled browser. ITN officially supports either Internet Explorer version 3.02 or higher or Netscape Navigator version 3.0 or higher.

2.2      fare information displays

Provided Company's site is configured to return non-preferred rates, ITN Global Manager will compare the following criteria when conducting an availability search:

 .    Negotiated rates from Company's air, car and hotel contracts loaded into
     ITN's database

 .    Preferred rate programs (if any) available to Company through the site's travel agency

 .    Rates available to everyone in the CRS.

2.2.1.   CRS capability

ITN Global Manager currently interfaces with all major CRS systems including Apollo, SABRE, Worldspan, Galileo and Amadeus (System One).

2.2.2    Display of negotiated fares

2.2.2.1  Negotiated air fares

Company's airline contracts can be entered into the system enabling ITN Global Manager to alter the display and price of even the most complex agreements. The system analyzes and applies airfares as formula variables using the following criteria:

 .    Flat fare, lane segment discounts, zone fare discounts, percentage and amount off discounts, promotional fare discounts

 .    Date and time ranges

 .    Airport, region or zone restrictions or applicability

 .    Directionality

 .    Origin or destination restrictions or applicability

 .    Fare class restrictions or applicability

 .    Flight number or flight number range restrictions or applicability

 .    Maximum cost.

2.2.2.2  Negotiated hotel rates

Upon contract award, Company will give ITN its negotiated hotel database in a format to be provided. These rates will be initially uploaded by an employee in the ITN Professional Services Organization into our system.

After the site is launched, Company's site administrator can upload preferred hotel rates and information directly from a PC using a simple web interface from the Corporate Administration module. This instant upload capability also provides automatic error checking with an audit trail, a viewable log file and an automatic archive copy of the replaced databases.

Information about hotel amenities comes directly from the CRS. A typical display shows available room type(s), amenities, food services, pricing and directions from the airport in map and text formats. Amenities included in Company's negotiated rates can also be displayed, if provided to ITN in the proper database format.

2.2.2.3  Negotiated car rental rates

All negotiated car rental rates are stored in the ITN database. During implementation, the ITN Professional Services Organization inputs all information, appropriately configured, so that Company's negotiated rates will apply consistently at point of sale. ITN will configure the screen display to reflect negotiated rates in the manner Company selects.

2.2.3    Preferential displays of preferred vendors

Preferred air carriers and car rental companies can be designated by color, enlarged font and/or asterisks. Primary, secondary and territory preferences can be designated by separate colors. All preferred air and car suppliers may be designated by enlarged font sizes. Similarly, "non-preferred" can be edited out of the display to ensure the traveler does not view their availability. Preferred hotels are marked by an asterisk.

ITN Global Manager can dynamically alter the display of airline options based on hierarchical order or individual market situations. For example, the system allows Company's administrator to establish primary, secondary and tertiary airline display preferences on a global (all city pairs), hub (all flights into and out of a given city) and city-pair basis. This enables Company to prefer one or more airlines for all city-pairs except for individual market situations where alternate airline preferences are desirable. Airlines can also be deleted from display to prevent user selection altogether.

ITN Global Manager can alter the display of available hotel selections to prefer negotiated hotel properties and rates when users require overnight accommodations.

ITN Global Manager can be biased to display only preferred car rental companies and Company's negotiated rates to guarantee compliance to the organization's travel policy and maintain supplier commitments.

2.3      travel policy controls

2.3.1    Travel policy configuration options

The online system features a sophisticated array of travel policy capabilities that permit the site administrator to enter all facets of the organization's travel policies without any limit to the number of travel policies. The system's capabilities are so strong that every user could actually have their own custom travel policy and policy authorizer.

System behavior can be configured to:

 .    Prevent users from finishing itineraries that are out of policy.

 .    Require the user to select from a list of configurable reasons for being out of policy.

 .    Require the user to request the system to forward an email to their specified policy authorizer requesting permission to deviate from policy.

 .    Ask the user to choose from a list of configurable policy authorizers.

Based on the behavior selected, reservations can be booked and travel documents delivered or ticketing can be withheld until permission to deviate from company guidelines is received by the host travel agency. Support for pre-trip travel authorization is also supported.

Specific travel policy configuration includes provisions for the enforcement of airline, hotel and car rental policies with the following filters:

Airline

 .    Supersonic airline travel

 .    First class travel for international or domestic trips of X hours flight duration

 .    Business class travel for international or domestic trips of X hours flight duration

 .    Requirement for using penalty, advance purchase, non-refundable tickets

 .    Requirement for taking connecting flights due to lower fares

 .    Mandatory use of up to three preferred airlines for each city pair or hub

 .    Required use of a lower fare itinerary option featuring $X in savings compared to the user's selected itinerary and based on a policy window.

Car Rental

 .    Enforce maximum car size

 .    Enforce preferred car rental company.

Hotel accommodations

 .    Enforce use of preferred hotel properties when available

 .    Enforce maximum hotel costs for any city.

Additional provision is provided to create travel policies that contain conditions, which must be present in the user's itinerary, before they are used to evaluate the user's booking selection. These conditions include:

 .    The user's company, division or department as it appears in the user's profile

 .    A specific city pair or hub city

 .    A set of countries, from a list of country sets, that can be defined by the administrator

 .    A specific airline, hotel chain or car rental company

 .    A time of day or date range.

2.3.2  Out of policy compliance

If an out-of-policy booking is made, a field will appear on the itinerary review page requiring an explanation for the trip. Information entered into this field can be stored in the user's PNR and with the user's booking information contained in the ITN Global Manager database. The reason codes can be customized to match the ones currently used by Company's travel agency and/or travel policy.

The system can also be configured to allow out-of-policy bookings, but enforce the selection of a reason code and notification of a supervisor. Finally, the system can enable ticketing without approval or be set to re-queue approval prior to ticketing.

2.4    access to profile information

2.4.1  Secure access to profiles

User profiles are secured by the user's login ID (username) and password. By enforcing unique usernames and username/password combinations, one-way encryption of passwords and maintenance of separate logical databases for each corporate customer, ITN offers a highly stable environment for the storage of sensitive user information.

2.4.2  Profile updates by travelers

Users have full access to online profiles through a web interface that allows them to update their personal information or preferences at any time.

2.4.3  Profile updates by HR data feed

Currently under construction with a targeted implementation for later this year, ITN's online system will provide an administrative interface for importing and parsing new and updated profile information from any source using XML formatted strings.

2.4.4  CRS Profile Synchronization

ITN's system supports automatic updating of users' CRS profiles based on the contents of their online profiles. This configurable feature permits Company's administrator to select which CRS profile fields to synchronize and the formats applied by the online system. This feature is available on Apollo today and will be available in the future for other CRSs.

2.5    INTEGRATION WITH EXPENSE REPORTING SYSTEMS

ITN's online reservation system supports all electronic expense reporting systems because of its ability to stream reservation information to third party servers. Our data strings use the industry standard XML format. Information from ITN's system is imported into the expense reporting system of Company's selection, then parsed and loaded into individual traveler accounts. ITN would need to understand Company's format requirements before a time frame for integration could be established. This feature is currently under development.

2.6    seat selection capability

ITN Global Manager offers either an HTML or Java applet seat mapper that permits users to select airline seats for each flight segment as one of the last steps in completing their reservations. This application displays a seating configuration diagram, appropriate for the aircraft, indicating available seats and premium seating.

2.6.1  Seat maps

The user is presented with a graphic representation of the aircraft seating configuration for each flight segment in their itinerary. This functionality is limited only by those carriers that do not support CRS-based seat selection or choose to withhold electronic seat selection for a given flight.

Users select from seat icons, arranged as they appear on the aircraft, representing seating available for their selected class of service. The system will alert users to requirements for choosing a premium seat, such as membership in the airline's frequent flyer program, if they select a seat for which they are not eligible. Only a simple mouse click is required to make a selection.

Use of the seat map feature is not required, however, to secure pre-assigned seating. ITN Global Manager will also automatically request seats based on the seating preferences stored in the online profile when this feature is not available or users choose to forego it.

2.6.2  Flight upgrades

The online system does not support class of service upgrades other than those entered into the airfare contract editor. It should be noted, however, that many corporate customers provide the ability for the user to request flight upgrades. These user requests can be embedded into the reservation PNR for follow-up by the host travel agency.

2.7    user friendliness and mistake-proof

2.7.1  System intuitiveness

ITN has consistently maintained the philosophy of developing products that are intuitive and user-friendly, requiring little, if any, user training. If travelers have difficulty with a specific section of the system, ITN alters the system to make it more intuitive for users to comprehend and to keep mistakes to a minimum.

ITN also employs a staff of three full-time Quality Control Engineers whose principal functions are to:

 .    Validate new functionality prior to its general release.

 .    Verify compatibility with each of the browsers currently supported by ITN.

 .    Research and coordinate the correction of any feature that fails to perform as designed.

Additionally, ITN performs random user tests of current functionality and features under development. Participants are selected based on their level of familiarity with both the Internet and ITN's online system. ITN includes novice, casual and experienced volunteers from both current and new customer corporations specifically to identify system and interface bottlenecks.

2.7.2  Enhanced GNS placename and error handling

When the user submits an inquiry for availability, the system attempts to match or correct these to correspond with those in the Global Name Server (GNS) required by the CRS. The GNS is a database of known city codes, airport codes, placenames and lists of associations between placenames and city/airport codes.

If the user enters information that is not an exact match, the system will respond by substituting an appropriate or pre-determined city/airport code corresponding to the user's placename entry and forwarding it to the CRS. If multiple matches exist, the system returns a display of matching placenames to the user with a request for a more specific entry. If a match does not exist, the system assumes the entry is misspelled, performs several spell-checking routines and re-attempts to find a match. This continues until all spell checking routines are exhausted, i.e., fail to arrive at an appropriate substitute. If unsuccessful, the user receives an error page with instructions to try again.

2.8    trip templates

2.8.1  Creating frequent trip templates

ITN Global Manager presents users with the opportunity to name and save itineraries as Trip Templates each time a new reservation is created or changed. These templates can also be created from the user's list of previous reservations or saved even without completing or confirming a reservation.

2.8.2  Stored itineraries for repeat trips and trip templates

Trip Templates represent reusable itineraries that feature the air, car rental and hotel selection of a previously booked reservation. When users click on a trip template, they need only add new date information, and all elements of the reservation will be booked with policy and fare checks administered. This brings the booking time down to under one minute for a complete policy compliant PNR. Additions or deletions of car, hotel, etc., can be made on the itinerary review page.

2.9    24-hour accessibility

Multiple layers of redundancy have been engineered into ITN's system to provide 24x7 user accessibility. Our existing data center has not experienced a "hard" down within the last six months.

For example, ITN contracts with three national Internet Service Providers to maintain constant accessibility to the web. Three sets of redundant routers, connectivity to multiple CRSs, multiple data lines to each CRS, over a dozen mirrored servers operating in rotation, and a second complete redundant site offer the highest level of assurance that ITN Global Manager will available to Company users when they need it.

Additionally, ITN maintains onsite, around-the-clock technical support to troubleshoot and initiate contingency plans when unique, unforeseen situations occur that adversely affect the system's responsiveness to user needs.

2.9.1  System reliability and redundancy

The ITN data center is designed to be reliable against hardware failures, power outages, A/C failures, and mini-disasters. The ITN reservation system is designed to be fault tolerant against local power outages, phone line failures, natural and man-made disasters.

ITN's system is designed with the following goals:

 .    There is no single point of failure in the system.

 .    The system remains fully operational (with minimal interruptions) despite the total failure of one ITN data center.

 .    The system remains operational (with minimal interruptions) with up to two communication link failures. The communication links are designed so the failure of a regional telephone system will not impair the operation of the ITN reservation system. In particular, ITN's system is fault tolerant against the complete failure of Pacific Bell, the local telephone company's infrastructure.

 .    The system will remain fully operational when any single piece of equipment either fails or loses power.

 .    In the event of any component failure in an ITN center, the time to replace the failed component is under two hours. This is implemented by having adequately trained personnel available on-call and adequate stock of critical spare parts.

 .    ITN data centers are completely isolated from the local power supply.

 .    The database system utilizes both RAID level 5 disk redundancy and real-
     time mirroring in order to fully ensure data integrity.

 .    ITN maintains multiple connections to each CRS system. Each connection is hosted by a distinct CRS gateway machine, thereby increasing the overall reliability.

2.9.2  Future capacity planning

In a web-based environment, speed and reliability are critical to creating a high level of customer satisfaction. To achieve even higher levels of performance and reliability, ITN is also deploying transaction processing centers at geographically diverse locations to:

 .    Provide additional insulation from natural disasters, network interruption or local telecom disruptions.

 .    Minimize network delays between customers and the ITN data center.

 .    Create the "shortest path" between the consumer and the supplier.

The ITN data center is currently run out of our Palo Alto, California headquarters and we are in the process of establishing a second facility in Santa Clara. Within six months, ITN will also be building a third facility located on the East Coast. Long-term plans call for another center to be added in a strategic European location. The addition of these multiple redundant sites will increase the speed of response for all customers worldwide, provide additional layers of dependability, and add to the long-term scalability of the system.

ITN strives to operate at 30 percent or less of total capacity. These additional centers will enable us to more easily increase the number of customers without compromising this level of performance.

2.10   PC and laptop environments

Company's travelers can access ITN Global Manager from anywhere in the world provided they have access to the Internet and an ITN-supported browser--either Internet Explorer version 3.02 or higher or Netscape Navigator version 3.0 or higher. System performance between a desktop user networked to Company's intranet and a laptop user dialing in to Company's network remotely may differ according to connection speed and routing complexity.

2.11   low fare search

A fundamental function of ITN's system is to perform a low fare search on all coach class itinerary selections. If lower airfares exist, based on parameters set by the site administrator, the user is presented with up to three alternate itineraries. Low fare search typically adds three to five seconds to the reservation process.

Users can complete a reservation with a minimum of steps while being advised of Company's preferred suppliers and rates. The steps involved in this process include:

 .    ITN's system displays faring options both one-way and round-trip. The user would request the proposed itinerary.

 .    The system would return segment by segment availability to the user with segment pricing displayed.

 .    The user would click on the requested flights.

 .    The system then "books" the requested segments and prices all preferred vendor contracts at that time.

 .    A low fare search is run on the record and alternative pricing options will be returned to the user with his/her selected priced itinerary.

 .    The user then chooses from the best option returned.

The air selection process may take one to two minutes, and it fully ensures that all "best fare options" within Company's policy and supplier preferences have been provided to the traveler.

2.12   user "what if" scenarios

Many companies enforce the use of preferred airlines through their travel policies. However, some ITN customers recognize that there are times when potential cost savings are not worth it--for example, if using the preferred airline will cause a major delay or inconvenience to the traveler and, in doing so, jeopardize the purpose of the trip.

ITN Global Manager gives users the ability to override preferred airlines with a lower-priced itinerary. Company's site administrator can control the circumstances under which these exceptions are allowed (e.g., same day travel) or set a threshold on the level of cost savings (e.g., at least $400 less than the lowest preferred flight).

For example, ITN Travel Policy Editor can now be configured to allow users to choose a direct flight that is available, but not preferred, over a connecting flight on a preferred airline. Travelers who choose these flights, within the administrator's pre-defined parameters, would not be considered "out of policy."

The system may also be configured to search for alternate airports for both departure and destination cities, in order to obtain the lowest fare. Some examples include:

 .    Boston can include Boston, Manchester, NH and Providence, RI.

 .    Los Angeles can include LAX, Burbank, Ontario and Orange County.

 .    New York City can include White Plains, Newark, La Guardia and JFK.

2.13   Leisure travel

Many ITN customers extend the use of ITN Global Manager to handle personal travel for employees. Limits are generally imposed only by the nature of a customer's negotiated air, car rental and hotel pricing agreements, since some contracts restrict the use of discounts to company travel.

In such cases, several customers have paid an additional fee for a leisure-based site for their employees' personal travel and configured this site so it does not allow the use of restricted contract rates. A few customers have also placed a hyperlink on their ITN Global Manager home page that forwards the user to ITN's public site to book personal travel. This hyperlink can be added to Company's site at no additional cost.

An optional feature, called secondary profiles, can also be enabled on the site and permits the user to create up to nine additional second-level profiles for family members, associates and friends. Using secondary profiles, users are provided with a method of making reservations for non-users. When enabled by ITN, the site administrator controls the use of secondary profiles.

2.14   capture of all information

2.14.1 User access to PNR information

The user can display a reservation, as it currently appears in the host CRS, anytime they choose to review a previous, unused booking. For example, if the user builds a reservation with the online system and subsequently changes or cancels the reservation directly with the travel agency, any change or the cancellation is presented to the user when reviewing their previously booked itinerary. This scenario assumes only one agency using one CRS is operating on a single site.

2.14.2 Travel policy exceptions

ITN Global Manager presents a unique solution to tracking and enforcing air, car rental and hotel travel policy compliance. Company can capture essential itinerary information for later analysis and customize the system's behavior whenever travelers exceed company guidelines.

Every reservation is compared to the company's travel policy. When a non-compliant booking is created, the system can require the user to select from a set of customizable reasons, request permission to deviate from policy or go back and make a policy compliant reservation. Pre-trip approval can also be established requiring the user to request permission for ticket issuance regardless of the itinerary's policy compliance.

The system then enters the following information into the PNR to allow for travel agency reporting:

 .    Lowest airfare offered to the user

 .    Airfare selected by the user

 .    An agency customizable code to indicate the reservation's policy compliance or reason for non-compliance

 .    The user's justification for taking the trip.

Additional information regarding the traveler's compliance to car rental and hotel guidelines can also be inserted into the reservation record. All PNR entries will follow the host agency's current format guidelines to prevent the need for post reservation processing by a travel agent.

2.13.3 Total PNR Acquisition

Total PNR Acquisition, a recently developed feature, permits customers to acquire reservations booked offline, at their host travel agency. Data from acquired reservations is automatically available through the system's online data exploration tool, Global Observer. Significantly, this feature also permits users to "claim" offline reservations and have them available for review, modification or cancellation.

2.13.4 Data streaming to third parties

Other than the data elements contained in the PNR, ITN Global Manager can also be configured to forward reservation data, using a .CSV file format, to any third party system on a regularly scheduled basis for an additional fee. This data stream will contain all elements of the traveler's PNR, including name, organizational information (division reference, department designation, employee number), pricing, fare class, travel dates, pickup and drop off dates, check in and check out dates, supplier names, currency type, phone numbers, charge card type, charge card number, PNR type (new, changed, cancelled) and record content (air; air, hotel; air, hotel, car; air, car; etc).

Complete instructions and an explanation of ITN's data stream structure--field names, sequence, header message, etc.--will be provided upon request. Company's supplier would be responsible for parsing the stream, extracting fields of interest and discarding the rest.

2.14.5 Online business intelligence

As a competitive strategy, ITN has chosen to focus on providing business intelligence (BI), and not reporting. Reports are static presentations of information based on data that is already stale by the time it is needed. ITN's Global Observer provides our customers with a solution that gives them interactive, real-time access to critical data.

Global Observer's set of online analytical processing (OLAP) tools, powered by COGNOS--the industry leader in BI with over 500,000 installed users worldwide-- enables managers to retrieve information in the form of multi-dimensional data views.

The site administrator has access to our online interactive data exploration tool featuring summary and detail information on the site's reservations. The online tool permits the sorting and downloading of all data elements, including:

 .    Traveler name (transaction level views only)

 .    Employee # (transaction level views only)

 .    Department number (dependent upon profile information)

 .    Travel date

 .    Booking date

 .    Origination and destination

 .    Time of travel

 .    Total purchases: airline, car rental, hotel

 .    Travel supplier: airline, car rental, hotel

 .    Cost of ticket (transaction level views only).

Administrators can analyze details relating to all types of system usage, including the top 50 routes traveled, air, car and hotel bookings and purchases, cost per mile, and ATP.

2.15   local city information

ITN has developed third party content partnerships with Rough Guides, which offers up-to-date travel information for over 4,000 destinations, and Vicinity, which offers general maps and driving directions.

ITN's interactive mapping information, offered through Vicinity, permits users to enter location addresses to produce highly detailed, printable maps and driving directions that feature local landmarks, hotels and major roadways.

Mapping is available for an additional licensing fee. Driving directions are accessed by clicking on the Directions button in the hotel availability display.

2.16   coordination with multiple travelers

ITN Global Manager allows the assignment of registered users to serve as travel arrangers.

Travel arranger functionality must first be enabled by the Site Administrator. Once enabled, travelers may proceed to identify particular individuals to be their travel arranger(s). Profiles of travelers may contain the names of those individuals authorized to book their travel.

To arrange travel for others, travel arrangers select the name of the appropriate traveler from a drop-down list featuring each of their travelers prior to searching for flight, car rental or hotel availability. As the itinerary is built, ITN Global Manager prepares the reservation using the information and personal preferences associated with the selected traveler.

Travel arrangers, who book travel for one or more travelers, can book a reservation according to the preference of the traveler, but will not have access to the profile to make changes.

2.17   ITINERARY CONFIRMATION

Each reservation completed online is automatically and immediately queued to Company's host travel agency, pre-formatted with the same type of information normally captured by the reservationist. Company users can also send itineraries directly through the system to three different email addresses, including their own.

ITN Global Manager can also be configured to automatically forward a copy of the user's itinerary to a pre-established travel authorizer, regardless of the reservation's policy compliance. Using a built-in messaging system, the notification includes the user's complete itinerary, trip purpose, and if it is also outside of company guidelines, an explanation for deviation and the amount of additional costs, compared to travel policy, associated with the trip.

2.18   PROBLEM RESOLUTION

2.18.1 Online help and documentation

ITN can offer Company the following documentation to assist users of ITN Global
Manager:

 .    A comprehensive online help system structured in a similar manner to the help systems available on most Windows-based applications. Users can select a help topic from a Table of Contents or alphabetical Index simply by clicking on the Help menu. ITN designed the system to be content-sensitive, so the Help page responds with documentation related to the same booking page and/or function the traveler is trying to use.

 .    An additional online help system is currently being prepared for release for system administrators.

 .    A "quick reference guide" similar to what a customer might see for a new voice-mail system.

 .    The standard ITN help manual presented either "as-is" or customized with
     Company's branding.

There is also a Comments section on the booking page where users can send messages to the travel agency if they require special assistance.

2.18.2 Technical customer support

All ITN products are backed by a fully trained customer service center located in ITN headquarters in Palo Alto, California, that is available to Company's contact 24 hours a day, seven days a week at no additional cost. The individuals in this department have skill competencies in the airline and travel industry, customer care/support training, and technical knowledge of the ITN product. The support center can be reached via email or by telephone via an 800-number and can solve problems, in real time, regarding the booking system.

ITN operates an Automatic Call Distribution (ACD) system to facilitate the handling of customer calls. Each customer support technician has their own queue to accelerate response time.

Once alerted to a problem, a customer service technician will immediately go to Company's site, analyze the reported problem and take corrective action. Every problem is different, but in general, ITN is able to resolve most problems very quickly, within a 30-minute time frame. Problems that require software to be rewritten do not occur frequently, but would require a longer period of time to resolve.

ITN will also provide Company access to second level technical support. The Technical Support team, being formed in Q3 1999, contains strong technical skills and is very experienced in implementing, customizing and administering the ITN solution. This group will respond to technical issues raised by the Company site administration personnel during implementation and customization of the product.

2.19  cultural information on international destinations

ITN offers Travel Guide for extensive, up-to-date destination information for every country of the world. Our database includes references on culture, climate, business practices, local social norms, visa/passport requirements, public holidays, personal health precautions, and lists of duty free items.

2.20  support of global solution for multi-national travel management

ITN Global Manager is already fully implemented by corporate customers in countries outside the U.S., including Texas Instruments, Nokia and Credit Suisse First Boston in Europe. In addition, ITN's system is actively handling transactions with customers in Asia and Latin America.

ITN is also constantly enhancing the user interface to support more localization for international use of ITN Global Manager. With ITN's recent 4.1 release, we have added a set of configurable display options that allow both the site administrator and the user some degree of control over the system's presentation of dates, times, distances and currencies to coincide with local norms, provided this is available in the CRS.

2.21  User feedback and information

Company's site administrator can customize and instantly update messages to users as part of the Administrative function. Messages may be written in either plain text or HTML formats. Updates to greetings (e.g., the Welcome message) and instructions (e.g., "don't rent a car when going to the Manhattan office") can be changed as often as needed.

Company users can click a Feedback button on the ITN Global Manager home page to contribute information about certain destinations and suppliers. This feedback is routed to ITN and accessible to a designated Company employee where the company is free to share and distribute the information to others.

2.22  trip cost estimates

ITN Global Manager can be configured to prohibit an out-of-policy booking from being completed without approval, or prohibit an out-of-policy ticket from being issued without approval.

The user is always given a fare quote prior to booking on any requested itinerary. Travelers can also create and save itineraries that give real time costs for air, car rental and hotel, using any applicable rates, without completing the booking process.

2.23  automated trip approval process

ITN Global Manager can be configured to automatically forward a copy of the user's itinerary to a pre-established travel authorizer, regardless of the reservation's policy compliance. Using a built-in messaging system, the notification includes the user's complete itinerary, trip purpose, and if it is also outside of company guidelines, an explanation for deviation and the amount of additional costs, compared to travel policy, associated with the trip.

Authorizers then email-forward their approval or rejection of the pre-trip request to the designated agency to permit or deny issuance and delivery of travel documents.

2.24  operational information

ITN's next product release, version 4.2, is scheduled to include the following functionality:

 . Flight information: This feature, limited to the top 20 major carriers in the CRS, will permit users to quickly determine the status of an upcoming flight. Information such as gate assignment, current arrival/departure times and assigned baggage claim carousel will be presented in the display, when provided by the CRS.

 . Weather integration: This feature will permit the dynamic inclusion of five-day domestic and three-day international weather forecasts, airport delay information, and monthly rainfall and temperature averages on any system page.

2.25   additional information

2.25.1 Y2K compliance

It is the intention of Internet Travel Network to only develop software that is "Year 2000 Compliant," meaning that the software developed by the Company ("Software"), including ITN FlightRez, ITN Global Manager and ITN E-Partner products, when used in accordance with the relevant documentation, is substantially capable of correctly processing, providing and/or receiving date data corresponding to dates during and after the year 2000 in substantially the same manner and with substantially the same functionality and performance as pre-year 2000 date data, provided that, where applicable, Software receives accurate date data from third party software, hardware, systems, or equipment.

The Company is not responsible for any failure of the Software to correctly create or process date data if such failure results from the inability of any software, hardware, systems, or equipment of any third party (including any underlying database engines, operating systems, or drivers) to correctly create or process date data.

In February 1999, ITN has completed testing the Software with respect to its ability to successfully book air, hotel and auto travel with departure and/or arrival dates in the year 2000. The tests were conducted using connections to all five major CRS vendors: Amadeus, Apollo, Galileo, SABRE and Worldspan. Tests were made across more than 12 air carriers, 24 hotel chains, five auto rental chains and three credit card companies, demonstrating to our satisfaction that the Software, independent of the GDS systems, does not have problems conducting travel bookings for the year 2000.

Issues identified during the testing suggest isolated difficulties confined to specific hotel chains, European auto rental agencies or European air carriers. ITN will not release the complete results of its testing in deference to the companies whom we know are actively working to solve year 2000 problems within their own Global Distribution Systems. ITN has also used test credit cards, where possible, with expiration dates in the year 2000 and found that the bookings functioned correctly in most of the GDSs.

2.25.2 Secure transactions

ITN servers support SSL encryption for secure electronic commerce. User preferences and charge card data are applied to the booking process behind the scenes and only partially exposed to the Web on the Itinerary Review page. When the user chooses to complete a reservation, personal and charge card information is accessed from the user's profile and transmitted to the host CRS using ALC, X25 or TCP/IP connections. This eliminates the need to expose charge card information to the Internet environment.

By comparison, ITN's security of user and company information far exceeds the measures taken by even the largest travel agencies, which store data in the clear with their host airline CRS. Significantly, this can permit accessibility of sensitive information to every employee at every office within the agency's network of offices and to a host of employees at the CRS and its airline parents.

2.25.3 Data and network security

To protect user data from unauthorized access, ITN provides strong security measures from all external threats, including the Internet, intranets and unauthorized access to ITN facilities with the following measures:

 . ITN makes extensive use of firewalls throughout the organization to separate the data center from the Internet, Intranets, and other parts of the company.

 .  URLs are scrambled and authenticated.

 .  Client databases reside on a private network.

 .  ITN maintains separate logical databases for all customer profiles.

 . Technical staff are restricted to specific partitions with password-level access on ITN's Oracle8 databases.

 . Only a select group of ITN employees have access to the databases and servers.

 .  ITN maintains secure communication links between data centers.

 .  ITN encrypts important database information.

2.25.4  Back-up capabilities

ITN is committed to providing access to, and use of, the ITN Global Manager reservation system at least 95 percent of the time, as measured on a month-to-month basis. Actual uptime is closer to 99 percent.

There is no single point of failure within the ITN operations environment. From ISP connections to internal hardware, database systems and critical processes, any single system can fail or shut down and its functions will immediately be assumed by a redundant system.

In addition, ITN employs the latest commercial database and other redundancy techniques and products (from Oracle, Cisco, BEA and others). ITN is also designing a number of new technologies to guarantee ever increasing levels of availability.

3.   approach and work to be performed

3.1  Implementation plan

ITN assigns a team to manage project development and implementation. This team is comprised of travel and technology industry professionals with extensive backgrounds in travel management and CRS, Internet and software organizations.

Each major implementation effort at ITN is managed by an experienced member of ITN's Professional Services Organization management staff. This manager will:

 .  Develop a customized project plan for Company's approval.

 .  Keep Company informed of the project's status.

 .  Ensure Company's specific system requirements are built into the site.

 .  Ensure the site will be compatible with Company's agency.

 . Ensure that the system continues to meet Company's requirements on an ongoing basis.

The Senior Sales Director and a program consultant from the Professional Services Organization will manage the corporate partnership between ITN and Company. Post-implementation, the program consultant will share industry-leading best practices and benchmarks with Company, enabling the organization to learn and benefit from the experience of others. The program consultant will help Company develop statistical analysis models to measure adoption rates and cost savings. Company may also engage ITN adoption consultants to develop creative strategies to increase travelers' use of the system and provide training.

3.2  Schedule

3.2.1  Project schedule

Upon contract award, ITN will produce a project plan incorporating the specific tasks, timelines and project dependencies required to implement Company's site. A typical schedule and responsibility breakdown for both ITN and Company is provided below.

The ITN program consultant will be responsible for the following tasks:

Week 1

 .  Creating the site.

 .  Assigning login and password.

 .  Configuring agency information to enable basic functionality.

 .  Configuring site per options determined by client.

 .  Forwarding a PNR formats document to client.

 .  Forwarding hotel preferred property database template to client.

 .  Forwarding a user database template to client.

Weeks 2 and 3

 .  Working with client team to compile complete list of requirements.

 .  Doing a site walkthrough.

 .  Determining customization requirements for air, car and hotel features.

 .  Specifying site interface changes.

 .  Preparing a detailed customization plan for Production to schedule.

 . Identifying items that need development and forwarding this list to engineering to schedule.

 . Reviewing and identifying configurable implementation items per vendor contracts and PNR formats.

 . Preparing an implementation plan that outlines project scope, work required, activity list and a defined set of functional deliverables per requirements. This includes timelines for each activity, cost estimates if applicable, additional resource requirements, schedule for the work, and test checklists for user acceptance.

Weeks 4 and 5

 .  Preparing Conditions of Satisfaction document.

 .  Loading air and car vendor contracts.

 .  Loading hotel preferred property database.

 .  Loading user database.

 .  Configuring administrative controls of site as required.

 .  Delivering site customization to alpha per Production plan.

 .  If functionality is developed, providing daily status and progress reports.

 .  Alpha testing site functionality according to user acceptance test plan.

 .  Delivering site to beta for testing.

Company will be responsible for providing the following information and/or performing these tasks:

Week 1

 .  Contacting Company's CRS Account Representative to obtain a new Pseudo City
   Code and TA Pool.

 . Enabling low fare search capability--if chosen as an option--on the new established Pseudo City Code.

 .  Informing ITN once the Pseudo City Code is functional.

 .  Establishing bridge access.

 . Determining site access method--Internet or Intranet--and informing ITN if a dedicated line is preferred.

 . Determining user access to system: password restricted; open site; specific users only (database provided).

 .  Determining secure server usage options.

 .  Providing list of key contacts at Company for the project.

 . Determining beta period with targeted number of users and timeline before going live.

Weeks 2 and 3

 .  Providing graphics and content for customization purposes.

 .  Providing PNR formats document.

 .  Providing five (5) sample PNRs.

 .  Providing five (5) sample CRS profiles.

 .  Ensuring all CRS profiles have the same fields.

 .  Ensuring the naming scheme in the CRS Profiles is compatible to automation.

 .  Providing Company's travel policy.

 .  Providing air and car vendor contracts.

 .  Providing hotel preferred property database.

 .  Providing user database.

 . Providing proposal of needs, customization, and development requests for short, mid and long term with priority levels.

Weeks 4 and 5

 .  Beta testing customized site according to user acceptance test plan.

 .  Signing off on Conditions of Satisfaction document.

3.2.2  Training Schedule

ITN's experience and industry leadership have shaped our approach to training for online booking technology to lead to quicker implementation, swifter employee acceptance and adoption, and faster realization of the benefits Company expects from the deployment of ITN Global Manager.

ITN offers a unique modular approach to training, and directs training resources to three key audiences--Company's travel management administrators, designated agency operations staff and internal support desk. ITN can also assist with training Company's travelers and travel arrangers. This effort is managed by a program consultant in the Professional Services Organization who can determine the right training media and match these materials and programs to Company's culture and demographics.

The program consultant can include a training plan as part of Company's implementation project plan. A typical training plan establishes dates for training to be conducted after initial configuration of the site and prior to launch for each targeted audience. Training for Company's travelers/travel arrangers requires a customized solution set that incorporates change management initiatives, train-the-trainer initiatives, and direct sessions where possible. This can be both pre- and post-launch, as well as an ongoing basis as Company tries to reach its adoption goals.

3.3    Ongoing SITE maintenance and new releases

3.3.1  Site maintenance

3.3.1.1  Loading and Updating Preferred Airline Rates

An ITN program consultant will load all of Company's negotiated airline discounts into our system. As the complexities and hierarchy of loading airline rates is best managed by a trained professional familiar with the ITN system, any new agreements as well as the ongoing maintenance of the airline agreements must be managed by the ITN program consultant.

3.3.1.2  Loading and Updating Negotiated Hotel Rates

ITN provides every ITN Global Manager customer with a simple layout (text file or spreadsheet) format to receive negotiated hotel rate information. Company will input basic information into the spreadsheet including:

 .  Hotel name

 .  CRS property code

 .  Negotiated rate(s)

 .  Validity dates.

An ITN program consultant then imports this file into the hotel database for Company's site. Updates and modifications to the negotiated properties list can be made by Company's site administrator through an update to the spreadsheet. The ITN program consultant then imports the updated spreadsheet to Company's booking site, and the new rates become effective immediately.

3.3.1.3  Loading and Updating Policy Parameters

Typically, an ITN program consultant will assist Company in the initial configuration of its primary and secondary travel policies. Policies, however, can be loaded and changed at any time by Company's site administrator.

3.3.1.4  Creating and Modifying the Site's Appearance

Company's site administrator can make modifications to the site announcements page, background colors, highlighting of preferred vendors, some text changes and font size modifications. Major page modifications, text changes, and placement of custom graphics is coordinated by the assigned program consultant and handled by ITN's Web Production department.

3.3.2  New releases and application upgrades

ITN has a formal software development and engineering implementation process that is customer focused and customer driven.

ITN conducts client forums on a regular basis to obtain input and share concerns, brainstorm development ideas and determine where the industry and technology are headed. These client forums help ITN shape site development to provide leading edge technology.

An ITN program consultant will work with Company to benchmark performance and successes across your customer base. The program consultant reports this information back to Company and can help develop programs and initiatives to optimize current and planned development efforts.

Once the Company site is accepted and released, ongoing enhancements and development will also be managed the an ITN program consultant. Communication between Company and the program consultant is critical to the success of Company's site. The program consultant acts as the liaison between Company's team and the ITN Product Development group to formulate development requests, translate those requests into functional specifications and, eventually, into live product releases.

The ITN program consultant will communicate the availability of all software releases and user interface enhancements with Company. Should Company be interested in the enhancements ITN is developing, we will create a beta test site for your evaluation and then perform a complete QA test cycle on the new functionality. After an acceptance test period is over with formal quality assurance testing standards, and when mutually agreed upon, ITN will release the update to the live servers for Company customers.

3.4  system requirements

ITN Global Manager is a web-based application and has no hardware hosted in client locations. The Internet provides a standard platform that is not impeded by differences in hardware or software between companies and users.

ITN considers the Internet/intranet (non-distributed) based platform to be more robust than a distributed version. By outsourcing Company's online travel service to ITN's service bureau, ITN assumes primary responsibility for the support and administration of our application, and automatically makes all installations and upgrades to the system at our data center.

Since ITN's system is interfaced through the World Wide Web through a common browser, ITN Global Manager is completely platform independent and can be accessed from all significant operating systems on the market today, including those designed for the IBM PC, Macintosh, Unix and others.

                                   EXHIBIT L

                            GT Pipeline Definitions

--------------------------------------------------------------------------------
     100%       A contract signed by all parties received by ITN contracts administration.

      95% The client has a final contract (approved by client's legal counsel) in hand and has promised to sign it by month's end.

      90% The client has a final ITN contract in its possession and indicates we are the selected vendor.

      80%       Competition is eliminated and the client has publicly selected
                ITN as its vendor.

      75% Client has given us Verbal indication that ITN will get the business

      65% Champion identified and wants ITN. As a result of the proposal, the prospect has given us the name of other decision makers & legal counsel and sponsors our presentation of sample contracts for legal review.

      50% Final proposal has been presented in a face to face sales call - Competition or other barrier still active.

      45% A "Red Pen" meeting was conducted with the salesperson leaving with a marked-up draft of the proposal and new information about the client. The client indicates a feeling of ownership of the proposal and a willingness to Sponsor it forward.

      40% As a result of the ITN location meeting, prospect has asked for a formal proposal and shows high interest in supplying the information needed to create one.

      35% Prospect agrees to attend a briefing on ITN services. We confirm that all prospect personnel involved will attend.

      25%       As a result of onsite sales calls and demo, prospect indicates that ITN appears to have solution. Sales feels this prospect is qualified.
--------------------------------------------------------------------------------
                Commit Status

     AA in      Signed and received by ITN

       A A Committed (Sales rep) deal for month identified, Active contract negotiation in process

       B Backup deal for timeframe committed, Competition eliminated, Verbal agreement by customer, Contract presented

       C Champion identified and promoting ITN, Competition is active or other barrier exists

       P        Prospect offers solid opportunity

     Lost       Lost to competition

    Suspect     Appears to be inactive or not going to move forward in
                reasonable timeframe
--------------------------------------------------------------------------------
                Contract Status

     Full Full Accepted completed contract - no pilot stage or acceptance/pilot stage is completed

    P to F Existing Pilot Moving from Pilot to Full contract status in timeframe outlined

     Pilot      Pilot contract - Sole Source (even if an ITN Pilot to Full
                Agreement)

    SSP-LOU     Sole Source Pilot Letter of Understanding

      CP        Competitive Pilot
--------------------------------------------------------------------------------
                Sales Directors:

                CB = Chris Bene, CD = Chuck DiMeglio, DC = Dave Cooney,
                JE = Jeri Epstein, SH = Sally Hendron, BH = Bill Hogate,
                GJ = Greg Jones, CLR = Cathy Ladd-Rodgers, TL = Tod Lockard,
                MM = Mike Miglio, SS = Steve Soto, LS = Lori Speigl,
                JT = Johnny T
--------------------------------------------------------------------------------
                GDS:

                Amadeus = A, Galileo = G, Sabre = S, Worldspan = W
--------------------------------------------------------------------------------
                AGENCY

                Amex = AM, Carlson = CW, Rosenbluth = RB, Maritz = MA,
                Sato = SA, Travel & Transport = TT, Other = OT, In House = IH
--------------------------------------------------------------------------------

                                   EXHIBIT M


                            The "International 350"

Rank             Company          Revenue               HQ

  1                               $161,315              US
  2                               $154,615         International
  3                               $144,416              US
  4                               $139,208              US
  5                               $109,373         International
  6                               $108,749         International
  7                               $107,184         International
  8                               $100,697              US
  9                               $100,469              US
 10                               $ 99,740         International
 11                               $ 93,692         International
 12                               $ 93,569         International
 13                               $ 89,021         International
 14                               $ 81,667              US
 15                               $ 78,729         International
 16                               $ 76,431              US
 17                               $ 76,307         International
 18                               $ 76,119         International
 19                               $ 68,304         International
 20                               $ 67,742         International
 21                               $ 66,300         International
 22                               $ 66,038         International
 23                               $ 64,875         International
 24                               $ 62,410         International
 25                               $ 60,072         International
 26                               $ 59,771         International
 27                               $ 57,813              US
 28                               $ 56,469         International
 29                               $ 56,154              US
 30                               $ 53,588              US
 31                               $ 53,157         International
 32                               $ 52,126         International
 33                               $ 51,478         International
 34                               $ 50,999         International
 35                               $ 50,777         International
 36                               $ 49,504         International
 37                               $ 49,143         International
 38                               $ 48,748         International
 39                               $ 48,478         International
 40                               $ 47,678              US
 41                               $ 47,061              US
 42                               $ 45,165         International
 43                               $ 44,908         International
 44                               $ 44,621              US
 45                               $ 44,486         International
 46                               $ 43,408         International
 47                               $ 43,338         International
 48                               $ 41,471         International
 49                               $ 41,353         International
 50                               $ 41,322              US
 51                               $ 41,018         International
 52                               $ 39,808         International
 53                               $ 39,711         International
 54                               $ 39,535         International
 55                               $ 39,130              US
 56                               $ 39,115         International
 57                               $ 38,456         International
 58                               $ 37,589         International
 59                               $ 37,540         International
 60                               $ 37,235         International
 61                               $ 37,154              US
 62                               $ 36,673         International
 63                               $ 36,603         International
 64                               $ 35,889              US
 65                               $ 35,887         International
 66                               $ 35,864         International
 67                               $ 35,853              US
 68                               $ 35,465         International
 69                               $ 35,292         International
 70                               $ 34,874         International
 71                               $ 34,427              US
 72                               $ 34,235         International
 73                               $ 34,025         International
 74                               $ 33,677         International
 75                               $ 33,674              US
 76                               $ 33,296              US
 77                               $ 33,022         International
 78                               $ 32,389         International
 79                               $ 32,379              US
 80                               $ 32,816         International
 81                               $ 31,707              US
 82                               $ 31,566              US
 83                               $ 31,499              US
 84                               $ 31,325         International
 85                               $ 31,260              US
 86                               $ 31,197         International
 87                               $ 31,169              US
 88                               $ 31,131              US
 89                               $ 30,951              US
 90                               $ 30,935         International
 91                               $ 30,929         International
 92                               $ 30,872         International
 93                               $ 30,732         International
 94                               $ 30,678              US
 95                               $ 30,479         International
 96                               $ 30,219              US
 97                               $ 30,147              US
 98                               $ 29,762         International
 99                               $ 29,682         International
100                               $ 29,398              US
101                               $ 28,871         International
102                               $ 28,839         International
103                               $ 28,809         International
104                               $ 28,777              US
105                               $ 28,610         International
106                               $ 28,476         International
107                               $ 28,442         International
108                               $ 28,324         International
109                               $ 28,203              US
110                               $ 27,922         International
111                               $ 27,480         International
112                               $ 27,409         International
113                               $ 27,221         International
114                               $ 27,059         International
115                               $ 26,898              US
116                               $ 26,801              US
117                               $ 26,787         International
118                               $ 26,773         International
119                               $ 26,735              US
120                               $ 26,496         International
121                               $ 26,273              US
122                               $ 26,266              US
123                               $ 26,164         International
124                               $ 25,879              US
125                               $ 25,715              US
126                               $ 25,659         International
127                               $ 25,595              US
128                               $ 25,476         International
129                               $ 25,473              US
130                               $ 25,436         International
131                               $ 25,401         International
132                               $ 25,139         International
133                               $ 25,073         International
134                               $ 24,842         International
135                               $ 24,788              US
136                               $ 24,754              US
137                               $ 24,514         International
138                               $ 24,484              US
139                               $ 24,428         International
140                               $ 24,373         International
141                               $ 24,270              US
142                               $ 24,108         International
143                               $ 23,841              US
144                               $ 23,657              US
145                               $ 23,641         International
146                               $ 23,574         International
147                               $ 23,532         International
148                               $ 23,190         International
149                               $ 23,123              US
150                               $ 22,976              US
151                               $ 22,780         International
152                               $ 22,749         International
153                               $ 22,644         International
154                               $ 22,568         International
155                               $ 22,348              US
156                               $ 22,226         International
157                               $ 22,034              US
158                               $ 21,897         International
159                               $ 21,874         International
160                               $ 21,830         International
161                               $ 21,816         International
162                               $ 21,762         International
163                               $ 21,718         International
164                               $ 21,627         International
165                               $ 21,616         International
166                               $ 21,588         International
167                               $ 21,543              US
168                               $ 21,437              US
169                               $ 21,217         International
170                               $ 21,195         International
171                               $ 21,144         International
172                               $ 20,977              US
173                               $ 20,950         International
174                               $ 20,891         International
175                               $ 20,857              US
176                               $ 20,811         International
177                               $ 20,713              US
178                               $ 20,604              US
179                               $ 20,482              US
180                               $ 20,318         International
181                               $ 20,110         International
182                               $ 20,019              US
183                               $ 20,011              US
184                               $ 19,942              US
185                               $ 19,894              US
186                               $ 19,867              US
187                               $ 19,849              US
188                               $ 19,818         International
189                               $ 19,808         International
190                               $ 19,681              US
191                               $ 19,530              US
192                               $ 19,500              US
193                               $ 19,457         International
194                               $ 19,430         International
195                               $ 19,418         International
196                               $ 19,205              US
197                               $ 19,171         International
198                               $ 19,132              US
199                               $ 18,850         International
200                               $ 18,849         International
201                               $ 18,813              US
202                               $ 18,727         International
203                               $ 18,507         International
204                               $ 18,475         International
205                               $ 18,441              US
206                               $ 18,425              US
207                               $ 18,394         International
208                               $ 18,365         International
209                               $ 18,284              US
210                               $ 18,243              US
211                               $ 18,168         International
212                               $ 18,048              US
213                               $ 17,812         International
214                               $ 17,678              US
215                               $ 17,610              US
216                               $ 17,575         International
217                               $ 17,561              US
218                               $ 17,487         International
219                               $ 17,468         International
220                               $ 17,421              US
221                               $ 17,397         International
222                               $ 17,355              US
223                               $ 17,353              US
224                               $ 17,199         International
225                               $ 17,154              US
226                               $ 17,148         International
227                               $ 17,134              US
228                               $ 17,112         International
229                               $ 17,107         International
230                               $ 17,063         International
231                               $ 17,037         International
232                               $ 17,016         International
233                               $ 17,015         International
234                               $ 16,903         International
235                               $ 16,891              US
236                               $ 16,758         International
237                               $ 16,736         International
238                               $ 16,687              US
239                               $ 16,630         International
240                               $ 16,540         International
241                               $ 16,417         International
242                               $ 16,366         International
243                               $ 16,320         International
244                               $ 16,307         International
245                               $ 16,220         International
246                               $ 16,109              US
247                               $ 16,093         International
248                               $ 16,061         International
249                               $ 16,055         International
250                               $ 16,005              US
251                               $ 15,918              US
252                               $ 15,873              US
253                               $ 15,833              US
254                               $ 15,831         International
255                               $ 15,741         International
256                               $ 15,626         International
257                               $ 15,160         International
258                               $ 15,574         International
259                               $ 15,527         International
260                               $ 15,518         International
261                               $ 15,489              US
262                               $ 15,391         International
263                               $ 15,328              US
264                               $ 15,307              US
265                               $ 15,274              US
266                               $ 15,128              US
267                               $ 15,081         International
268                               $ 15,069              US
269                               $ 15,022              US
270                               $ 15,021              US
271                               $ 15,009         International
272                               $ 14,879              US
273                               $ 14,831         International
274                               $ 14,777         International
275                               $ 14,748         International
276                               $ 14,736              US
277                               $ 14,727         International
278                               $ 14,719         International
279                               $ 14,714         International
280                               $ 14,704              US
281                               $ 14,645              US
282                               $ 14,582              US
283                               $ 14,543         International
284                               $ 14,484              US
285                               $ 14,407         International
286                               $ 14,402         International
287                               $ 14,387         International
288                               $ 14,348         International
289                               $ 14,350         International
290                               $ 14,329         International
291                               $ 14,324         International
292                               $ 14,312         International
293                               $ 14,291         International
294                               $ 14,258              US
295                               $ 14,246         International
296                               $ 14,151         International
297                               $ 14,138              US
298                               $ 14,132         International
299                               $ 13,884         International
300                               $ 13,871         International
301                               $ 13,832              US
302                               $ 13,827         International
303                               $ 13,822              US
304                               $ 13,793         International
305                               $ 13,760         International
306                               $ 13,720              US
307                               $ 13,656         International
308                               $ 13,618              US
309                               $ 13,608         International
310                               $ 13,607         International
311                               $ 13,605         International
312                               $ 13,544         International
313                               $ 13,536         International
314                               $ 13,519         International
315                               $ 13,507         International
316                               $ 13,505              US
317                               $ 13,463              US
318                               $ 13,447              US
319                               $ 13,416         International
320                               $ 13,414              US
321                               $ 13,413              US
322                               $ 13,406              US
323                               $ 13,396         International
324                               $ 13,388         International
325                               $ 13,317         International
326                               $ 13,232         International
327                               $ 13,223              US
328                               $ 13,195              US
329                               $ 13,166              US
330                               $ 13,142         International
331                               $ 13,105              US
332                               $ 13,068         International
333                               $ 12,995         International
334                               $ 12,978         International
335                               $ 12,941         International
336                               $ 12,908         International
337                               $ 12,877         International
338                               $ 12,854         International
339                               $ 12,849              US
340                               $ 12,839              US
341                               $ 12,803         International
342                               $ 12,786         International
343                               $ 12,756         International
344                               $ 12,746              US
345                               $ 12,732              US
346                               $ 12,704              US
347                               $ 12,691         International
348                               $ 12,667         International
349                               $ 12,649         International
350                               $ 12,649              US
351                               $ 12,587              US
352                               $ 12,563              US
353                               $ 12,558         International
354                               $ 12,539         International
355                               $ 12,538         International
356                               $ 12,512         International
357                               $ 12,487         International
358                               $ 12,478              US
359                               $ 12,437         International
360                               $ 12,425              US
361                               $ 12,421              US
362                               $ 12,402         International
363                               $ 12,400         International
364                               $ 12,378              US
365                               $ 12,371         International
366                               $ 12,311         International
367                               $ 12,298              US
368                               $ 12,283         International
369                               $ 12,252         International
370                               $ 12,245              US
371                               $ 12,135         International
372                               $ 12,128         International
373                               $ 12,104         International
374                               $ 12,096              US
375                               $ 12,067              US
376                               $ 12,048              US
377                               $ 12,042         International
378                               $ 12,022              US
379                               $ 11,997         International
380                               $ 11,993         International
381                               $ 11,991         International
382                               $ 11,983         International
383                               $ 11,886              US
384                               $ 11,865         International
385                               $ 11,852         International
386                               $ 11,845              US
387                               $ 11,794         International
388                               $ 11,783         International
389                               $ 11,672         International
390                               $ 11,634         International
391                               $ 11,562         International
392                               $ 11,561         International
393                               $ 11,549              US
394                               $ 11,529              US
395                               $ 11,495              US
396                               $ 11,489         International
397                               $ 11,448         International
398                               $ 11,403              US
399                               $ 11,390         International
400                               $ 11,249         International
401                               $ 11,246              US
402                               $ 11,230         International
403                               $ 11,212         International
404                               $ 11,200         International
405                               $ 11,189         International
406                               $ 11,156         International
407                               $ 11,099         International
408                               $ 11,013         International
409                               $ 10,937         International
410                               $ 10,902         International
411                               $ 10,901         International
412                               $ 10,900         International
413                               $ 10,804              US
414                               $ 10,795         International
415                               $ 10,765              US
416                               $ 10,762         International
417                               $ 10,734         International
418                               $ 10,668              US
419                               $ 10,649         International
420                               $ 10,581         International
421                               $ 10,562         International
422                               $ 10,553              US
423                               $ 10,538         International
424                               $ 10,466         International
425                               $ 10,401         International
426                               $ 10,370         International
427                               $ 10,354         International
428                               $ 10,323              US
429                               $ 10,296         International
430                               $ 10,292         International
431                               $ 10,253         International
432                               $ 10,251              US
433                               $ 10,233         International
434                               $ 10,214              US
435                               $ 10,213         International
436                               $ 10,208              US
437                               $ 10,186         International
438                               $ 10,179         International
439                               $ 10,160         International
440                               $ 10,149         International
441                               $ 10,078              US
442                               $ 10,056              US
443                               $ 10,051              US
444                               $ 10,051         International
445                               $ 10,023         International
446                               $ 10,022         International
447                               $ 10,002              US
448                               $  9,962         International
449                               $  9,932         International
450                               $  9,898              US
451                               $  9,895              US
452                               $  9,894         International
453                               $  9,887         International
454                               $  9,799         International
455                               $  9,791              US
456                               $  9,788         International
457                               $  9,781              US


[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT N


                       Implementation Schedule Template

----------------------------------------------------------------------------------------------------------------------------------
    TASK                    Task Name                             Responsible       Est. Hours              Comments
                                                                                     per Site
----------------------------------------------------------------------------------------------------------------------------------
     P0       Provide site config summary & detailed analysis     American Express      TBD
              of target accounts segregated by CRS
----------------------------------------------------------------------------------------------------------------------------------
     P0       Prioritize account list                             American Express      TBD
----------------------------------------------------------------------------------------------------------------------------------
     P0       Identify Customer's CRS/bandwidth, connectivity,    American Express      TBD
              security requirements
----------------------------------------------------------------------------------------------------------------------------------
     P0       Provide customer graphics according to spec         American Express      TBD
----------------------------------------------------------------------------------------------------------------------------------
     P0       Provide emulation agreements for Apollo accounts;   American Express      TBD
              establish branch access, bridging capabilities
              with all host PCCs
----------------------------------------------------------------------------------------------------------------------------------
     P0       Install leased lines                                American Express      TBD      PHX Tech Team to coordinate with
                                                                                                 GetThere.com Ops team
----------------------------------------------------------------------------------------------------------------------------------
     P0       Prepare orientation & enrollment collateral         American Express      TBD
----------------------------------------------------------------------------------------------------------------------------------
     P0       Prepare user orientation / training presentation    American Express      TBD
----------------------------------------------------------------------------------------------------------------------------------
     P0       Present UI design, graphic requirements to ITN      American Express      TBD
----------------------------------------------------------------------------------------------------------------------------------
     P0       Present prioritized development requirements to     American Express      TBD
              ITN
----------------------------------------------------------------------------------------------------------------------------------
     P0       Review implementation plan with customer            American Express      TBD
----------------------------------------------------------------------------------------------------------------------------------
     P0       Assess capacity, bandwidth requirements for               Ops             TBD
              target account list; perform capacity upgrades
----------------------------------------------------------------------------------------------------------------------------------
     P0       Install Amadeus data line(s)                              Ops             TBD      (Activity at this time?)
----------------------------------------------------------------------------------------------------------------------------------
     P0       Assess Apollo bandwidth requirements; install             Ops             TBD
              additional TAs if necessary
----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
     P0    Install Sabre data line(s)                                Ops             TBD
---------------------------------------------------------------------------------------------------------------------------------
     P0    Install Worldspan data line(s)                            Ops             TBD
---------------------------------------------------------------------------------------------------------------------------------
     P0    Create site config summary form (custom Pkg B)            PSO             TBD      Use form to collect per site config
                                                                                              requirements that differ from pre-
                                                                                              established standards
---------------------------------------------------------------------------------------------------------------------------------
     P0    Conduct team meetings, prepare project plans,             PSO             TBD      Estimate min. 120 hours for
           strategy, standards; train American Express teams                                  scoping, planning efforts (PSO time
                                                                                              only)
---------------------------------------------------------------------------------------------------------------------------------
     P0    Develop standard UI design for pre-defined site           Web             TBD      Include standard default settings
           styles                                                                             for ITN Admin Config, PNR editor,
                                                                                              profile sync, QueueMaster global
                                                                                              standard formats, graphics, policy,
                                                                                              etc.
---------------------------------------------------------------------------------------------------------------------------------
     P1    Modify security page if needed                      American Express      0.05     Default to "forced security";
                                                                                              update if security by IP address is
                                                                                              required
---------------------------------------------------------------------------------------------------------------------------------
     P1    Update localization page for international sites    American Express      0.05
---------------------------------------------------------------------------------------------------------------------------------
     P1    Modify Travel Arranger Admin page                   American Express      0.05
---------------------------------------------------------------------------------------------------------------------------------
     P1    Modify Custom Ticket Delivery Options               American Express      0.05
---------------------------------------------------------------------------------------------------------------------------------
     P1    Modify QueueMaster                                  American Express      0.05
---------------------------------------------------------------------------------------------------------------------------------
     P1    Modify Air Configuration Pages                      American Express      0.05
---------------------------------------------------------------------------------------------------------------------------------
     P1    Update car availability & contract config           American Express      0.1
---------------------------------------------------------------------------------------------------------------------------------
     P1    Update Agency Information page                      American Express      0.15
---------------------------------------------------------------------------------------------------------------------------------
     P1    Update CRS Profile Editor                           American Express      0.15     Assumes profiles are highly
                                                                                              standardized; avail Apollo, Sabre
                                                                                              4.2)
---------------------------------------------------------------------------------------------------------------------------------
     P1    Configure company admin page                        American Express      0.25
---------------------------------------------------------------------------------------------------------------------------------
     P1    Modify Reason Codes                                 American Express      0.25
---------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
     P1   Configure Market Preferences                        American Express         0.5   Sites configured separately;
                                                                                             default standards impractical
------------------------------------------------------------------------------------------------------------------------------
     P1   Update hotel avail config; review client            American Express         0.25
          negotiated rate displays
------------------------------------------------------------------------------------------------------------------------------
     P1   Modify Travel Policy                                American Express         0.25
------------------------------------------------------------------------------------------------------------------------------
     P1   Conduct speed test & trace route with customer      American Express           1
          network engineers
------------------------------------------------------------------------------------------------------------------------------
     P1   Install leased line                                       Ops                  3   American Express Tech team in PHX
                                                                                             will coordinate
------------------------------------------------------------------------------------------------------------------------------
     P1   Build site: Assign site name, admin ID, pwd               PSO                 0.5
------------------------------------------------------------------------------------------------------------------------------
     P1   Modify ITN Admin Config                                   PSO                0.15
------------------------------------------------------------------------------------------------------------------------------
     P1   Test CRS emulation                                        PSO                0.25
------------------------------------------------------------------------------------------------------------------------------
     P1   Modify PNR Editor & Change PNR Editor                     PSO                0.25
------------------------------------------------------------------------------------------------------------------------------
     P1   Upload & test User dB                                     PSO                  1
------------------------------------------------------------------------------------------------------------------------------
     P1   Test completed site config; assist AmEx team with         PSO                  4
          modifications, iterations, troubleshooting
------------------------------------------------------------------------------------------------------------------------------
     P1   Place custom graphics                                     Web                0.33
------------------------------------------------------------------------------------------------------------------------------
     P1   Determine & document site maintenance plan          American Express          TBD
------------------------------------------------------------------------------------------------------------------------------
     P1   Conduct Training: User, Site Administrator,         American Express          TBD
          Travel Agency
------------------------------------------------------------------------------------------------------------------------------
     P1   Conduct recurrent training                          American Express          TBD
------------------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT O


                         Work Order Template (General)

                                   EXHIBIT O

                   Pursuant to Section 3.10 of the Agreement

                 AXP General Feature(s) Work Order - Template
                 --------------------------------------------

[Completed AXP General Features Work Orders to be Attached to the Agreement at
                               Exhibit ______.]

                            GENERAL WORK ORDER NO.:


This Work Order for AXP General Features is issued pursuant to the above-referenced Agreement between American Express Travel Related Services Company, Inc. and GetThere.com, Inc., dated ________________________, 1999. Any term not otherwise defined herein, shall have the meaning specified in the Agreement.

AXP Project Manager:  ______________________________

GT Project Manager:  ___________________________

Detailed Description of Services:

Detailed Description of Features and/or other Deliverables:

Timeframe of Project:

     .    Functional Specifications completion date: ________________________.

     .    Detailed Engineering Specifications completion date: ____________.

     . Interim Milestones dates: ________________________ and interim deliverables:

     .    Date for commencement of acceptance testing: ________________________.

     .    Live production date:  ________________________.

Payment Terms:

     . Fixed Price $____________. Interim payments tied to the following specific milestones and Deliverable(s):

     . Time and Materials pursuant to Exhibit ____ of the Agreement up to a maximum amount of $____________.

     . Plus actual and reasonable out of pocket expenses and all reimbursable expenses approved by AXP.

     . In no event will a "fixed price" or a "maximum amount" be exceeded by five percent (5%) without the prior written consent of AXP.

Personnel Listing (if possible to provide):

Any other Terms and Conditions Mutually Agreed upon by the Parties:


AMERICAN EXPRESS TRAVEL RELATED              GetThere.com, Inc.
SERVICES COMPANY, INC.


By:______________________________            By:__________________________

Name:____________________________            Name:________________________

Title:___________________________            Title:_______________________

Date:____________________________            Date:________________________

                                EXHIBIT ______

                  Pursuant to Section ______ of the Agreement

         AXP                          Feature(s) Work Order - Template
         -------------------------------------------------------------

[Completed _______________________ Work Orders to be Attached to the Agreement
                              at Exhibit ______.]

                   ________________________ WORK ORDER NO.:


This Work Order for AXP _____________________ Features is issued pursuant to the above-referenced Agreement between American Express Travel Related Services Company, Inc. and GetThere.com, Inc., dated ________________________, 1999. Any term not otherwise defined herein, shall have the meaning specified in the Agreement.

AXP Project Manager:  ______________________________

GT Project Manager:  ___________________________

Detailed Description of Services:

Detailed Description of Features and/or other Deliverables:

Timeframe of Project:

     .    Functional Specifications completion date: ________________________.

     .    Detailed Engineering Specifications completion date: _____________.

     . Interim Milestones dates: ________________________ and interim deliverables:

     .    Date for commencement of acceptance testing: ________________________.

     .    Live production date:  ________________________.

Payment Terms:

     . Fixed Price $____________. Interim payments tied to the following specific milestones and Deliverable(s):

     . Time and Materials pursuant to Exhibit ____ of the Agreement up to a maximum amount of $____________.

     . Plus actual and reasonable out of pocket expenses and all reimbursable expenses approved by AXP.

     . In no event will a "fixed price" or a "maximum amount" be exceeded by five percent (5%) without the prior written consent of AXP.

Personnel Listing (if possible to provide):

Any other Terms and Conditions Mutually Agreed upon by the Parties:


AMERICAN EXPRESS TRAVEL RELATED              GetThere.com, Inc.
SERVICES COMPANY, INC.


By:____________________________              By:_____________________________

Name:__________________________              Name:___________________________

Title:_________________________              Title:__________________________

Date:__________________________              Date:___________________________

                                   EXHIBIT P


                         Work Order Template (Unique)

                                   EXHIBIT P

                   Pursuant to Section 3.11 of the Agreement

                  AXP Unique Feature(s) Work Order - Template
                  -------------------------------------------

 [Completed AXP Unique Features Work Orders to be Attached to the Agreement at
                               Exhibit ______.]

                        UNIQUE FEATURES WORK ORDER NO.:


This Work Order for AXP Unique Features is issued pursuant to the above-referenced Agreement between American Express Travel Related Services Company, Inc. and GetThere.com, Inc., dated ________________________, 1999. Any term not otherwise defined herein, shall have the meaning specified in the Agreement.

AXP Project Manager:  ______________________________

GT Project Manager:  ___________________________

Detailed Description of Services:

Detailed Description of Features and/or other Deliverables:

Timeframe of Project:

     .    Functional Specifications completion date: ________________________.

     .    Detailed Engineering Specifications completion date: ______________.

     . Interim Milestones dates: ________________________ and interim deliverables:

     .    Date for commencement of acceptance testing: ________________________.

     .    Live production date:  ________________________.

Payment Terms:

     . Fixed Price $____________. Interim payments tied to the following specific milestones and Deliverable(s):

     . Time and Materials pursuant to Exhibit ____ of the Agreement up to a maximum amount of $____________.

     . Plus actual and reasonable out of pocket expenses and all reimbursable expenses approved by AXP.

     . In no event will a "fixed price" or a "maximum amount" be exceeded by five percent (5%) without the prior written consent of AXP.

Personnel Listing (if possible to provide):

Any other Terms and Conditions Mutually Agreed upon by the Parties:


AMERICAN EXPRESS TRAVEL RELATED              GetThere.com, Inc.
SERVICES COMPANY, INC.


By:______________________________            By:____________________________

Name:____________________________            Name:__________________________

Title:___________________________            Title:_________________________

Date:____________________________            Date:__________________________

                                   EXHIBIT Q


                       Work Order Template (Restricted)I

                                   EXHIBIT Q

                   Pursuant to Section 3.12 of the Agreement

                AXP Restricted Feature(s) Work Order - Template
                -----------------------------------------------

 [Completed Restricted Work Orders to be Attached to the Agreement at Exhibit
                                   ______.]

                      RESTRICTED FEATURES WORK ORDER NO.:


This Work Order for AXP Restricted Features is issued pursuant to the above-referenced Agreement between American Express Travel Related Services Company, Inc. and GetThere.com, Inc., dated ________________________, 1999. Any term not otherwise defined herein, shall have the meaning specified in the Agreement.

AXP Project Manager:  ______________________________

GT Project Manager:  ___________________________

Detailed Description of Services:

Detailed Description of Features and/or other Deliverables:

Timeframe of Project:

     .    Functional Specifications completion date: ________________________.

     .    Detailed Engineering Specifications completion date: ______________.

     . Interim Milestones dates: ________________________ and interim deliverables:

     .    Date for commencement of acceptance testing: ______________________.

     .    Live production date: ________________________.

Payment Terms:

     . Fixed Price $____________. Interim payments tied to the following specific milestones and Deliverable(s):

     . Time and Materials pursuant to Exhibit ____ of the Agreement up to a maximum amount of $____________.

     . Plus actual and reasonable out of pocket expenses and all reimbursable expenses approved by AXP.

     . In no event will a "fixed price" or a "maximum amount" be exceeded by five percent (5%) without the prior written consent of AXP.

Personnel Listing (if possible to provide):

Any other Terms and Conditions Mutually Agreed upon by the Parties:


AMERICAN EXPRESS TRAVEL RELATED         GetThere.com, Inc.
SERVICES COMPANY, INC.


By:____________________________         By:____________________________

Name:__________________________         Name:__________________________

Title:_________________________         Title:_________________________

Date:__________________________         Date:__________________________

                                  EXHIBIT R1


                     GT Standard Development Requirements


                                   Package B

Contents


B      Checklist
       Use the Checklist to keep track of your documents. Make sure all items are included before returning to ITN.

B-1    Project Team
       Key names, email addresses, phone and fax numbers.

B-2    Site Configuration - Agency
B-2    Site Configuration- Company
       Used to configure your site

B-3    PNR Formats - Basic
B-3    PNR Formats - Corporate
       ITN matches PNR formats with your agency to reduce processing labor.

B-4    Site Graphic Specifications
       Customize your site with your own corporate logos and colors.

B-5    Test Profile

B-6    Travel Policy

B-7    Leased Line Order Form
       Install a dedicated line between ITN and your company to increase performance and security.

B-8a   User Database and Preferred Properties
B-8b   Profile Synchronization

B-9    Air and Car Contracts
       Global ITN sites are allowed an unlimited number of air and car contracts.
       List them and attach copies of all contracts.

Checklist

Package B:

[_]  B-1 Project Team

[_]  B-2 Site Configuration - Agency

[_]  B-2 Site Configuration - Company

[_]  B-3 PNR Formats - Basic

[_]  B-3 PNR Formats - Corporate

[_]  B-4 Site Graphics              [_] Sent via Email    [_] Disk attached

[_]  B-5 Test Profile               [_] Sent via Email    [_] Disk attached

[_]  B-6 Travel Policy

[_]  B-7 Leased Line Order Form (Optional)

Other Documentation:

[_] 5 sample PNRs and Profiles

[_] Air Contracts

[_] Car Contracts

[_] User Database & ITN Profiles    [_] Sent via Email    [_] Disk attached

[_] Preferred Properties            [_] Sent via Email    [_] Disk attached

CRS Emulation: (select one CRS only)


Pseudo: ______________________________  Queue: _________________________________

 [_] AMADEUS

 [_] APOLLO.................. EMULATION AGREEMENT SENT TO APOLLO: ____/____/____

 [_] GALILEO

 [_] SABRE................... Sabre line installed:  ____/____/____

 [_] WORLDSPAN                [_] SABRE LINE INFORMATION FORM COMPLETE

Project Manager: _____________________  Date Received: _________________________

B1 - Project Team

Duplicate this page if there are more contacts than space allows and attach it to Package B.

--------------------------------------------------------------------------------
Customer Contacts
--------------------------------------------------------------------------------
Primary      Name                                        Title

             -------------------------------------------------------------------
             Email                        Phone                        Fax

--------------------------------------------------------------------------------
Secondary    Name                                        Title

             -------------------------------------------------------------------
             Email                        Phone                        Fax

--------------------------------------------------------------------------------
Information  Name                                        Title
Technology
             -------------------------------------------------------------------
             Email                        Phone                        Fax

--------------------------------------------------------------------------------
             Name                                        Title

             -------------------------------------------------------------------
             Email                        Phone                        Fax

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Agency Contacts
--------------------------------------------------------------------------------
Account      Name                                        Title
Manager
             -------------------------------------------------------------------
             Email                        Phone                        Fax

--------------------------------------------------------------------------------
Operation    Name                                        Title
Manager
             -------------------------------------------------------------------
             Email                        Phone                        Fax

--------------------------------------------------------------------------------
             Name                                        Title

             -------------------------------------------------------------------
             Email                        Phone                        Fax

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITN Contacts
--------------------------------------------------------------------------------
Sales        Name                                        Title

             -------------------------------------------------------------------

             Email                        Phone                        Fax

--------------------------------------------------------------------------------
Account      Name                                        Title
Manager
             -------------------------------------------------------------------
             Email                        Phone                        Fax

--------------------------------------------------------------------------------
Project      Name                                        Title
Manager
             -------------------------------------------------------------------
             Email                        Phone                        Fax

--------------------------------------------------------------------------------
             Name                                        Title

             -------------------------------------------------------------------
             Email                        Phone                        Fax

--------------------------------------------------------------------------------

B2 - Site Configuration

Agency Information


Agency Name ____________________________________________________________________

ARC # __________________________________________________________________________

IATA # _________________________________________________________________________

DK # ___________________________________________________________________________

Contact Person _________________________________________________________________

Title __________________________________________________________________________

Address ________________________________________________________________________

City ___________________________________________________________________________

State __________________________________________________________________________

Zip Code _______________________________________________________________________

Country ________________________________________________________________________

Agency Email ___________________________________________________________________

PNR Email Notification _________________________________________________________

Hotel Email Notification _______________________________________________________

Profile Change Email Notification ______________________________________________

Phone Number ___________________________________________________________________

Fax Number _____________________________________________________________________

Toll Free Number _______________________________________________________________

CRS ____________________________________________________________________________

Pseudo Code ____________________________________________________________________

Queue __________________________________________________________________________

B2 - Site Configuration

Company Information

Company Name ___________________________________________________________________

Address ________________________________________________________________________

City ___________________________________________________________________________

State __________________________________________________________________________

Zip/Postal Code ________________________________________________________________

Country ________________________________________________________________________

Email __________________________________________________________________________

Phone Number ___________________________________________________________________

Fax Number _____________________________________________________________________

Toll-Free Number _______________________________________________________________

Number of Travelers ____________________________________________________________

Air Volume $ ___________________________________________________________________

Number of Locations ____________________________________________________________

Standard Browser _______________________________________________________________

Standard Platform ______________________________________________________________

B3 - PNR Formats - Basic

INSTRUCTIONS: List all entries essential to a complete PNR in the order they must be created. The following sample formats will be used as the default format unless otherwise requested. Provide as much detail as necessary about what EXACT format is used by the agency.

--------------------------------------------------------------------------------
  - ATTACH 5 SAMPLE PNRS AND 5 SAMPLE PROFILES AS SUPPORTING DOCUMENTATION -
--------------------------------------------------------------------------------

Basic PNR Requirements for All Records

AGENCY PROFILE

AMADEUS:  Example:  PV
APOLLO:   Example:  S*
GALILEO:  Example:  CMMT
SABRE:    Example:  N*
WSPAN:    Example:  6*#C

Format Used: ___________________________________________________________________

NAME FIELD

Include any additional fields entered with the name. (agent initials, project codes, etc.)

AMADEUS:  ITN Default:  NM1DOE/JOHN
APOLLO:   ITN Default:  N:DOE/JOHN
GALILEO:  ITN Default:  N.DOE/JOHN
SABRE:    ITN Default:  -DOE/JOHN
WSPAN:    ITN Default:  -DOE/JOHN

Format Used: ___________________________________________________________________

CUSTOMER/CLIENT ID NUMBER (optional)

AMADEUS:  Example: NM1DOE/JOHN(xxxxxxx)
APOLLO:   Example: T-SD or DK-xxxxxxxx; or @:5DK-xxxxxxxx
GALILEO:  Example: N.DOE/JOHN*(xxxxx)
SABRE:    Example: DKxxxxxxxxxx  (may be 6, 7 or 10 digits)
WSPAN:    Example: 5-CA005923 (may be up to 14 characters if to print on invoice)

Format Used: ___________________________________________________________________

B3 - PNR Formats - Basic

PHONE FIELDS

AMADEUS:  ITN Default:  AP NYC xxx-xxx-xxxx or OSYYCTC NYC xxx-xxx-xxxx
APOLLO:   ITN Default:  P:NYCR/xxx xxx-xxxx
GALILEO:  ITN Default:  P.Bxxx-xxx-xxxx
SABRE:    ITN Default:  9xxx-xxx-xxxx-H (home)
                        or R (residence) or W (work) or B (business) or CC
                        (Credit card)
WSPAN:    ITN Default:  9- Agent Name or 9* xxx-xxx-xxxx etc.

Format Used: ___________________________________________________________________

TICKETING FIELD

AMADEUS:  ITN Default:  TKTL15MAY
APOLLO:   ITN Default:  T:TAU/15MAY
GALILEO:  ITN Default:  T.TAU/15MAY
SABRE:    ITN Default:  7TAW/15MAY
WSPAN:    ITN Default:  7TAW/00/15MAY

Format Used: ___________________________________________________________________

EMAIL ADDRESS

Captured from booking mask and input in a remark field. Replace "@" with "-" for CRS command.

AMADEUS:  ITN Default:
APOLLO:   ITN Default:  @:5H/E-Mail JDOE-XYZ.COM
GALILEO:  ITN Default:  NP.ITNEMAIL-JDOE-XYZ.COM
SABRE:    ITN Default:  5H-E-Mail JDOE-XYZ.COM
WSPAN:    ITN Default:  5-E-Mail JDOE-XYZ.COM

Format Used: ___________________________________________________________________

DELIVERY ADDRESS

AMADEUS:  ITN Default:  AB JOHN DOE, STREET ADDRESS, CITY STATE ZIP
APOLLO:   ITN Default:  D-JOHN DOE@STREET ADDRESS@CITY STATE ZIP
GALILEO:  ITN Default:  D.JOHN DOE*STREET ADDRESS*CITY STATE ZIP
SABRE:    ITN Default:  5/JOHN DOE#5/STREET ADDRESS#5/CITY STATE ZIP
WSPAN:    ITN Default:  5-CBJOHN DOE#5-CBSTREET ADDRESS#5-CBCITY STATE ZIP

Format Used: ___________________________________________________________________

B3 - PNR Formats - Basic

RECEIVED FIELD

ITN's application captures the user's e-mail address for the received field. If not given, default to first traveler name. Replace "@" with "-" for CRS command.

AMADEUS:  ITN Default:  RFJDOE
APOLLO:   ITN Default:  R: JDOE-XYZ.COM
GALILEO:  ITN Default:  R.JDOE-XYZ.COM
SABRE:    ITN Default:  6JDOE-XYZ.COM
WSPAN:    ITN Default:  6JDOE-XYZ.COM

Format Used: ___________________________________________________________________

MISCELLANEOUS PNR EDITS/CUSTOM CHECK RULES

If you have mandatory rules built into your pseudo city or profiles that inhibit the ending of a PNR, such as mandatory forms of payment and name field or UDID remarks, list ALL required formats below or attach a hard copy of your agency profile with this information.

Format: ________________________________________________________________________

Format: ________________________________________________________________________

Format: ________________________________________________________________________

Format: ________________________________________________________________________

Format: ________________________________________________________________________

SPECIAL REQUESTS/NOTES

AMADEUS:  ITN Default:  RMR/SPCL RQST-User Notes
APOLLO:   ITN Default:  @:5H/SPCL RQST-User Notes
GALILEO:  ITN Default:  RI.SPCL RQST-User Notes
SABRE:    ITN Default:  5H-/SPCL RQST-User notes
WSPAN:    ITN Default:  5- SPCL RQST-User Notes

Format Used: ___________________________________________________________________

B3 - PNR Formats - Basic

Additional Air PNR Requirements

PENALTY REMARKS

AMADEUS:  ITN Default:  Line number of item to change/new information********
APOLLO:   ITN Default:  @:5H/ AIR CANCEL/CHANGE INFORMATION********
GALILEO:  ITN Default:  RI.AIR CANCEL/CHANGE INFORMATION********
SABRE:    ITN Default:  5.AIR CANCEL/CHANGE INFORMATION********
WSPAN:    ITN Default:  5- AIR CANCEL/CHANGE INFORMATION********

Format Used: ___________________________________________________________________

FORM OF PAYMENT

AMADEUS:  Example:  FPCCVI4444333322221111/0799
APOLLO:   Example:  F-101655932000003/D996
GALILEO:  Example:  F.101655932000003/D996
SABRE:    Example:  5-*XX1234567890000EXP5/96
WSPAN:    Example:  5$CCVI4281000055551235P0299

Format Used: ___________________________________________________________________

CARDHOLDER NAME

AMADEUS:  Example:  user choice (there is no format)
APOLLO:   Example:  @:5H/CH- FIRSTNAME LASTNAME...etc.
GALILEO:  Example:  RI.FIRSTNAME LASTNAME...etc.
SABRE:    Example:  51/H-CH-FIRSTNAME LASTNAME...etc.
WSPAN:    Example:  5-CH- FIRSTNAME LASTNAME...etc.

Format Used: ___________________________________________________________________

B3 - PNR Formats - Basic

OTHER

List any additional formats used by your agency to finalize a reservation/PNR, such as accounting fields, canned remarks, agent tracking information, etc.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

B3 - PNR Formats - Corporate

Corporate PNR Requirements

CORPORATE PROFILE

AMADEUS:  Example:  PDN/XYZCORP
APOLLO:   Example:  MVT/ACME-DOE@#*JOHN
GALILEO:  Example:  CMT/ACME
SABRE:    Example:  N*-CA3A-ACME-#NM
WSPAN:    Example:  G**XYZ#C (all Level2)

Format Used: ___________________________________________________________________

USER PROFILE

AMADEUS:  Example:  PDN/-DOE
APOLLO:   Example:  MVBT/CA3//ACME/#*JOHN
GALILEO:  Example:  CMT/ACME-DOE JOHN
SABRE:    Example:  N*-ACME-DOE/JOHN#NM
WSPAN:    Example:  G*-DOE/J*ACME=*JOHN

Format Used: ___________________________________________________________________

PREFERRED FARE CODES

Negotiated fares which are accessible through the CRS.

AMADEUS:  Example:  Nego Code
APOLLO:   Example:  Private Fare Code
GALILEO:  Example:  Apollo PCC + Private Fare Code
SABRE:    Example:  SNAP Pricing Code
WSPAN:    Example:  SecuRate Code

Format Used: ___________________________________________________________________

LOST SAVINGS AND EXCEPTION CODES

List the Lost Savings and Exception Codes used at your agency.

________________________________________________________________________________
1.1.1.1.1  Code                 1.1.1.1.2  Message Displayed to User
--------------------------------------------------------------------------------
Example: T        I declined the lower fare alternative due to time constraints
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

B3 - PNR Formats - Corporate

AIR CONTRACTS

Enter up to three air contracts and the associated discount numbers. List them by order of preference.

Contract 1: __________________________  Discount Number: _______________________

Contract 2: __________________________  Discount Number: _______________________

Contract 3: __________________________  Discount Number: _______________________

--------------------------------------------------------------------------------
              ATTACH COPIES OF ALL AIR CONTRACTS INCLUDING RATES.
--------------------------------------------------------------------------------

CAR RENTALS

Car functionality authorizes user access to negotiated corporate rates in addition to the best rates currently being offered. Enter up to three car vendors you have corporate discounts with and the associated discount numbers. These numbers will be appended to the car sell when the specific agency is selected. List them by order of preference.

Car Agency 1: __________________________     CD Number:_________________________

Car Agency 2: __________________________     CD Number:_________________________

Car Agency 3: __________________________     CD Number: ________________________

--------------------------------------------------------------------------------
              ATTACH COPIES OF ALL CAR CONTRACTS INCLUDING RATES.
--------------------------------------------------------------------------------

ADDITIONAL CAR PNR REQUIREMENTS

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

B3 - PNR Formats - Corporate

HOTEL PNR REQUIREMENTS

Note for Apollo/Galileo agencies: Passive hotels must be entered in the following format: /W-HTL HOTEL NAME

Example:

1.1  ITN/TMR*1234

1. HTL YY PN1 HEL 23MAR-OUT24MAR /W-HTL IC STRAND INTER-CONTIN ENTAL*GALILEO PROP 19210*PLS BOOK THIS HOTEL/G-AX37000000000 0028EXP1299

HOTEL CODES TO ACCESS DISCOUNT RATES

Hotel functionality offers the user access to special negotiated rates as well all other standard and promotional. To view these rates, provide the CRS access codes that must be appended to the basic hotel availability entry:

Rate Code Examples:

          THR (CONSORTIUM RATE)
          ABC (CORPORATION NEGOTIATED)
          AAA (TRIPLE A RATE)

Rate Code: _____________________________________________________________________

Rate Code: _____________________________________________________________________

Rate Code: _____________________________________________________________________

Rate Code: _____________________________________________________________________

Rate Code: _____________________________________________________________________

Rate Code: _____________________________________________________________________

Rate Code: _____________________________________________________________________

Rate Code: _____________________________________________________________________

Rate Code: _____________________________________________________________________

BOOKABLE RATE PLAN EXCLUSIONS

List all applicable rate codes which the user is NOT eligible to book.
Example: AAA ARP SEN SNR SSR SCR TVL MVR SCR CPA, etc...

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

B3 - PNR FORMATS - CORPORATE

HOTEL CORPORATE DISCOUNT NUMBERS

List the hotel chain codes and associated Corporate Discount numbers that need to be appended when the hotel is sold.

Hotel Chain Code: __________________    CD Number: _____________________________

Hotel Chain Code: __________________    CD Number: _____________________________

Hotel Chain Code: __________________    CD Number: _____________________________

Hotel Chain Code: __________________    CD Number: _____________________________

Hotel Chain Code: __________________    CD Number: _____________________________

Hotel Chain Code: __________________    CD Number: _____________________________

Hotel Chain Code: __________________    CD Number: _____________________________

Hotel Chain Code: __________________    CD Number: _____________________________

Hotel Chain Code: __________________    CD Number: _____________________________

Hotel Chain Code: __________________    CD Number: _____________________________

Hotel Chain Code: __________________    CD Number: _____________________________

OTHER

List any additional formats used by your agency to finalize a reservation/PNR, such as accounting fields, canned remarks, agent tracking information, etc.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

B4 - Site Graphic Specifications

Customize your site with your own corporate logos and colors. The following examples explain the sections that can be modified.

 .   Your graphics must be in *.gif format

 .   Submit them to your project manager by email or on a floppy that is attached to Package B.

 .   It is not necessary to send modifications for all the features listed below.
    If some of the graphics are not submitted then ITN will use the default images shown below.

                    [GRAPH ITN GLOBAL MANAGER APPEARS HERE]

1. The Title Logo is located to the left of the header at the top of almost every page. The recommended size is 129x31, but may be as large as 129x60. It should be named title.logo.

* The Title Logo is also used for the header in the seatmap window. If the Title Logo that you indicate is larger than the recommended size, then a separate graphic must be submitted for the seatmap window. This file should be named title.logo and MUST BE EXACTLY 129x31.

2. The Company Logo is the opening graphic that appears at the top of the login and home pages. The recommended size is 245x110, with a maximum limit of 245x145. It should be named logo.company.

3. The Navigation Bar functions cannot be altered, but the background color can be changed to match your logo. Submit an image (any size or shape) in the color of your choice and name it nav_color.

4. The Product Title is justified on the right at the top of the header. You cannot change the black background color, but you can designate the white text within. This graphic should be named title.product.id and MUST BE EXACTLY 280x24.

5. The Create New Itinerary button is also a set feature, but the color can be changed. Submit an image (any size or shape) in the color of your choice and name it new.itin_color.

B5 - Test Profile

Please send us a blank traveler profile form.

We will complete the profile form as if we were one of your travelers and return the completed form to your agency.

The agency will need to build a traveler profile in the pseudo city we will be building PNRs in.

This process will help us complete our testing phase of the implementation. We will build test reservations to verify the accuracy of the application.

If you have any required PNR elements such as employee number, cost center number, etc., that do not appear on the profile form, please let us know what they are and the length of the field. Example: Cost center number 55555-4444.


For Project Management use only
--------------------------------------------------------------------------------
Test Profile
--------------------------------------------------------------------------------
[_] Blank Profile form sent to ITN.               Date Sent:     ____/____/____
[_] Completed Profile form sent to agency.        Date Sent:     ____/____/____
[_] Profile built in CRS by agency.               Completed:     ____/____/____
--------------------------------------------------------------------------------

B6 - Travel Policy

--------------------------------------------------------------------------------
          ATTACH A COPY OF YOUR CORPORATE TRAVEL POLICY TO PACKAGE B.
--------------------------------------------------------------------------------


Most travel policies distinguish travel privileges based on the employee's organizational position. For example, individuals with greater responsibilities are usually permitted to travel with fewer restrictions. ITN accomodates this by giving the administrator the power to create custom travel policies for each level of the organization. The system also provides the ability to monitor and police policy compliance.

Your Project Manager will set up the system for you based upon your existing travel policy. However, since you will eventually have full control over the travel policy, a preliminary understanding of how the system works is necessary. The following will give you a rough idea of what to prepare for.

PRIMARY POLICIES
Every traveler has a primary travel policy. There are two types: assigned and default.
 .    Custom policies assigned to a person or group with special travel privileges are termed assigned policies. An example would be a policy for members of the board.
 .    Users who have not been assigned a policy are governed by the system default policy. This policy should be general enough to apply to most travelers most of the time. Your site is allowed only one default policy.

SECONDARY POLICIES
Secondary policies are attached to primary policies and allow for exceptions through the use of conditional settings. There are two types:
 .    User conditionals determine travel groups based on Company, Division, or
     Cost Center. These values are defined for all users in the user database.

 .    Itinerary conditionals provide for special travel exceptions based on itinerary settings such as geographical area, airline used, or flight time. For example, a secondary policy could allow first class for international flights longer than 8 hours.

SYSTEM BEHAVIOR
When an itinerary is created, the system performs the following procedure for each leg of the itinerary:
1. All secondary policies attached to the primary policy are evaluated to see which is most applicable to the current leg.
2. The secondary policy with the most matching conditionals becomes the active policy. If none of the secondary policies match, then the primary policy is the active policy.
3.   The selected policy is used to test the itinerary leg for compliance.

The site administrator can then choose from several system options in dealing with deviations from policy.


This is only a basic description of how the system works. Full instructions will be given to the site administrator once it is functional. Attach a copy of your corporate travel policy so that your project manager can set it up for you.

B7 - Leased Line Order Form


You have the option of bypassing the public internet by installing a dedicated private line between ITN's service center and your corporate network. Benefits of a leased line include:

1.   Higher performance with quicker response times.
2. An increased level of security that comes with a line into your company's firewall.

The drop for the line is to:
 Internet Travel Network Digital Internet Exchange
 529 Bryant
 Palo Alto  CA  94301
 800-209-9898

The contact at ITN is:
 Jeanne White
 Manager of Information Systems
 650-614-6300



Date of Installation ___________________________________________________________


Line Speed _____________________________________________________________________


Contact Person _________________________________________________________________


Phone Number ___________________________________________________________________

B8A - User Database and Preferred Properties Database


Your project manager will provide you with two database templates for you to complete: User and Preferred Properties. The templates are provided in MS Excel for viewing. You may submit your completed database files in Excel or as a comma delimited text file. Consult your Project Manager if this poses a problem.

Both Excel files consist of two sheets:  Template and Key.

 .    The Template sheet is what you will complete. The column headers and several sample entries are already in place. There are several important issues to keep in mind when filling in the fields:
     1.  Data must be entered in the exact format demonstrated in the examples.
     2.  Please do not change the column headers or add your own.
     3. If there is no data available for a field, or if it is optional, leave it blank.
 .    The Key sheet provides explanations and information for all the fields in
     Template.  When using it as a reference guide, keep in mind the following:
     1. Enter only the acceptable data type for each field (text, number, or alphanumeric).
     2.  Do not exceed the length limit set for each field.
     3.  Some fields will accept only a defined set of entries.

The Key provides an explanation of the specific types of data that are permissible. Failure to comply with the formats provided will delay the implementation of your site.

Both databases may be sent by attaching a disk to Package B or as an attachment emailed directly to your project manager.

B8B - Profile Synchronization


Both CRS and ITN on-line profiles expedite the creation of PNR's by storing frequently used customer preferences and basic information required to complete a reservation. Differences between the two systems, however, can be significant. The solution to maintaining parallel profiles is to create and maintain ITN's version of the traveler's profile in the CRS.

ITN updates agency profiles based on changes made online. This is done by matching all applicable ITN profile fields with the agency equivalents. The agency must have a standardized profile format for this to work.

Attached to the user database template is a worksheet titled "Profile Synch". It lists all ITN profile items. Fill out this form if your company wishes to make use of the profile synchronization feature.

Fill out the following information for each item:

1.   Line Number
     Enter the line number of the profile item as it appears in the agency PNR. If more than one line can be used, use a comma to separate line numbers, and a dash to designate a range.

2.   Field Type
     There are only three options you can enter:  Always, Optional, or Never.

3.   Example
     Provide an example as it appears in the agency PNR.


NOTES:
 .    If an agency PNR line encompasses more than one ITN item, provide only one example for the first item, and enter the same line number for the remaining items .
 .    Unlike the User Database, this worksheet is flexible. If there are agency profile items that are not covered by ITN profile items, insert additional rows as necessary.
 .    All the fields are optional.  You do not have to fill in the entire form.

B9 - Air and Car Contracts

Additional Air Contracts
Global Manager sites are allowed an unlimited number of air contracts. Enter any additional air contracts and the associated discount numbers.

--------------------------------------------------------------------------------
              ATTACH COPIES OF ALL AIR CONTRACTS INCLUDING RATES.
--------------------------------------------------------------------------------


Carrier:_________________  Discount Number:__________________________________

Carrier:_________________  Discount Number:__________________________________

Carrier:_________________  Discount Number:__________________________________

Carrier:_________________  Discount Number:__________________________________

Carrier:_________________  Discount Number:__________________________________

Carrier:_________________  Discount Number:__________________________________

Carrier:_________________  Discount Number:__________________________________

Carrier:_________________  Discount Number:__________________________________


Additional Car Contracts
Global Manager sites are allowed an unlimited number of car contracts. Enter any additional car contracts and the associated discount numbers.

--------------------------------------------------------------------------------
              ATTACH COPIES OF ALL AIR CONTRACTS INCLUDING RATES.
--------------------------------------------------------------------------------

Car Agency:_______________ CD Number:_______________________________________

Car Agency:_______________ CD Number:_______________________________________

Car Agency:_______________ CD Number:_______________________________________

Car Agency:_______________ CD Number:_______________________________________

Car Agency:_______________ CD Number:_______________________________________

Car Agency:_______________ CD Number:_______________________________________

Car Agency:_______________ CD Number:_______________________________________

Car Agency:_______________ CD Number:_______________________________________

Car Agency:_______________ CD Number:_______________________________________

                                  EXHIBIT R2


                     GT Standard Development Requirements

                                   Apollo.d

CRS Emulation Procedures

APOLLO


In order to enable booking on your site, ITN must be able to access Apollo on your behalf. ITN does this by obtaining authorization from Apollo to emulate the pseudo city code of your agency. Fill out the attached contract and send the signed original to the address listed below. Faxes are not acceptable.

    (Your Project Manager)
    Internet Travel Network
    445 SHERMAN AVENUE
    Palo Alto, CA  94306

Your Project Manager will notify you when Apollo emulation has been enabled.

FROM:                                       TO:
_______________________________________       Apollo Travel Services Partnership
Name of Participating Subscriber              Apollo Customer Support Center
                                              54 Perimeter Center East
_______________________________________       Atlanta, GA 30346
Pseudo City Code                              Attention:  ATLWY - AAT Desk

_______________________________________
Mailing Address

_______________________________________
City, State, Zip                            AND TO VENDOR:

_______________________________________       Internet Travel Network / Pseudo SR7
Name of ITN Corporate Client                  445 Sherman Ave
                                              Palo Alto, CA 94306
Planned Activation Date:_______________

1. The undersigned participating subscriber ("Participating Subscriber") acknowledges and agrees that: (i) Apollo has made Apollo Services available to the above-named vendor ("Vendor") for the purpose of providing various reservation services ("Reservation Services") to participating travel agencies and corporate entities; and (ii) Participating Subscriber desires to utilize Vendor's Reservation Services in connection with its rendering of services to the above-named corporate client ("Client"). Therefore, Participating Subscriber hereby authorizes Apollo to programmatically permit Vendor to access Apollo passenger name records, PRO-files, and other similar information contained in the above-referenced Client pseudo city code.

2. Participating Subscriber agrees to release and indemnify, defend and hold Apollo, its owners, officers, directors, employees and agents, harmless from all damages and claims for damages, suits, recoveries, judgments or executions (including litigation costs, expenses and reasonable attorneys' fees) which may be made, had, brought or recovered by any third person by reason of or on account of Participating Subscriber's performance, nonperformance or improper performance of, or action or inaction in connection with, Participating Subscriber's use of the Reservation Services, or arising out of or in connection with any claim that Participating Subscriber's actions with respect to the Reservation Services infringe any patent, copyright, trademark or any other proprietary right of any person or entity.

     Participating Subscriber hereby waives and releases any and all obligations and liabilities of Apollo, and any and all rights, claims and remedies of Vendor against Apollo, express or implied, arising by law or otherwise and solely resulting from any Apollo Services delays, errors, malfunctions or interruptions of service experienced by Vendor, whether or not beyond the control of Apollo or caused in whole or in part by the negligence of Apollo, including any liability, obligation, right, claim or remedy in tort, and including any liability, obligation, right, claim or remedy for loss of revenue or profit or any other indirect, incidental or consequential damages.

3. Participating Subscriber has designated above, and on an additional page attached if necessary, the name, address and pseudo city code of each location of Participating Subscriber which is covered under Participating Subscriber's agreement for Apollo Services ("Apollo Agreement") and for which Reservation Services are to be provided. If, after the execution of this Request, Participating Subscriber elects to add branch locations which are covered under its Apollo Agreement, Participating Subscriber shall provide Apollo and Vendor with additional Requests for Reservation Services, after which Apollo shall have ten (10) days within which to make Apollo Services, on behalf of such newly designated location, available to Vendor.

4. Apollo, Vendor, or Participating Subscriber may terminate the Reservation Services at any location included in this Request with thirty (30) days' prior written notice to the other affected entities. Notwithstanding the foregoing, if

Participating Subscriber's Apollo Agreement or if Vendor's Reservation Services Agreement is terminated for any reason, the Reservation Services shall terminate concurrently therewith.

PARTICIPATING SUBSCRIBER

____________________________________
Signature

____________________________________
Printed Name

____________________________________
Date

                                  EXHIBIT R3


                     GT Standard Development Requirements

                                   Worldspan

CRS bridging Procedures
WORLDSPAN



In order to enable booking on your site, ITN must be able to access Worldspan on your behalf. ITN does this by emulating the pseudo city code of your travel agency. The following instructions will enable emulation to ITN.

Agency Enters:

1.   KYAZ8S   (Z8S is ITN's Worldspan SID).

2.   Place a Y in the KYA Table for the following options:
     .    Access PNRs
     .    Access Profiles
     . Emulation (Fees from Worldspan may apply, contact your account manager for details.)
     .    Allow QEP/QEM

For additional information refer to the Worldspan help system by typing in "HELP KYA" or "INFO KYA".

                                  EXHIBIT R4


                     GT Standard Development Requirements

                                    Sabre.d
sabre triple a Procedures

A Sabre line must be installed at ITN in order to enable your site. Installing a Sabre line usually takes six to eight (6-8) weeks, so it is imperative that the process begin immediately. This page outlines all necessary actions and who is responsible for each.

Corporate Travel Office/Travel Agency:
--------------------------------------------------------------------------------
 . Contact Sabre and request that a sabre circuit with a LEVEL 1 Address be installed at ITN (NOT a level 6). It should be a 4-wire dedicated (non dial-up) 9600 baud X.25 line (standard Sabre fare) with a DSU attached.

 .  Calculate the number of TAs (logical ports) that need to be installed at ITN.
   Use the total size of the travel population to estimate the maximum number of possible bookings per day. ITN recommends a minimum of one TA per 4 bookings per day. Increasing this ratio will improve performance up to a ceiling of 1 TA per 1.5 bookings/day.

 .  Complete the SABRE LINE INFORMATION (attached) and email copies to ITN:
     1)  ops@itn.net   (Operations)
     2)  pm@itn.net    (Project Management)
--------------------------------------------------------------------------------

Sabre:
--------------------------------------------------------------------------------
 .  Sabre is responsible for installation from this point on.
 .  Sabre must contact ITN Operations in advance to schedule installation.
   No one is admitted into the ITN Data Center without an appointment and an expressly stated business purpose.
--------------------------------------------------------------------------------
   The contact at ITN is:                      The drop for the line is to:
       Operations                                453 Sherman Avenue
       (650) 614-6300                            Palo Alto, California 94306
--------------------------------------------------------------------------------
1. Sabre arranges for PacBell to install the line (a "local loop") and assign a ticket number to ITN.
2.  Sabre arranges for AT&T to test the line.
3.  Sabre installs a DSU and tests for fuctionality.
*   Sabre does not need to supply a gateway machine, as ITN uses their own.
--------------------------------------------------------------------------------

ITN Operations and Engineering:
--------------------------------------------------------------------------------
 .  Use the received SABRE LINE INFORMATION to configure the connection.
--------------------------------------------------------------------------------

Project Management:
--------------------------------------------------------------------------------
 .  Arrange a conference call with the travel agency to complete emulation.
--------------------------------------------------------------------------------

Enable emulation using the following procedures:
--------------------------------------------------------------------------------
 Step #    ITN Enters:                                            Agency Enters:
--------------------------------------------------------------------------------
   1       W/TAA ITN pseudo *B new pseudo         W/TAA new pseudo *B ITN pseudo
           (example: W/TAAXXYZBYYXX)                (example: W/TAAYYXXBXXYZ)
--------------------------------------------------------------------------------
   2       W/TAA ITN pseudo *C new pseudo         W/TAA new pseudo *C ITN pseudo
           (example: W/TAAXXYZCYYXX)                (example: W/TAAYYXXCXXYZ)
--------------------------------------------------------------------------------

* less than

Sabre Line Information

INSTRUCTIONS
 .    The following information is required to configure your site. Any missing or incorrect information will result in delays.
 .    Make sure that your agency has updated their database (example: UAT table)
     with the new Sabre line information.
 .    Complete this information as soon as possible and email copies to ITN:
     1)  ops@itn.net   (ITN Operations)
     2)  pm@itn.net    (Project Management)

REQUIRED INFORMATION
--------------------------------------------------------------------------------
1.  Company Name:..............................................................
2.  Travel Agency:.............................................................
3.  CRS Provider:..............................................................
4.  Line Type:.................................................................
5.  Line Speed:................................................................
6.  IA Line Number:............................................................
7.  TA Numbers:................................................................
8.  Circuit Number:............................................................
9.  Pseudo City:...............................................................
10. X.25/ALC Phone Number (DTE Address):.......................................
11. X.121 Address (DNA#):......................................................
12. Installation Ticket:.......................................................
13. CRS Technical Contact:.....................................................
14. Phone Number:..............................................................
--------------------------------------------------------------------------------
NOTE:  If your X.25 phone number has a 5 digit prefix, include it in your entry.

Sabre Hardware Desk:  (800) 555-4533  (dial 8)

SAMPLE EMAIL
--------------------------------------------------------------------------------
1.  Company Name:             XYZ Corporation
2.  Travel Agency:            ABC Travel
3.  CRS Provider:             SABRE
4.  Line Type:                56K Analog Line
5.  Line Speed:               56KB
6.  IA Line Number:           89AB
7.  TA Numbers:               02, 04, 06, 08, 0A, 0C, 0E, 10, 12, 14, 16, 18
8.  Circuit Number:           AREC 90165 ATI
9.  Pseudo City:              JK48
10. X.25/ALC Phone #          103156 918 532 1234
11. X.121 Address (DNA#) :    408 26654
12. Installation Ticket:
13. CRS Technical Contact:    John Doe
14. Phone Number:             972 555 2345
--------------------------------------------------------------------------------

                                  EXHIBIT R5


                     GT Standard Development Requirements

                                   Amadeus.d

CRS Emulation Procedures
AMADEUS

In order to enable booking on your site, ITN must be able to access Amadeus on your behalf. ITN does this by emulating the pseudo city code of your travel agency.

Your project manager will set up a conference call with your agency. The following instructions will enable emulation to ITN.

--------------------------------------------------------------------------------
 Step #        Agency Enters:                            ITN Enters:
--------------------------------------------------------------------------------
   1        JTON - turn on security                JTON - turn on security
--------------------------------------------------------------------------------
   2      JT* - display security table           JT* - display security table
--------------------------------------------------------------------------------
   3        JTA/00755790/PNR/QUE-RW                JTA/agency ARC/PNR/QUE-RW
--------------------------------------------------------------------------------
   4                JTA*y                                    JTA*y
--------------------------------------------------------------------------------
   5                JTOFF                                    JTOFF
--------------------------------------------------------------------------------


To Queue Records:

     QEP/ARC number/7*D2 (queue and designation)



AMADEUS Technical Support:

     1-800-327-3618

                                  EXHIBIT R6


                     GT Standard Development Requirements

                                   Galileo.c

CRS Emulation Procedures
GALILEO



In order to enable booking on your site, ITN must be able to access Galileo on your behalf. ITN does this by obtaining authorization from Galileo to emulate the pseudo city code of your travel agency. Fill out the attached contract and send the signed original to the address listed below. Faxes are not acceptable.

   (Your Project Manager)
   Internet Travel Network
   445 SHERMAN AVENUE
   Palo Alto, CA  94306

Your Project Manager will notify you when Galileo emulation has been enabled.

FROM:                                                  TO:
                                                         Galileo Centre Europe
____________________________________________________     Windmill Hill
Name of Participating Subscriber/Pseudo City Code        Swindon
                                                         Wiltshire SN5 6PH
____________________________________________________     United Kingdom
Address 1                                                ATTN:  Paul Mullery
                                                         Fax:  011-44-1793-888-063
____________________________________________________     Email:
Address 2
                                                       AND TO VENDOR:
____________________________________________________     Internet Travel Network / Pseudo 76EJ
Postal Code/Country                                      445 Sherman Ave
                                                         Palo Alto, CA 94306
____________________________________________________
Name of ITN Corporate Client

Planned Activation Date:____________________________

1. The undersigned participating subscriber ("Participating Subscriber") acknowledges and agrees that: (i) Galileo has made Galileo Services available to the above-named vendor ("Vendor") for the purpose of providing various reservation services ("Reservation Services") to participating travel agencies and corporate entities; and (ii) Participating Subscriber desires to utilize Vendor's Reservation Services in connection with its rendering of services to the above-named corporate client ("Client"). Therefore, Participating Subscriber hereby authorizes Galileo to programmatically permit Vendor to access any passenger name records, PRO-files, travel policy information, negotiated airfares, car rental rates, preferred hotel properties and rates and other similar information contained in the above-referenced Client pseudo city code.

2. Participating Subscriber agrees to release and indemnify, defend and hold Galileo, its owners, officers, directors, employees and agents, harmless from all damages and claims for damages, suits, recoveries, judgments or executions (including litigation costs, expenses and reasonable attorneys' fees) which may be made, had, brought or recovered by any third person by reason of or on account of Participating Subscriber's performance, nonperformance or improper performance of, or action or inaction in connection with, Participating Subscriber's use of the Reservation Services.

     Participating Subscriber hereby waives and releases any and all obligations and liabilities of Galileo, and any and all rights, claims and remedies against Galileo, express or implied, arising by law or otherwise and solely resulting from any Galileo Services delays, errors, malfunctions or interruptions of service experienced by Vendor, whether or not beyond the control of Galileo or caused in whole or in part by the negligence of Galileo, including any liability, obligation, right, claim or remedy in tort, and including any liability, obligation, right, claim or remedy for loss of revenue or profit or any other indirect, incidental or consequential damages.

3. Participating Subscriber has designated above, and on an additional page attached if necessary, the name, address and pseudo city code of each location of Participating Subscriber which is covered under Participating Subscriber's agreement for Galileo Services ("Galileo Agreement") and for which Reservation Services are to be provided. If, after the execution of this Request, Participating Subscriber elects to add branch locations which are covered under its Galileo Agreement, Participating Subscriber shall provide Galileo and Vendor with additional Requests for Reservation Services, after which Galileo shall have ten (10) days within which to make Galileo Services, on behalf of such newly designated location, available to Vendor.

4. Galileo, Vendor, or Participating Subscriber may terminate the Reservation Services at any location included in this Request with thirty (30) days' prior written notice to the other affected entities. Notwithstanding the foregoing, if Participating Subscriber's Galileo Agreement or if Vendor's Reservation Services Agreement is terminated for any reason, the Reservation Services shall terminate concurrently therewith.


     PARTICIPATING SUBSCRIBER

     ___________________________________
     Signature

     ___________________________________
     Printed Name

     ___________________________________
     Date

                                  EXHIBIT R7


                     GT Standard Development Requirements

                               User_db_template

company                 text       64        Company Name                                                   Internet Travel Network
division            alphanumeric   32        Typically used to identify company group where travel is       Sales
                                             charged.
cost_ctr            alphanumeric   16        Typically used to identify cost center where travel is         West Coast Region
                                             charged. It may be a number or a name, depending on company protocol.
position                text       64        user's title or position in the company                        VP sales
seat                    text        8        Enter the user preference:  window or aisle.  If the user      window
                                             does not use the seatmapping feature to select a seat, the system will automatically attempt to reserve a seat based
                                             on this preference.
depart                  text        3        home airport- use the 3 letter code                            SFO
skill                   text        8        This is a defined set:  expert or novice user?  Expert         expert
                                             users get a list of available seats (in code) when
                                             available flights are displayed.
co_num              alphanumeric   32        Company number                                                 sale12343
dept_num            alphanumeric   32        department number                                              800  Optional
emp_no              alphanumeric   16        Enter the employee number if your company requires them.       JSM112
mail_stop           alphanumeric   64        Mail Stop:  building, suite, department, etc.                  Suite C
pickup_loc          alphanumeric   64        where the tickets are to be delivered                          Front desk
ta_auth_name            text       64        If your corporate travel policy requires the approval of a     Joe Travelboss
                                             travel authorizer to book itineraries, enter the name(s),
                                             employee number (if applicable) and email of the users'
                                             travel authorizer.  Otherwise leave them blank.
ta_auth_emp_no      alphanumeric   32        employee # of the traveler's authorizer                        JTB1234
ta_auth_email       alphanumeric   64        If a travel authorizer is entered, you must enter their        jboss@yourcorp.com
                                             email.
cc_type_air             text        2        Optional air credit card:  if filled in, this card is for      MC
                                             air purchases
cc_num_air             number      16        air credit card number                                         0989123498700123
cc_exp_air          alphanumeric    5        air credit card expiration date                                mm/yy
cc_name_pers            text       64        name on credit card for personal use- this is optional         John Q. Adams

company         Level 1 category in the Corp
                dimension of the Global
                Observer. Consult your ITN
                Sales Executive for further
                information.
division        Level 2 category in the Corp
                dimension of the Global
                Observer
cost_ctr        Level 3 category in the Corp
                dimension
position        Level 4 category
seat            This is a defined set: window
                or aisle. You can enter only
                one of these two choices.
depart          Optional
skill           Optional- If filled in, there
                are only two options
co_num          Optional
dept_num        Optional
emp_no          Optional
mail_stop       Optional
pickup_loc      Optional
ta_auth_name    Optional
ta_auth_emp_no  Optional
ta_auth_email
cc_type_air     Optional
cc_num_air      Optional
cc_exp_air      Optional
cc_name_pers    Optional

cc_type_pers       text       2   Optional personal cc: If this is filled in, this card is for        VI
                                  personal itineraries that are not company related.
cc_num_pers       number     16   personal credit card number                                         3232000143436565
cc_exp_pers    alphanumeric   5   personal credit card expiration date                                mm/yy
meal               text      16   The defined set is: standard, vegetarian, asian vegetarian,         vegetarian
                                  seafood, kosher, muslim, oriental (asian), hindu, low fat, low cholesterol, low protein, low sodium, gluten free, high fiber, diabetic, non-lactose, low purin, raw vegetarian,
                                  child, bland

ssr                text      25   Special Service Request: currently, there is only one               wheelchair request
                                  possible entry-wheelchair request. If the user does not
                                  require a wheelchair, leave this field empty.
air_avail         number      2   maximum default # of flights per leg that is shown on the           10
                                  air availability page. The defined set is: 5,10,15.
air_inst           text      64   special instructions for airlines                                   American Platinum
                                                                                                      Member
ff_carr.1      alphanumeric   2   frequent flyer airline-enter the name of the airline                AA

ffnum.1        alphanumeric  25   frequent flyer number                                               2255373470
ff_carr.2      alphanumeric   2   frequent flyer airline-enter the name of the airline                AA

ffnum.2        alphanumeric  25   frequent flyer number                                               2255373471
ff_carr.3      alphanumeric   2   frequent flyer airline-enter the name of the airline                AA

ffnum.3        alphanumeric  25   frequent flyer number                                               2255373472
ff_carr.4      alphanumeric   2   frequent flyer airline-enter the name of the airline                AA

ffnum.4        alphanumeric  25   frequent flyer number                                               2255373473
ff_carr.5      alphanumeric   2   frequent flyer airline-enter the name of the airline                AA

ffnum.5        alphanumeric  25   frequent flyer number                                               2255373474
ff_carr.6      alphanumeric   2   frequent flyer airline-enter the name of the airline                AA

ffnum.6        alphanumeric  25   frequent flyer number                                               2255373475
car_size           text       2   Enter the type of car that the user prefers. This is a              EC
                                  defined set. Options include: mini, economy, compact,
                                  intermediate, standard, full size, premium, luxury,
                                  minivan, full van
car_category   alphanumeric   2   this is a defined set. (2-door, 4-door, 2 or 4 door)                2-door

cc_type_pers    Optional

cc_num_pers     Optional
cc_exp_pers     Optional
meal            Optional-Enter the user's
                personal meal preference.
                Use only the defined set.
                Note that some carriers may
                not offer all the examples
                listed.
ssr             Optional

air_avail       Optional-Leaving this blank
                will default to 5
air_inst        Optional

ff_carr.1       Optional-If filled in, enter
                the 2 letter code
ffnum.1
ff_carr.2        Optional-If filled in, enter
                 the 2 letter code
ffnum.2
ff_carr.3        Optional-If filled in, enter
                 the 2 letter code
ffnum.3
ff_carr.4        Optional-If filled in, enter
                 the 2 letter code
ffnum.4
ff_carr.5        Optional-If filled in, enter
                 the 2 letter code
ffnum.5
ff_carr.6        Optional-If filled in, enter
                 the 2 letter code
ffnum.6
car_size         Optional



car_category     Optional

car_tranny         text       16  There are only two choices:  automatic or manual.  This is    Manual
                                  optional- leaving it blank will default to automatic.
car_avail         number       2  displays up to (10, 20, 30, 40) choices on the car            10
                                  availability screen.  The default is 10

car_inst           text       64  special instructions for car rentals                          smoking and A/C
car_mem_co.1   alphanumeric    2  car vendor membership- Enter the name of the vendor.          ZE

car_mem_id.1   alphanumeric   25  car membership number                                         EF935C
car_mem_co.2   alphanumeric    2  car vendor membership- Enter the name of the vendor.          ZE

car_mem_id.2   alphanumeric   25  car membership number                                         EF935C
car_mem_co.3   alphanumeric    2  car vendor membership- Enter the name of the vendor.          ZE

car_mem_id.3   alphanumeric   25  car membership number                                         EF935C
car_mem_co.4   alphanumeric    2  car vendor membership- Enter the name of the vendor.          ZE

car_mem_id.4   alphanumeric   25  car membership number                                         EF935C
hot_avail          num         2  The maximum default number of hotels to display on the        12
                                  hotel availability screen.  The defined set is:
                                  3,6,9,12,15,18,21,24,27,30
hot_inst           text      256  special instructions for hotel                                smoking room
hot_mem_co.1       text        2  hotel membership- Enter the name of the hotel chain           HY

hot_mem_id.1   alphanumeric   25  hotel membership number                                       23432
hot_mem_co.2       text        2  hotel membership- must enter the two letter code              HY

hot_mem_id.2   alphanumeric   25  hotel membership number                                       23433
hot_mem_co.3       text        2  hotel membership- must enter the two letter code              HY

hot_mem_id.3   alphanumeric   25  hotel membership number                                       23434
hot_mem_co.4       text        2  hotel membership- must enter the two letter code              HY

hot_mem_id.4   alphanumeric   25  hotel membership number                                       23435
ta_policy      alphanumeric   64  name of the assigned travel policy                            Upper Management policy

mgr_email.1    alphanumeric   64  email address to which copy of  itinerary is sent             manager@yourcorp.com
mgr_email.2    alphanumeric   64  email address to which copy of  itinerary is sent             travel_mgr@yourcorp.com
mgr_email.3    alphanumeric   64  email address to which copy of  itinerary is sent             finance@yourcorp.com

car_tranny                       Optional

car_avail                        Optional- if filled in, it
                                 should be the same for all
                                 users.
car_inst                         Optional
car_mem_co.1                     Optional- If filled in, enter
                                 the 2 letter code
car_mem_id.1
car_mem_co.2                     Optional- If filled in, enter
                                 the 2 letter code
car_mem_id.2
car_mem_co.3                     Optional- If filled in, enter
                                 the 2 letter code
car_mem_id.3
car_mem_co.4                     Optional- If filled in, enter
                                 the 2 letter code
car_mem_id.4
hot_avail                        Optional


hot_inst                         Optional
hot_mem_co.1                     Optional- If filled in, enter
                                 the 2 letter code
hot_mem_id.1
hot_mem_co.2                     Optional- If filled in, enter
                                 the 2 letter code
hot_mem_id.2
hot_mem_co.3                     Optional- If filled in, enter
                                 the 2 letter code
hot_mem_id.3
hot_mem_co.4                     Optional- If filled in, enter
                                 the 2 letter code
hot_mem_id.4
ta_policy                        Optional- enter only if the
                                 user has an assigned policy.
mgr_email.1                      Optional
mgr_email.2                      Optional
mgr_email.3                      Optional

pass_country       text       32  country where passport was issued                             USA
pass_no        alphanumeric   32  passport number                                               120003004456
pass_exp       alphanumeric    8  passport expiration date                                      mm/dd/yy
visa_co.0          text       32  country for which a visa was issued                           Japan
visa_no.0      alphanumeric   32  visa number                                                   12349876
visa_exp.0         num         8  visa expiration date                                          mm/dd/yy
visa_co.1          text       32  country for which a visa was issued                           Germany
visa_no.1      alphanumeric   32  visa number                                                   12349877
visa_exp.1         num         8  visa expiration date                                          mm/dd/yy
visa_co.2          text       32  country for which a visa was issued                           France
visa_no.2      alphanumeric   32  visa number                                                   12349878
visa_exp.2         num         8  visa expiration date                                          mm/dd/yy
pwd_chg_date   alphanumeric   16  Password expiration date-  Entering a date here will          0
                                  require users to re-enter a password after the set time
                                  period.
                                  If you don't want to enter passwords for every single user, enter a generic password for all users, and a zero in
                                  pwd_chg_date.  This will expire the preset password
                                  immediately, meaning that each user must define their own
                                  passwords upon first use.

pass_country                     Optional
pass_no                          Optional
pass_exp                         Optional
visa_co.0                        Optional
visa_no.0                        Optional
visa_exp.0                       Optional
visa_co.1                        Optional
visa_no.1                        Optional
visa_exp.1                       Optional
visa_co.2                        Optional
visa_no.2                        Optional
visa_exp.2                       Optional
pwd_chg_date                     Optional- If filled in, enter
                                 the same value for all users,
                                 using the mm/dd/yy format.

                                   EXHIBIT R8


                      GT Standard Development Requirements

                           Preferred_properties_temp

------------------------------------------------------------------------------------------------------------------------------------
    DB        Required?      Data   length      DEFINITION                   EXAMPLE                   NOTES
  Headers                    Type    limit
------------------------------------------------------------------------------------------------------------------------------------
name          Required       text     64   Name of property                Marriott        Enter the full name
                                                                           Albuquerque
------------------------------------------------------------------------------------------------------------------------------------
chain         Required       text      2   Chain affiliation of property   MC              TWO letter code only
                                           - TWO letter code only
------------------------------------------------------------------------------------------------------------------------------------
crs_code      Required      number    16   CRS property number - should    1082            This is an INDEXED FIELD.
                                           consist of DIGITS only
------------------------------------------------------------------------------------------------------------------------------------
apt_code      Required       text      3   Three letter code of the        ABQ             Three letter code only- it must be
                                           related airport                                 recognized by the CRS. This is an
                                                                                           INDEXED FIELD.
------------------------------------------------------------------------------------------------------------------------------------
apt_dist      Required      number     3   Distance from the airport       8               Enter the numeric value ONLY. Units of
                                                                                           miles or kilometers are covered in
                                                                                           apt_units.
------------------------------------------------------------------------------------------------------------------------------------
apt_units     Required       text      2   Mi for miles, Km for            MI              This is a defined set: km or mi
                                           kilometers
------------------------------------------------------------------------------------------------------------------------------------
apt_dir       Required       text      2   Direction from airport to       NE              Single and double character entries are
                                           hotel: "The SF Hilton is                        allowed.
                                           located 12 miles northwest of
                                           SFO." Use the defined set:
                                           N, S, W, E,NW, NE, SW, SE.
------------------------------------------------------------------------------------------------------------------------------------
location      Required       text      1   What type of neighborhood is    S               This is an INDEXED FIELD.
                                           the hotel in? Use the
                                           defined set: A- airport;
                                           C- city; S- suburb.
------------------------------------------------------------------------------------------------------------------------------------
facility       Highly        text     64   Company facility name closest   Albuquerque     This is an INDEXED FIELD.  When searching
              Suggested                    to hotel property               Campus          for a hotel, the system will provide the
                                                                                           option to search by facility. (if there
                                                                                           is a facility listed)
------------------------------------------------------------------------------------------------------------------------------------
rate 1        Required      number    16   Numeric value for seasonal      116             Do not add currency- numbers only.
                                           rate
------------------------------------------------------------------------------------------------------------------------------------
start_date 1  Required      alpha      8   Start date of the seasonal      36161           Must be in mm/dd/yy format. m/d/yy is
                           numeric         rate: mm/dd/yy                                  also acceptable.
------------------------------------------------------------------------------------------------------------------------------------
end_date 1    Required      alpha      8   End date of the seasonal        36191           Must be in mm/dd/yy format. m/d/yy is
                           numeric         rate: mm/dd/yy                                  also acceptable.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
rate2-6     see notes -->  number   16  Seasonal rate                   The Template sheet provides for 2 seasonal rates, but you
                                                                        are allowed up to four. Insert additional columns as
                                                                        necessary. Remember to include the ratex, start_datex, and
                                                                                                                            -
                                                                        end_datex for each entry. If you need more than six, consult
                                                                                -
                                                                        your project manager.
----------------------------------------------------------------------
start_date  see notes -->  alpha     8  Start date
  2-6                     numeric
----------------------------------------------------------------------
end_date    see notes -->  alpha     8  End date
  2-6                     numeric
------------------------------------------------------------------------------------------------------------------------------------
currency      Required      text     3  Three letter code of currency   USD                     Three letter code only
------------------------------------------------------------------------------------------------------------------------------------
cancel        Required     alpha    32  Advance notice required         6pm                     Some hotels have a cutoff time
                          numeric       before a penalty is assessed                            (such as 6pm) instead of a set
                                        for cancellation                                        period.
------------------------------------------------------------------------------------------------------------------------------------
neg_service   Optional      text   512  Negotiated Services- Enter      express check-in,       Entering data in this field will
                                        any additional services or      express check-out,      replace the default CRS
                                        amenities that have been        business center,        description. If this field is used,
                                        negotiated.                     credit card access,     it is advised to also fill in the
                                                                        newspaper, morning      description field that follows.
                                                                        coffee/tea, health
                                                                        facility, parking,
                                                                        modem, dataport,
                                                                        guest voice mail, two
                                                                        line phone
------------------------------------------------------------------------------------------------------------------------------------
description   Optional      text   512  Enter additional information    Adjacent to Park        Entering data in this field will
                                        not mentioned in the CRS        Square Winrock and      Teplace the default description.
                                        description.                    Coronado malls in the   ihis field should be filled out
                                                                        uptown business         if: 1) the property is not listed
                                                                        district. Sandia        an the CRS database, or 2) if there
                                                                        National Labs           wre specific descriptions that
                                                                        Kirtland AFB State      could be relevant to your travelers.
                                                                        Fairgounds theaters
                                                                        and restaurant district.

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
   *NOTE:  On the hotel inquiry page, the user is given the option to search for hotels based upon various index groups.
------------------------------------------------------------------------------------------------------------------------------------
Indexing criteria are:  (apt_code), (location), (facility), and (crs_code).
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT S


                 Obligations of the Parties in Implementation

                          Site Implementation Process



*  AmEx implementation resources will be responsible for

   1. Providing the GetThere.com implementation manager with the site build work order & all customer content according to pre-established specifications
   2. Processing any necessary permissions to create CRS emulation or bridged access to the AmEx CRS pseudo city where PNRs will be created
   3. Handling all direct interface with the customer (content collection, status meetings, etc.)
   4. Conducting customer orientation/training (end user, system administrator, agency) as needed
   5. Modifying the standard configuration settings (defined in the site style) to accommodate customer needs when necessary
   6. Assisting the customer to configure system features & perform "adminable" template changes as applicable
   7. Coordinating customer leased line installations in conjunction with GetThere.com Operations team
   8.  Performing final site configuration testing & obtaining customer sign-off

*  GetThere.com implementation resources will be responsible for

   1. Training the AmEx implementation team on the GetThere.com features & configuration process
   2. Developing standard implementation documents, work order requests, project plans
   3. Creating new sites in the pre-defined site style according to the site build work order
   4.  Placing the custom graphics, loading hotel & user databases
   5.  Connecting to the AmEx host PCC
   6. Creating preliminary test bookings; releasing site to AmEx team for configuration & testing
   7.  Performing final configuration modifications
   8. Assisting the AmEx team with the development of a statement of work and customization work order requests where applicable


Proposed Development:

* In order to assist the implementation process, GetThere.com engineering resources will develop

   1. Interface to "Speedy" fare search engine to incorporate negotiated fares into pricing process

   2.  Several  AmEx site styles to incorporate common standards such as:
           "Adminable" customization of text & labels on most pages
           Separate, unique default travel policies
           Standard AmEx reason codes for policy exception
           Common set of PNR Formats per CRS
           Common set of profile standards per CRS (for profile synchronization) Standard air and car configuration settings
           Standard set of announcements
           Standard ticket delivery options
           Other common standards

   3. Automated feed process to extract & convert data to GetThere.com spec for loading customer negotiated hotel rates using daily update feed process from AmEx's negotiated hotel rates database

Out-of-scope Requests:

For customers with unique requirements that fall outside the scope of the pre-determined site styles developed, GetThere.com will work with the AmEx implementation leader to create a statement of work that will define the specific nature of the customer requirements. (An example of an out-of-scope request would be a customer requirement for "Single Sign-On"; a customer request that their user data be reformatted into acceptable GetThere.com format, etc.) The statement of work will be used to determine the level of effort required to meet the customer's needs and to generate a pricing proposal and preliminary timeline for completion of the out-of-scope request.



Customization Requests:

"Customization" will be defined as:
     1. New Feature: Request or enhancement that requires engineering development & code release

     2. Special UI Modifications: Text changes, design changes, special javascript pop-up windows, etc. cannot always be accommodated by DisplayMaster. These changes must be performed by GetThere.com web designers & will be considered "customization" requests.

     3. Consulting Services: Extensive configuration changes that require greater than 120% of the standard time frame allocated for the completion of the task will be assigned to a GetThere.com Program Consultant for completion. For example, a special PNR format requirement may result in the need for the programming & testing of a series of complex PNR editor commands. Requests for GetThere.com personnel to complete tasks that have been defined as customer or AmEx responsibilities would also fall into this category.


All Customization Requests will be scoped and priced according to prevailing rates. The customer will receive a work order with pricing for approval before custom work begins.

Content Deliverables:

The AmEx implementation team will be responsible for providing customer content according to the standards described in the following documents:

Package B: This document will be used to capture standard PNR formats, customer graphic specifications, travel policy requirements, etc. When the AmEx site style default standards are established, PNR formats, standard reason codes, basic policy information, etc. can be incorporated into the default settings when the site is initially created, and will not need to be captured separately in Package B.

User database: This spreadsheet provides the standard database fields used to capture user data. Please refer to the key for descriptions of field types & lengths.

Preferred Properties Database: This spreadsheet provides the standard database fields used to capture customer-preferred hotels & negotiated hotel rates. Please refer to the key for descriptions of field types & lengths.

                                   EXHIBIT T


                      GT Standard Implementation Process

------------------------------------------------------------------------------
   USER DATABASE         TYPE                   length        DESCRIPTION
     HEADERS                                     limit
------------------------------------------------------------------------------
user                     text                     32      login name for ITN
                                                          site
pwd                  alphanumeric                 64      user password to
                                                          enter the site- it
                                                          must be at least 5
profile              alphanumeric                 64      This field is CRS
                                                          dependent. Enter the
                                                          user profile used by
                                                          your travel agency
                                                          to create a PNR.
first_name               text                     32      user first name
middle_i                 text                      1      user middle initial
last_name                text                     32      user last name
day_phone               number                    32      User's work phone
                                                          number. Include area
                                                          codes- use the native
                                                          format for phone
                                                          #s-the system will
                                                          automatically reformat
                                                          it for ITN use
fax_phone                num                      32      fax number where user
                                                          can be reached. phone
                                                          # can be entered in
                                                          the native format- it
                                                          will automatically
                                                          be reformatted for
                                                          ITN use.
home_phone               num                      32      user's home phone.
                                                          Phone # can be entered
                                                          in the native
                                                          format-it will be
                                                          automatically
                                                          reformatted for ITN
                                                          use.
email                alphanumeric                 64      user email address
address                  text                     64      street address
city                     text                     32      city
state                    text                     32      state or province. US
                                                          users can only enter 2
                                                          digit state codes.
zip                  alphanumeric                 16      address postal code
country                  text                     32      This field is optional
                                                          if all users are
                                                          located in the same
                                                          country. If users
                                                          reside in different
                                                          countries, this field
                                                          is mandatory for all
                                                          users. Enter the
                                                          country name in its
                                                          entirety.
cc_type                  text                      2      credit card type This
                                                          card is the default
                                                          for all purchases
                                                          unless other cards are
                                                          included. This card
                                                          will always be the
                                                          default for hotels,
                                                          even if additional
                                                          credit cards are
                                                          listed for air
                                                          purchases

--------------------------------------------------------------------------------
   USER DATABASE   EXAMPLE                       NOTES
    HEADERS
--------------------------------------------------------------------------------
user             jsmith                    Must be unique
pwd              smithsecret               If you do not know, or if you do not
                                           want to enter a unique value for
                                           every user, see the description for
                                           the pwd_chg_date field. (it's the
                                           last one)
profile          NM1SMITH/JOHN
first_name       John
middle_i         Q                         Optional
last_name        Smith
day_phone        (650) 614-6300
fax_phone        650-614-6390
home_phone       650-614-6300              Optional- only to reach the user
                                           after hours if necessary
email            redcarpet@itn.net         Optional
address          445 Sherman
city             Palo Alto
state            CA                        US users can enter only 2
                                           digit state codes
zip              94306
country          USA                       Optional- see description

cc_type          AX, VI, MC                Must be in 2 letter code

cc_num            number            16  credit card number                                            4252789809874432








cc_exp         alphanumeric          5  credit card expiration date-                                  12/99
company            text             64  Company Name                                                  Internet Travel Network




division       alphanumeric         32  Typically used to identify company group where travel is      Sales
                                        charged.

cost_ctr       alphanumeric         16  Typically used to identify cost center where travel is        West Coast Region
                                        charged. It may be a number or a name, depending on company protocol.
position           text             64  user's title or position in the company                       VP sales
seat               text              8  Enter the user preference:  window or aisle.  If the user     window
                                        does not use the seatmapping feature to select a seat, the system will automatically attempt to reserve a seat based
                                        on this preference.
depart             text              3  home airport- use the 3 letter code                           SFO
skill              text              8  This is a defined set:  expert or novice user?  Expert        expert
                                        users get a list of available seats (in code) when
                                        available flights are displayed.
co_num         alphanumeric         32  Company number                                                sale12343
dept_num       alphanumeric         32  department number                                             800
emp_no         alphanumeric         16  Enter the employee number if your company requires them.      JSM112
mail_stop      alphanumeric         64  Mail Stop:  building, suite, department, etc.                 Suite C
pickup_loc     alphanumeric         64  where the tickets are to be delivered                         Front desk
ta_auth_name       text             64  If your corporate travel policy requires the approval of a    Joe Travelboss
                                        travel authorizer to book itineraries, enter the name(s),
                                        employee number (if applicable) and email of the users'
                                        travel authorizer.  Otherwise leave them blank.

cc_num             If more than 15 digits are
                   entered, Excel converts them
                   into scientific notation.  To
                   prevent this, first select
                   the appropriate column.  Go
                   to the Format menu- select
                   Cells, then the Number tab.
                   Select "text" as the display
                   category.
cc_exp             must be in mm/yy format
company            Level 1 category in the Corp
                   dimension of the Global
                   Observer.  Consult your ITN
                   Sales Executive for further
                   information.
division           Level 2 category in the Corp
                   dimension of the Global
                   Observer
cost_ctr           Level 3 category in the Corp
                   dimension

position           Level 4 category
seat               This is a defined set: window
                   or aisle.  You can enter only
                   one of these two choices.

depart             Optional
skill              Optional- If filled in, there
                   are only two options

co_num             Optional
dept_num           Optional
emp_no             Optional
mail_stop          Optional
pickup_loc         Optional
ta_auth_name       Optional

ta_auth_emp_no       alphanumeric   32     employee # of the traveler's authorizer                       JTB1234
ta_auth_email        alphanumeric   64     If a travel authorizer is entered, you must enter their       jboss@yourcorp.com
                                           email.
cc_type_air              text        2     Optional air credit card:  if filled in, this card is for     MC
                                           air purchases
cc_num_air              number      16     air credit card number                                        0989123498700123
cc_exp_air           alphanumeric    5     air credit card expiration date                               mm/yy
cc_name_pers             text       64     name on credit card for personal use- this is optional        John Q. Adams
cc_type_pers             text        2     Optional personal cc:  If this is filled in, this card is     VI
                                           for personal itineraries that are not company related.
cc_num_pers             number      16     personal credit card number                                   3232000143436565
cc_exp_pers          alphanumeric    5     personal credit card expiration date                          mm/yy
meal                     text       16     The defined set is: standard, vegetarian, asian vegetarian,   vegetarian
                                           seafood, kosher, muslim, oriental (asian), hindu, low fat, low cholesterol, low protein, low sodium, gluten free, high fiber, diabetic, non-lactose, low purin, raw vegetarian,
                                           child, bland
ssr                      text       25     Special Service Request:  currently, there is only one        wheelchair request
                                           possible entry- wheelchair request.  If the user does not
                                           require a wheelchair, leave this field empty.
air_avail               number       2     maximum default # of flights per leg that is shown on the     10
                                           air availability page.  The defined set is: 5,10,15.
air_inst                 text       64     special instructions for airlines                             American Platinum Member
ff_carr.1            alphanumeric    2     frequent flyer airline- enter the name of the airline         AA
ffnum.1              alphanumeric   25     frequent flyer number                                         2255373470
ff_carr.2            alphanumeric    2     frequent flyer airline- enter the name of the airline         AA
ffnum.2              alphanumeric   25     frequent flyer number                                         2255373471
ff_carr.3            alphanumeric    2     frequent flyer airline- enter the name of the airline         AA
ffnum.3              alphanumeric   25     frequent flyer number                                         2255373472
ff_carr.4            alphanumeric    2     frequent flyer airline- enter the name of the airline         AA
ffnum.4              alphanumeric   25     frequent flyer number                                         2255373473
ff_carr.5            alphanumeric    2     frequent flyer airline- enter the name of the airline         AA
ffnum.5              alphanumeric   25     frequent flyer number                                         2255373474

ta_auth_emp_no      Optional
ta_auth_email
cc_type_air         Optional
cc_num_air          Optional
cc_exp_air          Optional
cc_name_pers        Optional
cc_type_pers        Optional
cc_num_pers         Optional
cc_exp_pers         Optional
meal                Optional-  Enter the user's
                    personal meal preference.
                    Use only the defined set.
                    Note that some carriers may
                    not offer all the examples
                    listed.
ssr                 Optional
air_avail           Optional- Leaving this blank
                    will default to 5
air_inst            Optional
ff_carr.1           Optional- If filled in, enter
                    the 2 letter code
ffnum.1
ff_carr.2           Optional- If filled in, enter
                    the 2 letter code
ffnum.2
ff_carr.3           Optional- If filled in, enter
                    the 2 letter code
ffnum.3
ff_carr.4           Optional- If filled in, enter
                    the 2 letter code
ffnum.4
ff_carr.5           Optional- If filled in, enter
                    the 2 letter code
ffnum.5

ff_carr.6            alphanumeric    2    frequent flyer airline-enter the name of the airline          AA

ffnum.6              alphanumeric   25    frequent flyer number                                         2255373475
car_size                 text        2    Enter the type of car that the user prefers.  This is a       EC
                                          defined set.  Options include:  mini, economy, compact,
                                          intermediate, standard, full size, premium, luxury,
                                          minivan, full van
car_category         alphanumeric    2    this is a defined set.  (2-door, 4-door, 2 or 4 door)         2-door
car_tranny               text       16    There are only two choices:  automatic or manual.  This is    Manual
                                          optional-leaving it blank will default to automatic.
car_avail               number       2    displays up to (10, 20, 30, 40) choices on the car            10
                                          availability screen.  The default is 10

car_inst                 text       64    special instructions for car rentals                          smoking and A/C
car_mem_co.1         alphanumeric    2    car vendor membership-Enter the name of the vendor.           ZE

car_mem_id.1         alphanumeric   25    car membership number                                         EF935C
car_mem_co.2         alphanumeric    2    car vendor membership-Enter the name of the vendor.           ZE

car_mem_id.2         alphanumeric   25    car membership number                                         EF935C
car_mem_co.3         alphanumeric    2    car vendor membership-Enter the name of the vendor.           ZE

car_mem_id.3         alphanumeric   25    car membership number                                         EF935C
car_mem_co.4         alphanumeric    2    car vendor membership-Enter the name of the vendor.           ZE

car_mem_id.4         alphanumeric   25    car membership number                                         EF935C
hot_avail                num         2    The maximum default number of hotels to display on the        12
                                          hotel availability screen.  The defined set is:
                                          3,6,9,12,15,18,21,24,27,30
hot_inst                 text      256    special instructions for hotel                                smoking room
hot_mem_co.1             text        2    hotel membership-Enter the name of the hotel chain            HY

hot_mem_id.1         alphanumeric   25    hotel membership number                                       23432
hot_mem_co.2             text        2    hotel membership-must enter the two letter code               HY

hot_mem_id.2         alphanumeric   25    hotel membership number                                       23433
hot_mem_co.3             text        2    hotel membership-must enter the two letter code               HY

hot_mem_id.3         alphanumeric   25    hotel membership number                                       23434
hot_mem_co.4             text        2    hotel membership-must enter the two letter code               HY

ff_carr.6            Optional-If filled in, enter
                     the 2 letter code
ffnum.6
car_size             Optional



car_category         Optional
car_tranny           Optional

car_avail            Optional-if filled in, it
                     should be the same for all
                     users.
car_inst             Optional
car_mem_co.1         Optional-If filled in, enter
                     the 2 letter code
car_mem_id.1
car_mem_co.2         Optional-If filled in, enter
                     the 2 letter code
car_mem_id.2
car_mem_co.3         Optional-If filled in, enter
                     the 2 letter code
car_mem_id.3
car_mem_co.4         Optional-If filled in, enter
                     the 2 letter code
car_mem_id.4
hot_avail            Optional


hot_inst             Optional
hot_mem_co.1         Optional-If filled in, enter
                     the 2 letter code
hot_mem_id.1
hot_mem_co.2         Optional-If filled in, enter
                     the 2 letter code
hot_mem_id.2
hot_mem_co.3         Optional-If filled in, enter
                     the 2 letter code
hot_mem_id.3
hot_mem_co.4         Optional-If filled in, enter
                     the 2 letter code

hot_mem_id.4         alphanumeric   25  hotel membership number                                       23435
ta_policy            alphanumeric   64  name of the assigned travel policy                            Upper Management policy

mgr_email.1          alphanumeric   64  email address to which copy of  itinerary is sent             manager@yourcorp.com
mgr_email.2          alphanumeric   64  email address to which copy of  itinerary is sent             travel_mgr@yourcorp.com
mgr_email.3          alphanumeric   64  email address to which copy of  itinerary is sent             finance@yourcorp.com
pass_country             text       32  country where passport was issued                             USA
pass_no              alphanumeric   32  passport number                                               120003004456
pass_exp             alphanumeric    8  passport expiration date                                      mm/dd/yy
visa_co.0                text       32  country for which a visa was issued                           Japan
visa_no.0            alphanumeric   32  visa number                                                   12349876
visa_exp.0               num         8  visa expiration date                                          mm/dd/yy
visa_co.1                text       32  country for which a visa was issued                           Germany
visa_no.1            alphanumeric   32  visa number                                                   12349877
visa_exp.1               num         8  visa expiration date                                          mm/dd/yy
visa_co.2                text       32  country for which a visa was issued                           France
visa_no.2            alphanumeric   32  visa number                                                   12349878
visa_exp.2               num         8  visa expiration date                                          mm/dd/yy
pwd_chg_date         alphanumeric   16  Password expiration date-  Entering a date here will          0
                                        require users to re-enter a password after the set time
                                        period.

hot_mem_id.4
ta_policy         Optional- enter only if the
                  user has an assigned policy.
mgr_email.1       Optional
mgr_email.2       Optional
mgr_email.3       Optional
pass_country      Optional
pass_no           Optional
pass_exp          Optional
visa_co.0         Optional
visa_no.0         Optional
visa_exp.0        Optional
visa_co.1         Optional
visa_no.1         Optional
visa_exp.1        Optional
visa_co.2         Optional
visa_no.2         Optional
visa_exp.2        Optional
pwd_chg_date      Optional- If filled in, enter
                  the same value for all users,
                  using the mm/dd/yy format.


                  If you don't want to enter passwords for every single user, enter a generic password for all users, and a zero in pwd_chg_date. This will expire the preset password immediately, meaning that each user must define their own passwords upon first use.

                                   EXHIBIT U


                      GT Standard Global Manager Agreement

                                   Exhibit U


                             To be mutually agreed.

                                   EXHIBIT V


                               Usage Report Types


                                      [_]
                                      v -

                                   EXHIBIT V
                                   ---------


                               Usage Report Types


Examples of the following currently provided usage reports are also attached:

1.  Daily Site Traffic Report via Email to Travel Administrator
2.  Online Trip Statistics Reporting (updated every 24 hours)
3.  Online Access Statistics Reporting (updated every 24 hours)
4.  Online Airline Statistics Reporting (updated every 24 hours)

                                   EXHIBIT W


                                Escrow Agreement

                                   EXHIBIT X


                          Bug Classification Protocols

                                   EXHIBIT X
                                   ---------



                    GetThere.com Bug Classification Protocol


GetThere.com uses an internally developed online bug tracking system for handling the status of bugs as they are reported, logged and tracked. The system is available to all employees of GetThere.com through the internal
corporate intranet site whether on-site or remote.   The system permits the user
to log-in, enter the bug, describe the bug, describe how to reproduce the bug and categorize the bug by priority, customer and status. The user can log-in at any time and see the status of the bug that they reported. An email is automatically generated and sent to the individual who originated the bug.

The system permits five different "states" of bug reports:

1.   open
     The initial state of a bug report. This means the PR has been filed and the responsible person(s) notified.
2.   analyzed
     The responsible person has analyzed the bug. The analysis should contain a preliminary evaluation of the bug and an estimate of the amount of time and resources necessary to solve the bug. It should also suggest possible workarounds.
3.   feedback
     The bug has been solved, and the originator has been given a patch or other fix. The bug report remains in this state until the originator acknowledges that the works.
4.   closed
     A bug report is closed only when any changes have been integrated, documented, and tested and the submitter has confirmed the solution.
5.   suspended
     Work on the bug has been postponed. This happens if a timely solution is not possible or is not cost-effective at the present time. The bug report continues to exist, though a solution is not being actively sought. If the problem cannot be solved at all, it should be closed rather than suspended.

The system permits three different "states" of bug severity:

1.   critical
     The product, component or concept is completely non-operational or some essential functionality is missing. No intermediate workaround is known.
2.   serious
     The product, component or concept is not working properly or significant functionality is missing. Problems that would otherwise be considered "critical" are rated "serious" when a workaround is known.
3.   Non-critical
     The product, component or concept is working in general, but lacks features, has irritating behavior, does something wrong, or doesn't match its documentation.

The system permits three different "states" of bug priority [the default value is "medium":

1.   high
     A solution is needed as soon as possible.
2.   medium
     The bug should be solved in the next release.
3.   low
     The problem should be solved in a future release.

                                   EXHIBIT Y


                             AXP Security Protocols

                                   SCHEDULE 7

AXP Security Protocol

Information Security Audits and Disclosures
-------------------------------------------

GetThere.com shall allow AXP to conduct periodic inspections, audits and tests of the Service's logical and physical systems and processes to assess gaps between existing Service implementation and AXP Information Security Standards for implementation.


GetThere.com agrees to comply with all reasonable recommendations that result from such future inspections, audits and tests within a reasonable timeframe.


GetThere.com shall allow both scheduled and unscheduled on-site inspections by AXP. Such inspections would cover all material aspects of the Service and Systems, including design and operations as well as overall physical security.


GetThere.com shall allow AXP to conduct periodic Attack & Penetration tests on the Service Website(s), to ensure that the Website(s) is implemented securely. These tests will not involve denial of service attacks, or damage to server configurations. Should GetThere.com decide to host the site, or components of the site, at a 3rd party hosting vendor, GetThere.com must ensure that AXP continues to have the right to conduct such tests. Both GetThere.com and any hosting vendor will agree in advance to the test, and will be notified in advance of the approximate date/time range when the test would occur.

GetThere.com shall document and provide to AXP copies of all internal security policies and standards (including escalation procedures for non-compliance) for AXP review upon execution of this contract or amendment.

GetThere.com shall provide to AXP a copy of the most recent third party data processing audit or review, as conducted by GetThere.com's external auditors. In addition, GetThere.com shall provide to AXP copies of any related data processing audits from their internal auditors.

GetThere.com shall provide to AXP a copy of its disaster recovery plan for each location handling AXP business, including the location of its recovery sites.

Information Security Requirements
---------------------------------

GetThere.com agrees to comply with the following Information Security Requirements, which are a result of inspections, audits and tests conducted during due diligence related to this Agreement.


1.  All AXP data stored on database servers must be encrypted.


2. GetThere.com will transfer AXP data across the internet only when using an approved encryption system. GetThere.com will incorporate SSL security on Service registration form and login.

3. GetThere.com will back-up and store AXP data in a secure offsite location for Disaster Recovery purposes.

4.  GetThere.com will implement triple dez encryption to protect passwords.

5. In incidents where a customer forgets his/her password, GetThere.com will reset the password with a GetThere.com created one and transmit a new password (not an existing User password) to User. GetThere.com will ensure that proper training and procedures are implemented relating to password re-setting.

6. Per NASD regulatory requirements, GetThere.com will keep on file real-time quote registration information including: name & address, phone number, email address, username & password.

7. Shortly after Service Release Date, GetThere.com and AXP will review the need for additional security measures relating to SMTP mail services and three tier architecture, and GetThere.com will make any mutually agreed upon system modifications to address security gaps in these areas.

8. GetThere.com agrees to consider the following AXP Information Security Standards in the design and development of Service logical and physical systems and processes.

AXP Information Security Standards
----------------------------------

All AXP customer information must be stored in a physically and logically secured environment that protects it from unauthorized access, modification, theft, misuse and destruction.

 .   GetThere.com shall maintain an adequate level of physical security controls over the facility including, but not limited to, appropriate alarm systems, access controls (including off-hours controls), visitor access procedures, security guard force, fire suppression, video surveillance, and staff egress searches.

 .   GetThere.com shall maintain an adequate level of data security controls including, but not limited to, logical access controls including user sign-on identification and authentication, data access controls.(e.g. password protection of AXP applications, data files, and libraries), accountability tracking, anti-virus software, secured printers, restricted download to disk capability, and provision for system backup.

GetThere.com shall maintain an adequate level of controls in configuring and operating voice systems, especially as regards fraudulent use of 800 numbers, PBX switches, and other voice networks.

GetThere.com shall maintain an adequately secured and environmentally controlled computer room facility, with access restricted to only approved staff.

GetThere.com shall ensure at each site that no shared environments exist with other businesses for all WANs, LANs, network connections, dial-up connections, DASD, distributed systems, or any other computer systems and that appropriate data controls are implemented.

GetThere.com shall maintain controls to ensure that AXP data is modified only by individuals who are explicitly authorized to change the data as per AXP instruction.

GetThere.com shall ensure that AXP data is not be used for personal benefit or the benefit of a third party.

GetThere.com shall maintain a set retention period for all security data or events (i.e., reports).

GetThere.com shall provide AXP with access to Service Website usage log files, including a monthly summary report including common Service usage metrics such as visits, pageviews, links, and other information reasonably requested by AXP.

All critical applications supporting AXP business, as jointly determined by AXP and GetThere.com, will undergo a valid and documented test of GetThere.com's disaster recovery plan at least annually. GetThere.com shall provide a summary of the results of these tests to AXP.

GetThere.com agrees to cooperate fully with AXP in any investigations of possible fraudulent activity by GetThere.com's employees.

                                   EXHIBIT Z

                                 Press Release

  Media Contacts:          Melissa Abernathy                   Dan Toporek
                           American Express                    GetThere.com
                           212-640-5060                        650-614-6335
                           melissa.abernathy@aexp.com          dtoporek@itn.net

DRAFT #6
--------

                    AMERICAN EXPRESS AND GETTHERE.COM FORM
                    ---------------------------------------

    STRATEGIC ALLIANCE TO PROVIDE ONLINE CORPORATE TRAVEL BOOKING SOLUTIONS
    -----------------------------------------------------------------------

         American Express to Offer Customized Version of GetThere.com's ITN Global Manager(TM); Makes Equity Investment in GetThere.com

NEW YORK - August XX, 1999 - American Express and GetThere.com, formerly Internet Travel Network, today announced a strategic alliance to accelerate the growth of business-to-business e-commerce in the travel management industry. As part of the agreement, American Express has made a minority investment in GetThere.com.

     American Express and GetThere.com will immediately begin developing a customized version of GetThere.com's ITN Global Manager to be fully integrated into American Express' U.S. corporate travel operations and into its recently announced desktop portal for corporate expense management, American Express @ Work. By early next year, American Express plans to begin offering this customized version of the product, including several unique features developed by American Express, to corporations of all sizes in the U.S., with customization for international clients to follow later in the year.

     Both companies pioneered the development of corporate online travel booking, and each has achieved a leadership position in the marketplace. The alliance is expected to strengthen their positions in the business-to-business e-commerce arena, which Forrester Research estimates will reach $1.5 trillion by 2003, with travel representing $38 billion.

     "American Express is pleased to expand our corporate customers' options for integrated, interactive travel reservations with the addition of GetThere.com's innovative online booking technology," said Ed Gilligan, President, American Express Corporate Services. "With our investment in GetThere.com, which has a proven track record in delivering technology, we have a stake in future development of the kinds of products and features our customers want."

     "GetThere.com is driving to make Web-based travel booking the standard model for corporations, as well as small and medium-sized businesses," says Gadi Maier, CEO and President of GetThere.com. "Combining the American Express brand with GetThere.com technology is a milestone in the online business travel marketplace. As a team, we can make our services available to businesses of all size and expand into new global markets to successfully capitalize on the business-to-business electronic commerce opportunity."

     American Express is a global provider of corporate expense management services for travel and purchasing, operating one of the world's largest corporate travel agency networks and issuing more commercial cards than any other card issuer. Its corporate travel online booking solution, AXIsm Travel, launched in 1997, is currently in use by more than 250 corporations, with more than 350,000 registered users.

     GetThere.com, formerly Internet Travel Network, developed the first Web-based corporate travel booking system as a firm specializing in high-tech travel solutions for corporations, airlines and other business partners.

     American Express Expands Internet Offerings

     Recently, American Express has expanded its Internet offerings for both its consumer and corporate customers and has made investments in several Internet companies whose products and services enhance American Express' product lines.

     American Express recently unveiled its prototype for a Web-based desktop portal -- American Express @ Work -- to provide its business customers with the ability to manage all their travel- and purchasing-related activities within a single, simple-to-use interface that can be customized at the company level and personalized for each user. American Express also offers XMS/AXtm, an automated expense reporting solution with an integrated travel data feed. It is also developing seamless interoperability for its Corporate Purchasing Card program with six of the leading business-to-business electronic purchasing systems.

About GetThere.com
------------------

     GetThere.com is a leading provider of online business-to-business travel procurement services. As Internet Travel Network, the company launched its first World Wide Web-based traveler reservation system in 1995, and developed the first Web-based corporate travel product line serving corporate customers in 1996. GetThere.com clients include many of the world's leading corporations and travel service suppliers, including

United Airlines, Toyota, Nabisco, Nike, Texas Instruments, Credit Suisse First Boston, Procter & Gamble, CNN Interactive, iVillage and Rough Guides.

     Taking advantage of opportunities created by the Internet, GetThere.com helps organizations save money and gain efficiencies for businesses by customizing E-commerce services. For more information, check out GetThere.com's Web site at www.GetThere.com.
            ----------------

About American Express
----------------------

     American Express operates one of the largest global travel agency networks, recording $19.9 billion in worldwide travel sales in 1998. Through its Corporate Services group, the company counts over 70 percent of the Fortune 500 as customers of its Business Travel, Corporate Card and Corporate Purchasing Card programs. For more information on its full range of products and services, please visit the website: www.americanexpress.com/corporateservices.

     The American Express Company is a diversified worldwide travel, financial and network services company founded in 1850. It is a leader in charge and credit cards, Travelers Cheques, travel, financial planning, investment products, insurance and international banking.

                                     # # #

                                   Exhibit AA


                                  Competition

                                  Competition



Card Companies

  -Visa
  -MasterCard
  -Discover
  -Diners Club
  -AT&T Universal Card

Top 10 Bank Card Issuers (partial list)

  -Citibank
  -Chase
  -MBNA
  -First Bank

Top 10 Business Travel Agencies (partial list)

  -Carlson Wagonlits
  -Rosenbluth
  -BTI

                                   Exhibit BB


                           GT Disaster Recovery Plan

Author:   Norm Stein     Get There.com

Date:     9/16/99

                               Table of Contents

1  OVERVIEW                                                         161

1.1  Goals                                                          161

1.2  Requirements                                                   161

1.3  Audience                                                       161

1.4  Scope                                                          161

2  ENGINEERING SOLUTIONS AND STRATEGIES                             161

2.1  Geographic Redundancy                                          162

2.2  Network Redundancy                                             162
  2.2.1  Network Service Providers                                  162

2.3  Preventive Maintenance                                         163

2.4  Web Servers and Web Software                                   163
  2.4.1  Restore Web Servers to Operation                           163

2.5  Database Servers                                               164
  2.5.1  Restore Oracle Database Servers to Operation               164
  2.5.2  Magnetic Tape Backup System                                165

2.6  Computer Reservation Systems                                   165

2.7  Phased Approach to Disaster Recovery                           165

3  DISASTER SCENARIOS                                               166

3.1  Power Failures                                                 166

3.2  Security                                                       166

3.3  Natural Disasters                                              166

4  BIBLIOGRAPHY                                                     166

Overview

Original document created by Norm Stein for GetThere.com. Additional documents are cited in the Bibliography.

Goals


Anticipate and prepare for catastrophic failures, human and natural disasters. Develop a coherent disaster recovery and prevention plan for our company and our clients.

Requirements


1. Maintain operational service level agreements (SLA) under normal and extreme conditions.
2.  Anticipate and prevent failures before they occur.
3. Mitigate failures by designing fail safe redundancy into each engineering design.
4. Cope rapidly and effectively with natural and human caused disasters. Minimize down time. Restore client access to their data as quickly as possible.
5. Ensure the personal safety of all employees while maximizing client data integrity.


Audience


This document is intended for GetThere.com senior executives, managers, engineers, and key sales and support personnel. Contents or excerpts are supplied to select clients under non-disclosure agreements (NDA) as requested. Documents cited in the bibliography are available from the company by request.

Scope


Identify probable disaster scenarios and explain engineering solutions in place to mitigate concomitant failures. Provide a clear recovery path for emergencies that exceed engineering limits.

While voice, speech and telephones are discussed, emergency telephone procedures are outside the scope of this document. This document focuses primarily on data production and integrity.

Engineering Solutions and Strategies

Production data centers, network operations centers, and regional call centers are designed with multiple layers of redundancy to reduce or eliminate points of failures and unscheduled down time. These redundant layers form a powerful tool to cope with many common disaster scenarios.

Geographic Redundancy


Global strategy includes dual redundant production data centers located in Santa Clara, California, and in Sterling, Virginia. Once the conversion to Oracle is complete the two production data centers will be synchronized within five minutes with replicated data. The data centers are designed to function between 30% to 50% of rated capacity so that if one center is removed from production, the other will be able to handle the entire load.

The customer call centers are also dispersed geographically to improve national and international coverage and limit vulnerability to widespread disaster. Ultimate capacity is planned at no more than 50% anticipated peak call load so that one center can automatically respond to all calls in the event that a call center becomes unreachable but telephone switches are working. See section below on service providers (SP). Customer call volume can increase dramatically during a crisis. Peak call overflow and redundancy techniques are addressed in a separate document.

Network Redundancy


The Santa Clara data center network was designed for maximal redundancy. Single points of failure were identified and eliminated/1/. Capacity is planned to maintain peak traffic loads below 30% of the available throughput. Each component in the critical path has a mirror image kept at constant readiness through dedicated trunk lines and hot standby routing protocol (HSRP) updates. The main routers and switches are doubly redundant with duplicate critical components including dual power supplies attached to different power sources, duplicate supervisor and routing modules, and duplicate hot and cold spare blades for network connections/2/.

Every component that can be duplicated in the network hardware has been configured for maximal redundancy and fail over. Where the network device is monolithic; i.e., without redundant components such as the PIX Firewall, the device itself is duplicated and configured with a primary and secondary unit.
In fact, all the critical path network components both monolithic and internally redundant are duplicated.

Figure xx.xx illustrates the dual redundant network paths currently in the Santa Clara data center. If a router or switch fails, its mate senses the condition and the hot standby unit automatically becomes the primary. Proper fail over and redundancy limits are tested each quarter during a scheduled maintenance period.

The internal operating system IOS configurations are written to disk on a central operations server which itself is backed up during regular scheduled daily tape backups. In the event of a catastrophic equipment failure, a replacement unit can be installed and configured in a few hours restoring automatic redundancy. Similar methods are used to a new data center.

Network Service Providers


Redundancy among network service providers (NSP) not only lends itself to disaster preparedness but also improves customer response while reducing dependency on a single provider. The Santa Clara and Sterling, VA, data centers are connected directly to the Exodus

_________________________

/1/ Refer to Single Points of Outright Failure (SPOOF) authored by G.T. Chen.
             ----------------------------------
/2/ Blades are special zero insertion force (ZIF) cards with myriad receptors called ports to accept network connections. A "hot" spare is plugged in, powered on, and configured. A cold spare is in the same environment but inactive.

network backbone. Each data center also has a separate redundant high capacity telco data connection to the GTE network backbone. If the Exodus backbone experienced a catastrophic service interruption, business would continue over the alternate NSP until service was restored.

All critical connections among remote centers have a redundant path. Redundant path specification at the WAN level is controlled by the Border Gateway Protocol
(BGP). BGP follows preferred routes until there is a signal failure where it reroutes to the next reliable path.

Preventive Maintenance


Periodic and planned maintenance inspections (PMI) improve up time performance while providing an up to date picture of the current operating environment. GetThere.com is unusual in that the engineer on point for 24/7 support also completes the daily operational checklist.

[_] A critical systems checklist is completed daily by the 24/7 support engineer.

[_]  Network and server performance is monitored robotically around the clock.

[_] Weekly non-invasive tests gather data from servers, network devices, and log files.

[_] All production files that are not already duplicates are saved to tape each day.

[_] Critical network component fail over, redundancy, and recovery are tested quarterly.

[_] CRS CSU/DSU "modems", dedicated customer communication lines, temperature, humidity, voice switching, and other facility factors are inspected daily by trained technicians.

[_] Remote data centers are monitored from headquarters using a variety of software and hardware monitoring techniques./3/


All electronic equipment mounts in rigid, secured standard dimension racks. The racks are braced for tremors, vibration, and motion in three dimensions. Cables run primarily in overhead troughs to minimize traffic under the floorboards.
The racks, the equipment bolted to the racks, and the patch panel connections to the equipment are numbered, uniquely identified and stored in an equipment inventory database along with identifying serial numbers, maintenance contract numbers and maintenance contact information.

In the event of a catastrophic equipment loss, the hardware inventory database records become the main tracking and replacement template for each data center.

Web Servers and Web Software


Web servers employ a clone redundancy strategy "safety in numbers". The operating systems are prefabricated copies equipped with updated patches and monitoring tools. The application software is maintained and distributed from a central secure source library that also provides the reference set to monitor file changes on each web server. The same central server supervises server software synchronization across the web server pools. The original frozen software

________________________

/3/ Reference System and Network Monitoring Software Design, by N.E. Stein.
              ---------------------------------------------
source tree and all updated files are stored at headquarters and duplicated through the "wrelease" web server.

All production web servers are pooled. A certain number of servers, adjusted dynamically under changing load conditions, in each pool are expendable. All production web servers are identical clones kept current with automated synchronization software. This means that an active server can become a member of any pool -- public carrier, corporate, special - as needed. Pool assignment, secure ports, server load balancing, user connections, and failure sensing coupled with automatic disable are maintained by the local directors. Every few minutes the primary local director state is duplicated in the hot standby local director over a high speed trunk.

Each web server has dual-homed network interface cards (NIC) attached to separate redundant enterprise fast Ethernet switches. Sensing software monitors the network interfaces and automatically switches to the primary channel. This system solves the local problem of a failed network connection and the larger scenario of major network fail over. See figure xx.xx. Combined with the redundant network and NSP paths described above, the web user enjoys full redundancy from the Internet to our web server.


Restore Web Servers to Operation

Web server synchronization methods are documented in Software Synchronization
                                                     ------------------------
and Release Design document.
------------------

Database Servers


Database servers use hybrid redundancy patterns and rely on daily tape backups to safeguard data records. Every database record modified since the last cycle is backed off to tape daily and the entire file system image is backed up weekly and stored. The database operating system disks are built on RAID1 software mirrors. All database file systems are built on redundant RAID5 parity sets or RAID1 mirrors. The RAID disks arrays are equipped with dual power supplies attached to separate power sources, dual independent RAID controllers connected to separate console ports, and contain hot spare disks.

The Oracle database servers are linked by fiber channel to dual redundant EMC mass storage devices. The HP servers are redundant in every feasible way including multiple power supplies, multiple CPUs, duplicated I/O controller cards including quad fast Ethernet and fast wide differential SCSI, mirrored system disks, and automatic network fail over. An identical secondary server matches the primary database server. Eventually, the data will be replicated on an identical infrastructure in the East Coast data center.

GLOM database servers are identical clones at the system level but house unique records on RAID5 disk arrays described above. Records are backed up to hot spare systems and to magnetic tape each day.

Restore Oracle Database Servers to Operation


Reference the GLOM Survival Guide and Oracle Database Survival Guide.
              -------------------     ------------------------------

Magnetic Tape Backup System

Like the equipment it serves, the tape backup system is itself highly redundant. The Santa Clara data center is equipped with dual StorageTek 9730 tape libraries either of which can backup the entire data center in a few hours. Each tape library has multiple tape drives connected to separate control computers. Veritas Netbackup software runs on both servers and on the client computers.

Headquarters data center contains an identical tape library and master database capable of backing up a remote data center over the network or restore a file from tape in the event of an emergency. The East Coast data center will be equipped with a larger tape library capable of holding several hundred DLT IV tapes ensuring long backup cycles without changing tapes or operator intervention.

Tapes are rotated in a long schedule to maximizes integrity and minimize lost files. Each quarter a complete backup image is archived. Once the tapes are encrypted they will be stored off site in secure fireproof safes.

Computer Reservation Systems


Computer reservation systems (CRS) follow the telco redundancy strategy to avoid single points of failure. CRS providers that employ the Transport Control Protocol / Internet Protocol (TCP/IP) have redundant lines to different data centers to ensure connectivity in the event a line, CSU/DSU, cable, or router fails. Galileo Apollo supports TCP/IP with redundant connections to the Santa Clara and Sterling data centers. Traditional CRS connections are managed in groups terminated on multiple protocol cards for redundancy.

If the remote CRS central server fails at the provider, GetThere.com opens a trouble ticket and help them troubleshoot their failure.

Past the telco connection level, the CRS uses multiple servers to improve redundancy. Future software engineering is required to extend redundancy to the TA and MX servers.

Phased Approach to Disaster Recovery


Phase 1
As part of GT's data center operations, the company agrees to replicate its database onto a redundant database server and RAID system within its West Coast Data Center. In addition GT agrees to do separate nightly tape backups of the data and store them on at least one system at its West Coast Data Center and store a second set at its Menlo Park Headquarters. GT agrees that all this will be operational within 30 days of signing the agreement.

Phase 2
GT agrees to host a redundant database server, RAID and tape backup systems at its East Coast Data Center. The system in the East Coast will replicate the Data present on an identical server set up on the West Coast. GT agrees to have this operational by March 31st, 2000 or earlier, if possible.

Phase 3

GT agrees to host a full version (perhaps scaled down) of it West Coast Data Center on the East Coast, including application, web and database servers, along with a duplicate version of its fault tolerant network design. The system will exhibit all the same basic capabilities as the West Coast Data Center but at a lower transaction capacity. GT can agree that it will be able to support up to 50% of all AXP's traffic at the time the center goes live. The Data Centers will work in a fault tolerant environment so that traffic can be redirected in the event of a major disaster. The timing on Phase 3 is to be left up to the discretion of GT. Obviously, GT would like to see it happen as soon as AXP, but the mitigating circumstances are primarily of a financial nature as there is still a lot of room for additional capacity at GT's West Coast Data Center.

Disaster Scenarios

Power Failures


All GetThere.com data centers operate on uninterruptible power supplies (UPS) conditioned through surge protection filters. The UPS batteries are constantly charged by municipal alternating current (AC). The UPS units are duplicated for redundancy and to extend the operating period during a power failure. In the event that municipal power fails, the UPS supplies normal operating power to all production equipment until the external generators come on line. The generators are designed to run indefinitely with refueling until municipal power is restored or the data center is gracefully shut down.

Security


Denial of service (DOS) attacks are increasingly common along with other unauthorized hacking attempts. GetThere.com treats these incidents with the utmost severity. We guard against denial of service attacks with similar techniques as those arrayed against data theft and system hacking. While a complete discussion of network security exceeds the scope of this document, the network layers that provide redundancy also represent increasingly hardened defensive layers against DOS attacks. Our systems group monitors usage logs on all essential components on a daily basis.

The data centers are physically secure behind multiple security layers. Only vice presidents and above are allowed access to the operations center. The production data centers are in locked buildings patrolled by security guards and monitored by cameras and motion detectors. The equipment is located in locked security cages within locked rooms. The buildings are seismically reinforced. All GetThere.com equipment rooms are located on the ground floor.

Natural Disasters


In the event of a serious wide spread natural calamity such as a hurricane, flood, or major earthquake the geographical redundancy described above ensures connectivity to an alternate region outside the disaster area.

Bibliography

Stein, Norman Edward; System Monitoring Software Design; August 1999.
                      ---------------------------------
Ibid.; Operations Maintenance Policy; September, 1999.
       -----------------------------

Chen, George Thomas; Single Points of Outright Failure; August 1999.
                     ---------------------------------
Ibid., with Al Whaley;  GLOM Survival Guide; March, 1999.
                        -------------------
Ibid.;  CRS Survival Guide; February, 1999.
        ------------------ ----------------
Ibid.;  Production Equipment Inventory;  July, 1999.
        --------------------------------------------
Cocquyt, Fletcher;  "Wrelease" Software Synchronization and Release Design ;
                    ------------------------------------------------------
August, 1999.
Ibid., with Norm Stein;  Scheduled Backup and Restore Procedures;  September,
                         ---------------------------------------
1999.

                                  Exhibit CC


                              Transition Services

                                  Exhibit DD


                              Current CRS System

Current CRS Systems

GT currently supports its full range of functionality across the 5 major Global Distribution System Platforms:

Amadeus
The Information Management Services Agreement between Amadeus and GT provides GT access into the System1/Amadeus Computer Reservation System. The contract provides this access and leases for dedicated communications circuits into the
Amadeus Reservation System.   The term of the contract was 3 years and expires
on January 11, 2001.

Apollo & Galileo
The Subscriber Services Agreement between Galileo/Apollo and GT provides GT access into the Apollo and Galileo Computer Reservation System. The contract provides this access and leases for dedicated communications circuits into the Galileo and Apollo Reservation System. The term of the contract expires on June 30, 2001.

Sabre
GT has no working agreement at this time with Sabre. GT's software supports transactions processed through Sabre's CRS system for several customers, but there is no formal agreement between the two companies.

Worldspan
The Service and License Agreement between Worldspan and GT provides GT access into the Worldspan Computer Reservation System. The contract provides this access and leases for dedicated communications circuits into the Worldspan Reservation System. The term of the contract is 3 year, expiring on October 4, 2000.

                                     -161-